                                                                    EXHIBIT 99.2

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                              WWW.FLSB.USCOURTS.GOV

IN RE:                              SECTION     (CHAPTER 11)
                                    SECTION
ATLAS AIR WORLDWIDE HOLDINGS,       SECTION     CASE NUMBERS 04-10792-BKC-RAM
INC., ATLAS AIR, INC.,              SECTION     THROUGH 04-10796-BKC-RAM
POLAR AIR CARGO, INC.,              SECTION
AIRLINE ACQUISITION CORP. I, AND    SECTION     (JOINTLY ADMINISTERED UNDER
ATLAS WORLDWIDE AVIATION            SECTION     CASE NUMBER 04-10792-BKC-RAM)
LOGISTICS, INC.                     SECTION
                                    SECTION
DEBTORS.                            SECTION

--------------------------------------------------------------------------------
      FIRST AMENDED DISCLOSURE STATEMENT UNDER 11 U.S.C. SECTION 1125 IN SUPPORT OF THE DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN
--------------------------------------------------------------------------------

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION UNDER BANKRUPTCY CODE SECTION 1125(b) FOR USE IN THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE CHAPTER 11 PLAN DESCRIBED HEREIN. ACCORDINGLY, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT ARE NOT INTENDED TO BE, AND SHOULD NOT IN ANY WAY BE CONSTRUED AS, A SOLICITATION OF VOTES ON THE PLAN, NOR SHOULD THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT BE RELIED ON FOR ANY PURPOSE BEFORE A DETERMINATION BY THE BANKRUPTCY COURT THAT THE PROPOSED DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION.

BERGER SINGERMAN, P.A.                                 HAYNES AND BOONE, LLP
200 SOUTH BISCAYNE BLVD, SUITE 1000                    1221 MCKINNEY, SUITE 2100
MIAMI, FLORIDA 33131                                   HOUSTON, TEXAS 77010
TELEPHONE: (305) 755-9500                              TELEPHONE: (713) 547-2000
FACSIMILE: (305) 714-4340                              FACSIMILE: (713) 236-5490

Dated: May 27, 2004                                    ATTORNEYS FOR DEBTORS

                                TABLE OF CONTENTS

ARTICLE I INTRODUCTION ............................................................................      1
   A.  Summary of Distributions Under the Plan ....................................................      1
   B.  Filing of the Debtors' Bankruptcy Cases ....................................................      3
   C.  Purpose of Disclosure Statement ............................................................      3
   D.  Hearing on Confirmation of the Plan ........................................................      5
   E.  Sources of Information .....................................................................      5

ARTICLE II EXPLANATION OF CHAPTER 11 ..............................................................      6
   A.  Overview of Chapter 11 .....................................................................      6
   B.  Plan of Reorganization .....................................................................      6

ARTICLE III VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS .......................................      7
   A.  Ballots and Voting Deadline ................................................................      7
   B.  Special Procedures for Purchasing Subscription Stock .......................................      8
   C.  Special Procedures for Ballots of Holders of Senior Notes ..................................      8
   D.  Claimholders Entitled to Vote ..............................................................      9
   E.  Bar Date for Filing Proofs of Claim ........................................................     10
   F.  Definition of Impairment ...................................................................     11
   G.  Classes Impaired Under the Plan ............................................................     11
   H.  Vote Required for Class Acceptance .........................................................     12
   I.  Information on Voting and Ballots ..........................................................     12
       1. Transmission of Ballots to Claimholders and Interestholders .............................     12
       2. Ballot Tabulation Procedures ............................................................     12
       3. Execution of Ballots by Representatives .................................................     15
       4. Waivers of Defects and Other Irregularities Regarding Ballots ...........................     15
       5. Withdrawal of Ballots and Revocation ....................................................     15
   J.  Confirmation of Plan .......................................................................     16
       1. Solicitation of Acceptances .............................................................     16
       2. Requirements for Confirmation of the Plan ...............................................     17
       3. Acceptances Necessary to Confirm the Plan ...............................................     18
       4. Cramdown ................................................................................     19

ARTICLE IV BACKGROUND OF THE DEBTORS ..............................................................     19
   A.  Description of Debtors' Business ...........................................................     19
       1. Background ..............................................................................     19
       2. Growth of Atlas .........................................................................     20
       3. Service Types ...........................................................................     20
       4. Government Regulation ...................................................................     22
       5. Labor ...................................................................................     23
       6. Integration of Atlas and Polar ..........................................................     23

   B.  Corporate Information and Debtors' Relationship to Subsidiaries and
        Affiliates ................................................................................     24
       1. The Debtors .............................................................................     24

       2. Corporate Structure                                                                           24
       3. Relationship to Affiliates and Related Entities .........................................     25
   C.  Current Officers and Directors of Debtors ..................................................     26
       1.  Officers and Directors of Holdings ................................................... .     26
       2.  Officers and Directors of Atlas ...................................................... .     26
       3.  Officers and Directors of Polar ........................................................     27
       4.  Officers and Directors of Acquisition ..................................................     27
       5.  Officers and Directors of Logistics ....................................................     27
   D. Events Leading to Chapter 11.................................................................     27

 ARTICLE V ASSETS AND CAPITAL STRUCTURE ...........................................................     28
   A.  Overview ...................................................................................     28
   B.  Scheduled Assets and Liabilities ...........................................................     29
   C.  Assets .....................................................................................     29
       1.  Aircraft ...............................................................................     29
       2.  Facilities .............................................................................     29
   D.  Holdings - Liabilities and Equity ..........................................................     30
       1.  GECAS Loan .............................................................................     30
       2.  Guaranty of Atlas and Polar Leases .....................................................     30
       3.  Guaranty of Aircraft Credit Facility and AFL III Credit Facility. ......................     30
       4.  Common and Preferred Stock .............................................................     30
   E.  Atlas - Liabilities ........................................................................     31
       1.  Aircraft Credit Facility ...............................................................     31
       2.  AFL III Credit Facility ................................................................     31
       3.  Senior Notes ...........................................................................     31
       4.  EETC Transactions ......................................................................     32
       5.  Other Atlas Financings .................................................................     35
       6.  Atlas Guaranty of GSS Loan .............................................................     36
   F.  Polar Financing ............................................................................     37
       1.  Off Balance Sheet Financing Arrangements ...............................................     37
       2.  Polar Guaranty of GECAS Loan ...........................................................     37

ARTICLE VI FINANCIAL INFORMATION ..................................................................     38
   A.  Restatement of Historical Financial Statements .............................................     38
   B.  Historical Financial Statements ............................................................     38

ARTICLE VII LEGAL PROCEEDINGS .....................................................................     39
   A.  Shareholder Litigation .....................................................................     39
       1.  Shareholder Derivative Actions .........................................................     39
       2.  Securities Class Action Complaints .....................................................     39
   B.  SEC Investigation ..........................................................................     40
   C.  Other Litigation ...........................................................................     40
   D.  Avoidance Actions ..........................................................................     42

ARTICLE VIII POST-BANKRUPTCY OPERATIONS AND SIGNIFICANT EVENTS
IN BANKRUPTCY .....................................................................................     43
   A.  Post-Bankruptcy Operations .................................................................     43
   B.  First Day Orders ...........................................................................     43
   C.  Creditors Committees .......................................................................     44
   D.  Employment of Professionals ................................................................     45
   E.  Schedules and Statement of Financial Affairs ...............................................     46
   F.  Other Significant Actions ..................................................................     46
       1.   Section 1110 Stipulations .............................................................     46
       2.   DIP Credit Facility ...................................................................     48
       3.   EETC Deferred Rent DIP ................................................................     49
       4.   Trading in Claims and Equity Interests ................................................     50
       5.   Appeal of Orders Approving DIP Financing Agreements ...................................     50
       6.   Motion for Substantive Consolidation ..................................................     50
       7.   Intercompany Litigation ...............................................................     50
       8.   Approval of Fourth Amendment to EETC Restructuring Agreements .........................     51
       9.   Adversary Proceeding Against the Class B and Class C Pass Through
             Trustees under the EETC Transactions .................................................     51
   G.  Global Settlement of Litigation Among the Debtors, Atlas Committee and Polar
       Committee ..................................................................................     52
   H.  Summary and Reconciliation of Filed Claims .................................................     56

ARTICLE IX DESCRIPTION OF THE PLAN ................................................................     58
   A.  Introduction ...............................................................................     58
   B.  Designation of Claims and Equity Interests/ Impairment .....................................     58
   C.  Treatment of Claims and Interests ..........................................................     60
       1. Treatment of Unclassified Claims ........................................................     60
       2. Classification and Treatment of Classified Claims and Equity Interests.. ................     62
   D.  Assumption and Rejection of Executory Contracts Under the Plan .............................     69
   E.  Releases and Exculpation Under the Plan ....................................................     71

ARTICLE X MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN ......................................     72
   A.  Introduction ...............................................................................     72
   B.  Continued Corporate Existence. .............................................................     72
   C.  Intercompany Claims ........................................................................     72
   D.  The Closing ................................................................................     73
       1. Execution of Documents and Corporate Action. ............................................     73
       2. Execution of Definitive Documents contemplated by the Final
           Restructuring Agreements ...............................................................     73
       3. Cancellation of Existing Securities. ....................................................     73
       4. Authorization and Issuance of New Common Stock; Listing on Securities
           Exchange or Quotation System ...........................................................     74
       5. Registration Rights Agreement. ..........................................................     74
       6. Execution and Issuance of Any Plan Notes. ...............................................     74
       7. Amendment of the Debtors' Governance Documents. .........................................     74
       8. Satisfaction of the DIP Credit Facility. ................................................     75

        9. Consummation of the Emergence Credit Facility ..........................................     75
       10. Amendment of the EETC DIP Credit Facility. .............................................     75
       11. Distribution of New Common Stock to the Bank Group .....................................     76
       12. Distribution of New Common Stock to GECAS. .............................................     76
       13. Satisfaction of Key Employee Retention Plan ............................................     76
       14. Board of Directors and Officers of Holdings and Its Subsidiaries .......................     76
       15. Surrender of Instruments ...............................................................     76
       16. Adoption and Implementation of Management Incentive Plan and Other
            Employee Stock Option Plan ............................................................     77
       17. Bankruptcy Code Section 1145 Determination .............................................     77
       18. Termination of the Committees ..........................................................     77
       19. Establishment of the Polar Creditor Trust and Funding of the Polar
            Creditor Reserve Account ..............................................................     78

ARTICLE XI RESTRUCTURING PROGRAM, BUSINESS PLAN AND FEASIBILITY ...................................     78
   A.  The Debtors' Restructuring Program .........................................................     78
       1.  Management Reorganization ..............................................................     78
       2.  Cost Reduction and Operational Restructuring Initiatives ...............................     79
       3.  Financial Restructuring of Aircraft Lease and Debt Obligations .........................     83
   B.  Debtors' Business Plan .....................................................................     90
   C.  Pro Forma Financial Statements and Feasibility .............................................     91
   D.  Post Confirmation Management ...............................................................     93
       1.  Jeffrey Erickson, President and Chief Executive Officer ................................     94
       2.  David Lancelot, Senior Vice President and Chief Financial Officer ......................     94
       3.  Ron Lane, Senior Vice President and Chief Marketing Officer ............................     94
       4.  John Dietrich, Senior Vice President, General Counsel and Chief Human
            Resources Officer .....................................................................     94
       5.  Wakelee Smith, Senior Vice President, Corporate Planning and Business
            Development ...........................................................................     94
       6.  William Bradley, Vice President and Treasurer ..........................................     95
   E.  Incentive and Option Plans .................................................................     95
       1.  Management Incentive Plan ..............................................................     95
       2.  Other Employee Stock Option Plan .......................................................     96
   F.  Emergence Credit Facility ..................................................................     96

ARTICLE XII ESTIMATED REORGANIZATION VALUATION AND ALLOCATION OF NEW
COMMON STOCK ......................................................................................     97
   A.  Estimated Reorganization Valuation of Debtors ..............................................     97
   B.  Allocation of New Common Stock .............................................................    103

ARTICLE XIII CERTAIN FACTORS TO BE CONSIDERED .....................................................    105
   A.  Failure to Confirm or Consummate the Plan ..................................................    106
   B.  Inherent Uncertainty of Financial Projections ..............................................    106
   C.  Operating and Financial Restrictions .......................................................    106
   D.  Dividend Policy ............................................................................    107
   E.  Impact of Increase in Interest Rates .......................................................    107

   F.  Inability to Obtain Sufficient Financing....................................................    107
   G.  Claims Estimates May Be Incorrect ..........................................................    108
   H.  Competitive Conditions in the Industry .....................................................    108
   I.  Increase in Oil Prices or Oil Shortages ....................................................    109
   J.  Regulation of Airline Industry .............................................................    109
   K.  Labor Disputes .............................................................................    109
   L.  Preservation of Market Position ............................................................    109
   M.  High Debt and Significant Leverage .........................................................    110
   N.  Potential Dilution Caused by Options .......................................................    110
   O.  Market for New Common Stock ................................................................    111
   P.  Insurance Coverage .........................................................................    111

ARTICLE XIV RESALE OF SECURITIES RECEIVED UNDER THE PLAN ..........................................    112
   A.  Issuance of New Common Stock ...............................................................    112
   B.  Subsequent Transfers of New Common Stock ...................................................    113

ARTICLE XV ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS ..........................................    114
   A.  Dismissal ..................................................................................    114
   B.  Chapter 7 Liquidation ......................................................................    114
   C.  Alternative Plan ...........................................................................    115

ARTICLE XVI CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
 PLAN .............................................................................................    116
   A.  United States Federal Income Tax Consequences to the Debtors ...............................    117
       1. Cancellation of Indebtedness Income .....................................................    117
       2. Disposition of Aircraft .................................................................    117
       3. Net Operating Losses -- Section 382 .....................................................    117
   B.  United States Federal Income Tax Consequences to Claimholders of the
        Debtors and Interestholders of Group ......................................................    118
       1. Gain or Loss Recognition on the Satisfaction of Claims ..................................    118
       2. Character of Gain or Loss ...............................................................    118
       3. Information Reporting and Backup Withholding ............................................    119
   C.  Importance of Obtaining Professional Tax Assistance ........................................    119

ARTICLE XVII CONCLUSION ...........................................................................    119

LIST OF EXHIBITS

Corporate Chart ...............................................................................       Exhibit A

Fleet Composition .............................................................................       Exhibit B

Consolidated Financial Statements for the year ended December 31, 2002 (audited)
 and the year ended December 31, 2003 (unaudited) .............................................       Exhibit C

Financial Forecast and Business Plan - Pro Forma Consolidated Financial
 Statements for the calendar years 2004-2007 and related assumptions ..........................       Exhibit D

Liquidation Analysis ..........................................................................       Exhibit E

Binding Term Sheet Agreement for Global Settlement with Put/Call Agreement for Subscription ...       Exhibit F

                                    ARTICLE I
                                  INTRODUCTION

      Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Atlas Worldwide Aviation Logistics, Inc., Airline Acquisition Corp. I, and Polar Air Cargo, Inc. submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 in support of the Debtors' Joint Plan of Reorganization, as it may be amended.

      This Disclosure Statement(1) sets forth certain information regarding the prepetition operations and financial history of the Debtors, events leading to the Debtors' bankruptcy, significant events that have occurred during the Bankruptcy Cases, and the means for implementing a restructuring of the Debtors' financial affairs. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which distributions will be made under the Plan. Additionally, this Disclosure Statement discusses the confirmation process and the voting procedures and requirements for voting on the Plan.

      The Disclosure Statement describes various restructuring agreements that the Debtors entered into prior to filing bankruptcy. These restructuring agreements require by their terms that they be implemented as part of the Debtors' Plan. Some of these restructuring agreements require the Debtors and the other party to these agreements to execute further documentation to consummate the transactions contemplated thereby. These additional documents are called Plan Documents in the Plan and Disclosure Statement. Plan Documents will be executed upon confirmation of the Plan to reflect the final restructuring agreements that are approved by the Bankruptcy Court. A separate appendix of Plan Documents can be obtained from the Debtors' website at www.atlasreorg.com or upon request by contacting the Debtors' notice and claims agent (the "Notice and Claims Agent") at the following address:

            The Trumbull Group LLC
            P.O. Box 721
            Windsor CT 06095-0721
            Telephone: (860) 687-3697
            Fax: (860) 687-3961

A.    SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

      The Plan provides for the continued operation of the Debtors as a consolidated business enterprise. The Plan implements a global settlement among the Debtors, the Atlas Committee

----------
(1) Except as otherwise provided in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan, including the Glossary of Defined Terms attached to the Plan as Exhibit A. Any capitalized term used in this Disclosure Statement that is not defined in the Plan or this Disclosure Statement shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules, whichever is applicable.

and the Polar Committee concerning substantive consolidation of the Debtors, intercompany claims and the allocation of value and recoveries among the Atlas and Polar Creditors.

      The Plan restructures the Debtors' financial affairs by implementing the various restructuring agreements the Debtors negotiated with their aircraft lessors and lenders prior to filing bankruptcy and by distributing Holdings New Common Stock to holders of Atlas General Unsecured Claims and cash to holders of Polar General Unsecured Claims. Polar Creditors will receive equal to sixty percent of their Allowed General Unsecured Claims. All litigation among the Debtors, the Atlas Committee and the Polar Committee is resolved and compromised by the Plan. See Article VIII Global Settlement of Litigation Among the Debtors, Atlas Committee and Polar Committee.

      The Debtors believe the Plan and the global settlement implemented by the Plan are in the best interest of Creditors and accordingly, the Debtors urge all Creditors who are entitled to vote on the Plan to vote in favor of the Plan.

      The Atlas Committee and the Polar Committee were appointed by the U.S. Trustee's office to represent the interests of Atlas and Polar Unsecured Creditors in the Debtors' Bankruptcy Cases. Both the Atlas Committee and the Polar Committee support the Plan and the global settlement implemented by the Plan. The Atlas Committee and the Polar Committee join with the Debtors in urging all Creditors who are entitled to vote on the Plan to vote in favor of the Plan.

      Under the Plan, existing common stock of Holdings will be canceled and
86.0 % of Holdings New Common Stock will be issued on a pro rata basis to holders of Atlas Allowed General Unsecured Claims and 5.3% will be issued to certain Secured Creditors of Atlas. The remaining 8.7% of New Common Stock will be offered for subscription to Atlas General Unsecured Creditors. These initial allocations of New Common Stock are subject to dilution from the vesting or exercise of restricted stock or options issued under the Debtors' Management Incentive Plan and Other Employee Stock Option Plan. Holders of Polar Allowed General Unsecured Claims will not receive any Holdings New Common Stock since they will receive a fixed cash recovery.

      The satisfaction of Secured Claims and General Unsecured Claims and the relative recoveries to Creditors under the Plan are illustrated in the chart below:

                                                                         FORM OF RECOVERY
                                        ESTIMATED    -------------------------------------------------------       %
   CLAIM HOLDER                           CLAIM       CASH            DEBT            EQUITY          TOTAL     RECOVERY
   ------------                           -----       ----             ----            ------         -----     --------
DIP Lenders                             $  18.0      $ 18.0         $    0.0          $   0.0        $  18.0     100.0%
Aircraft Credit Facility (ACF)             41.7         0.0             41.7              0.0           41.7     100.0%
AFL III Credit Facility                   162.9         0.0            162.9              0.0          162.9     100.0%
HvB                                         4.1         0.0              4.1              0.0            4.1     100.0%
1998 EETC Equipment Notes                  72.1         0.0             72.1              0.0           72.1     100.0%
1999 EETC Equipment Notes                  86.4         0.0             86.4              0.0           86.4     100.0%
Capital Leases (Flight Simulator)           2.0         0.0              2.0              0.0            2.0     100.0%
Atlas General Unsecured Claims            564.0         0.0              0.0            199.6          199.6      35.4%
Polar General Unsecured Claims(a)         29-50       17-30              0.0              0.0           N/A       60.0%
----------------------------------------------------------------------------------------------------------------------
TOTAL                                   $ 951.2      $ 18.0         $  369.2          $ 199.6        $ 586.8      NM

(a)   Polar General Unsecured Claims will receive a 60% fixed cash recovery.

      Under the Plan, the DIP Lenders are repaid in cash pursuant to a draw on the Emergence Credit Facility or from cash on hand. The various Secured Creditors including holders of the Capital Leases are treated by restructuring the related debt obligations. The Atlas General Unsecured Creditors receive approximately $200 million of equity value based on the Holdings New Common Stock distributed to them which yields a 35.4% recovery based on an estimated amount of Allowed General Unsecured Claims of approximately $564 million. Based on the global settlement implemented by the Plan, the holders of Polar General Unsecured Claims receive a 60% fixed cash recovery notwithstanding the final amount of Polar Allowed General Unsecured Claims (which are estimated to range from $29 million to $50 million).

      The foregoing recovery analysis makes certain assumptions concerning the amount of General Unsecured Claims that will ultimately be Allowed Claims in the Debtors' Bankruptcy Cases and the reorganization value for the Debtors. See
Article VIII.H Summary and Reconciliation of Filed Claims. For a detailed discussion concerning assumptions related to equity value and recovery analysis variables, see Article XII Estimated Reorganization Value and Allocation of New Common Stock .

B.    FILING OF THE DEBTORS' BANKRUPTCY CASES

      On January 30, 2004, the Debtors filed voluntary chapter 11 petitions in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their property and assets as debtors-in-possession pursuant to Bankruptcy Code sections 1107 and 1108.

C.    PURPOSE OF DISCLOSURE STATEMENT

      This Disclosure Statement is submitted in accordance with Bankruptcy Code section 1125 for the purpose of soliciting acceptances of the Plan from holders of certain Classes of Claims and Equity Interests. Acceptances of the Plan are being sought only from Claimholders whose Claims are "impaired" (as that term is defined in Bankruptcy Code section 1124) by the Plan and who are receiving or retaining property under the Plan. Holders of Claims that are not impaired are deemed to have accepted the Plan. Holders of Claims or Equity Interests that are not receiving or retaining any property under the Plan are deemed to have rejected the Plan.

      The Debtors have prepared this Disclosure Statement pursuant to Bankruptcy Code section 1125, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Equity Interests in, the Debtors, along with a written disclosure statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Claimholders and Interestholders to make an informed judgment in exercising their right to vote on the Plan.

      This Disclosure Statement was approved by the Bankruptcy Court on ________________, 2004. Such approval is required by the Bankruptcy Code, and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan or the value or suitability of any consideration offered under the Plan. Such approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement meets the requirements of Bankruptcy Code section 1125 and contains adequate information to permit the Claimholders and Interestholders whose acceptance of the Plan is solicited to make an informed judgment regarding acceptance or rejection of the Plan.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED IN THIS DISCLOSURE STATEMENT IS INTENDED SOLELY FOR THE USE OF CLAIMHOLDERS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON, OR WHETHER TO OBJECT TO, THE PLAN. THE REORGANIZATION OF THE DEBTORS PURSUANT TO THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES, AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

      THE DEBTORS BELIEVE THAT THE PLAN AND THE PROPOSED TREATMENT OF CLAIMS AND EQUITY INTERESTS IS IN THE BEST INTERESTS OF CLAIMHOLDERS, AND THEREFORE URGE YOU TO VOTE TO ACCEPT THE PLAN.

      THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS IT PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE PLAN SHOULD BE REVIEWED CAREFULLY.

      NEITHER THE FILING OF THE PLAN NOR ANY STATEMENT OR PROVISION CONTAINED IN THE PLAN OR IN THE DISCLOSURE STATEMENT, NOR THE TAKING BY ANY PARTY IN INTEREST OF ANY ACTION WITH RESPECT TO THE PLAN, SHALL (i) BE OR BE DEEMED TO BE AN ADMISSION AGAINST INTEREST AND (ii) UNTIL THE EFFECTIVE DATE, BE OR BE DEEMED TO BE A WAIVER OF ANY RIGHTS ANY PARTY IN INTEREST MAY HAVE
      (a) AGAINST ANY OTHER PARTY IN INTEREST OR (b) IN ANY OF THE ASSETS OF ANY OTHER PARTY IN INTEREST, AND, UNTIL THE EFFECTIVE DATE, ALL SUCH RIGHTS ARE SPECIFICALLY RESERVED. IN THE EVENT THAT THE PLAN IS NOT CONFIRMED OR FAILS TO BECOME EFFECTIVE, NEITHER THE PLAN NOR THE DISCLOSURE STATEMENT, NOR ANY STATEMENT CONTAINED IN THE PLAN OR IN THE DISCLOSURE STATEMENT, MAY BE USED OR RELIED ON IN ANY MANNER IN ANY SUIT, ACTION, PROCEEDING OR

      CONTROVERSY, WITHIN OR WITHOUT THE DEBTORS' BANKRUPTCY CASES, INVOLVING THE DEBTORS, EXCEPT WITH RESPECT TO CONFIRMATION OF THE PLAN.

D.    HEARING ON CONFIRMATION OF THE PLAN

      The Bankruptcy Court has set July 14, 2004 at 9:30 a.m. prevailing Eastern Time as the time and date for the hearing to determine whether the Plan has been accepted by the requisite number of Claimholders and whether the other requirements for confirmation of the Plan have been satisfied. If the Plan is rejected by one or more Impaired Classes of Claims, the Bankruptcy Court may still confirm the Plan, or a modification thereof, under Bankruptcy Code section 1129(b) (commonly referred to as a "cramdown") if it determines, among other things, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of Claims impaired under the Plan. The procedures and requirements for voting on the Plan are described in more detail below.

E.    SOURCES OF INFORMATION

      Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their business, properties and management have been prepared from information furnished by the Debtors, or from public filings made by the Debtors.

      Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, they urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. IN THE EVENT OF A DISCREPANCY BETWEEN THIS DISCLOSURE STATEMENT AND THE ACTUAL TERMS OF A DOCUMENT, THE ACTUAL TERMS OF THE DOCUMENT SHALL GOVERN AND APPLY.

      The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date of this Disclosure Statement.

      No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Equity Interest under the Plan should be relied on other than as set forth in this Disclosure Statement. In arriving at a decision, parties should not rely on any representation or inducement made to secure their acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be immediately reported to counsel for the Debtors, Kourtney P. Lyda, Esq., Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas 77010 [(713) 547-2000].

                                   ARTICLE II
                            EXPLANATION OF CHAPTER 11

A.    OVERVIEW OF CHAPTER 11

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs for the benefit of the debtor, its creditors, and other interested parties.

      The commencement of a chapter 11 case creates an estate comprising all of the debtor's legal and equitable interests in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, Bankruptcy Code sections 1101, 1107 and 1108 provide that a chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession."

      The filing of a chapter 11 petition also triggers the automatic stay under Bankruptcy Code section 362. The automatic stay essentially halts all attempts to collect prepetition claims from the debtor or to otherwise interfere with the debtor's business or its bankruptcy estate.

      Formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against, and interests of equity security holders in, the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case. This 120 day period is called the "Exclusive Period." After the Exclusive Period has expired, a creditor or any other interested party may file a plan, unless the debtor files a plan within the Exclusive Period.

B.    PLAN OF REORGANIZATION

      After a plan has been filed, the holders of claims against, or equity interests in, a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against, or equity interest in, a debtor vote in favor of a plan in order for the plan to be confirmed. At a minimum, however, a plan must be accepted by a majority in number and two-thirds in dollar amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan by a class of equity interests as acceptance by holders of two-thirds of the number of shares actually voted.

      Classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan, and therefore are not entitled to vote. A class is "impaired" if the plan modifies the legal, equitable, or contractual rights attaching to the claims or equity interests of that class. Modification for purposes of impairment does not include curing defaults and reinstating maturity or payment in full in cash. Conversely, classes of claims or equity interests that receive or retain no property under a plan of reorganization are conclusively presumed to have rejected the plan, and therefore are not entitled to vote.

      Even if all classes of claims and equity interests accept a plan of reorganization, the Bankruptcy Court may nonetheless deny confirmation. Bankruptcy Code section 1129 sets forth the requirements for confirmation and, among other things, requires that a plan be in the "best interests" of impaired and dissenting creditors and interestholders and that the plan be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to impaired and dissenting creditors and interest holders under a plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. A plan must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan and that the debtor will be able to continue operations without the need for further financial reorganization or liquidation.

      The Bankruptcy Court may confirm a plan of reorganization even though fewer than all of the classes of impaired claims and equity interests accept it. The Court may do so under the "cramdown" provisions of Bankruptcy Code section 1129(b). In order for a plan to be confirmed under the cramdown provisions, despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that it is fair and equitable with respect to each impaired class of claims or equity interests that has not accepted the plan.

      The Bankruptcy Court must further find that the economic terms of the particular plan meet the specific requirements of Bankruptcy Code section 1129(b) with respect to the subject objecting class. If the proponent of the plan proposes to seek confirmation of the plan under the provisions of Bankruptcy Code section 1129(b), the proponent must also meet all applicable requirements of Bankruptcy Code section 1129(a) (except section 1129(a)(8)). Those requirements include the requirements that (i) the plan comply with applicable Bankruptcy Code provisions and other applicable law, (ii) that the plan be proposed in good faith, and (iii) that at least one impaired class of creditors or interestholders has voted to accept the plan.

                                   ARTICLE III
                 VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

A.    BALLOTS AND VOTING DEADLINE

      On ________, 2004, the Bankruptcy Court entered an Order Approving Solicitation Procedures with respect to the Plan (the "Solicitation Procedures Order"). Pursuant to the Solicitation Procedures Order, the Bankruptcy Court approved the form of ballots, ballot instructions, the nature of soliciting votes on the Plan and the manner in which such votes are to be balloted. A Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement, and has been mailed to Claimholders (or their authorized representative) entitled to vote. After carefully reviewing the Disclosure Statement, including all exhibits, each Claimholder (or its authorized representative) entitled to vote should indicate its vote on the enclosed Ballot.

      With respect to holders of the Senior Notes, only those Noteholders holding Senior Notes on June 8, 2004 (which is referred to hereinafter as the "Voting Record Date") are entitled to vote on the Plan.

      The Bankruptcy Court has directed that, in order to be counted for voting purposes, Ballots for the acceptance or rejection of the Plan must be received no later than July 9, 2004 at 4:00 p.m. prevailing Eastern Time (the "Voting Deadline") by the Debtors' Notice and Claims Agent. Instructions for filling out and submitting your ballot to the Notice and Claims Agent will be contained on the Ballot. Please review and follow those instructions carefully.

      All Claimholders (or their authorized representative) entitled to vote must:

      -     carefully review the Ballot and corresponding instructions,

      -     execute the Ballot, and

      - return it to the address indicated on the ballot by the Voting Deadline for the Ballot to be considered (if you are a holder of Senior Notes and your return envelope is addressed to the bank or brokerage firm holding your Senior Notes, or its agent, please allow additional time for your vote to be cast on a Master Ballot).

      BALLOTS AND MASTER BALLOTS MUST BE RECEIVED NO LATER THAN JULY 9, 2004 AT 4:00 P.M. PREVAILING EASTERN TIME. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BALLOT BY SENDING A WRITTEN REQUEST TO THE NOTICE AND CLAIMS AGENT AT THE ADDRESS LISTED ON THE BALLOT.

B.     SPECIAL PROCEDURES FOR PURCHASING SUBSCRIPTION STOCK

      Under the Plan, the Subscription Stock will be offered for purchase to Atlas General Unsecured Creditors. The Ballot for accepting or rejecting the Plan will contain a check box for Atlas General Unsecured Creditors to elect to purchase shares of the Subscription Stock. On June ____, 2004 the Bankruptcy Court entered an order approving certain procedures related to the purchase of Subscription Stock (the "Subscription Procedures"). The Subscription Procedures are included as part of the Solicitation Materials distributed to Creditors. The Solicitation Procedures describe how to elect to purchase Subscription Stock, how many shares may be purchased and where to deposit funds to purchase such shares.

      FUNDS TO PURCHASE SUBSCRIPTION STOCK MUST BE DEPOSITED NO LATER THAN JULY 12, 2004 IN THE MANNER SPECIFIED IN THE SUBSCRIPTION PROCEDURES. FAILURE TO DEPOSIT FUNDS BY JULY 12, 2004 WILL PREVENT YOU FROM BEING ABLE TO PURCHASE SUBSCRIPTION STOCK. ATLAS GENERAL UNSECURED CREDITORS ARE URGED TO READ THE SUBSCRIPTION PROCEDURES CAREFULLY.

C.    SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF SENIOR NOTES

      Any Person who is a "record holder" of the Senior Notes (namely, a Person shown as the registered holder of Senior Notes in the registry maintained by an indenture trustee or a registrar of the Senior Notes or by The Depository Trust Company) on the Voting Record Date including any bank, agent, broker, or other nominee who holds any Senior Notes in its name (the "Record Holder" or "Senior Note Nominee") for a beneficial holder or holders -- will receive Senior Note solicitation materials, as applicable, for distribution to the appropriate beneficial holders. On receipt of the Solicitation Materials, each Senior Note Nominee shall promptly forward the Solicitation Materials to the beneficial owners of the Senior Notes so that such beneficial owners may vote on the Plan. Senior Note Nominees shall have two options for obtaining the votes of beneficial owners of the Senior Notes, consistent with usual customary practices for obtaining the votes of securities held in street name.

            (a) A Senior Note Nominee may prevalidate the individual Ballot contained in the Solicitation Materials by indicating that the Record Holders voted and the appropriate account numbers through which the beneficial owner's holdings are derived, and then forward the Solicitation Materials, within five (5) business days after receipt of the Solicitation Materials, to the beneficial owners of the Senior Notes. The beneficial owner shall then indicate its acceptance or rejection of the Plan [and otherwise indicate his choices to the extent requested to do so on the Ballot], and then return the individual Ballot directly to the Notice and Claims Agent in the return envelope provided in the Solicitation Materials by the Voting Deadline.

            (b) A Senior Note Nominee may forward the Solicitation Materials to the beneficial owner of the Senior Notes for voting on the Plan, along with a return envelope provided by and addressed to the Senior Note Nominee, and the beneficial owner will then return the individual Ballot to the Senior Note Nominee. The Senior Note Nominee shall then summarize the votes (including the number of beneficial owners voting on the Plan who submitted Ballots to the Senior Note Nominee and the amount of Senior Notes so voted), on the Master Ballot. The Senior Note Nominee shall return the Master Ballot to the Notice and Claims Agent by the Voting Deadline. By submitting a Master Ballot, each Senior Note Nominee certifies that the Master Ballot accurately reflects the votes cast by its beneficial owners holding the Senior Notes on the Voting Record Date.

      If Ballots are submitted by beneficial owners of the Senior Notes to the Senior Note Nominees (as opposed to the Notice and Claims Agent directly), (a) such Ballots must be received by the Senior Note Nominee by the Voting Deadline to be counted and (b) the Master Ballot must be received by the Notice and Claims Agent by the Voting Deadline to be counted.

      In accordance with Federal Rule of Bankruptcy Procedure 1007(i), the Senior Note Nominees shall maintain the individual ballots of their beneficial owners and evidence of authority to vote on behalf of such beneficial owners. No such ballots shall be destroyed, otherwise disposed of, or made unavailable without prior order of the Court.

D.     CLAIMHOLDERS ENTITLED TO VOTE

      Unless otherwise specified in the Solicitation Procedures Order, any Claimholder whose Claim or Equity Interest is Impaired under the Plan is entitled to vote if either (i) the Debtors have scheduled the Claim in their Schedules of Assets and Liabilities and such Claim is not scheduled as disputed, contingent, or unliquidated or (ii) the Claimholder has filed a proof of claim on or before the General Bar Date or such other applicable Bar Date. RETURNING THE BALLOT TO THE NOTICE AND CLAIMS AGENT DOES NOT CONSTITUTE FILING A PROOF OF CLAIM OR EQUITY INTEREST.

      With respect to Certificateholders in Atlas's EETC Transactions, the Debtors will not be soliciting votes from such Certificateholders since they do not hold Claims against any of the Debtors and are not Creditors of the Debtors. The Debtors will be soliciting acceptances from the Indenture Trustee under the EETC Transactions only with respect to secured debt obligations owed by Atlas concerning the two owned aircraft in the EETC Transactions.

      Any holder of a Claim to which an objection has been timely filed pursuant to the Solicitation Procedures Order (and such objection is still pending on the Voting Deadline) is not entitled to vote, unless the Bankruptcy Court, on motion filed by such party whose Claim is subject to an objection, temporarily allows the Claim in a specific amount for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court before the Confirmation Hearing on the Plan. A vote may be disregarded if the Bankruptcy Court determines that the Claimholder's or Interestholder's acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

      Under Bankruptcy Code section 1126(f), a class that is not impaired under a chapter 11 plan, and each holder of a Claim or Equity Interest in such class, are conclusively presumed to have accepted the chapter 11 plan. Under Bankruptcy Code section 1126(g), a class is deemed not to have accepted a chapter 11 plan if the holders of Claims or Equity Interests in such class do not receive or retain any property under the chapter 11 plan on account of such Claims or Equity Interests. Holders of Claims or Equity Interests that are unimpaired under the Plan, or that are not entitled to receive or retain any property under the Plan, are not entitled to vote to accept or reject the Plan. The Debtors will not be soliciting votes from such Claimholders or Interestholders.

E.    BAR DATE FOR FILING PROOFS OF CLAIM

      The Bankruptcy Court has established April 12, 2004 at 4:00 p.m. (prevailing Eastern Time) as the general deadline for filing proofs of claim and proof of interests in the Bankruptcy Case (called the "General Bar Date") with four exceptions: (i) in the event that the Debtors amend their Schedules of Assets and Liabilities, the Debtors must give notice of such amendment to the Claimholder affected thereby, and the affected Claimholder shall have the later of the General Bar Date or thirty (30) days from the date on which notice of such amendment was given to file a proof of claim; (ii) in the event that the Debtors amend their List of Equity Security Holders filed with the Court pursuant to Bankruptcy Rule 1007(a)(3), the Debtors must give notice of such amendment to the Interestholders affected thereby, and such Interestholder shall have the later of the General Bar Date or thirty (30) days from the date on which notice of such amendment was given to file a proof of interest; (iii) in the event that a Claim arises with respect to the Debtors' rejection of an executory contract or unexpired lease, the Claimholder shall have the later of the General Bar Date or thirty (30) days after the effective date of any order authorizing the rejection of the executory contract or unexpired lease to file a proof of claim; and (iv) the deadline for filing a proof of claim by any governmental unit (as defined by section 101(27) of the Bankruptcy Code) hold-ing or wishing to assert Claims against the Debtors is on or before 4:00 p.m. (prevailing Eastern Time) on July 28, 2004. These deadlines along with procedures for filing proofs of claim and proofs of interest are described in the Bar Date Notice, a copy of which may be obtained from the Debtors' website at www.atlasreorg.com or by contacting the Debtors' Notice and Claims Agent:

      The Trumbull Group, LLC
      P.O. Box 721
      Windsor, CT 06095-0721
      Telephone: (860) 687-3697
      Facsimile: (860) 687-3961

F.    DEFINITION OF IMPAIRMENT

      Under Bankruptcy Code section 1124, a class of Claims or Equity Interests is impaired under a plan of reorganization unless, with respect to each Claim or Equity Interests of such class, the Plan:

      (1) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or equity interest; or

      (2) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or equity interest to receive accelerated payment of such claim or equity interest after the occurrence of a default:

            (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Bankruptcy Code section 365(b)(2);

            (b) reinstates the maturity of such claim or equity interest as it existed before the default;

            (c) compensates the holder of such claim or equity interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

            (d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

G.    CLASSES IMPAIRED UNDER THE PLAN

      Claims or Equity Interests in all Classes (except Claims in Class 1) are impaired under the Plan. Therefore, holders of those Claims and Equity Interests are eligible, subject to the voting limitations described below, to vote to accept or reject the Plan.

      Claims in Class 1 are unimpaired under the Plan, and therefore holders of those Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Accordingly, the Debtors will not be soliciting votes from Claimholders in Class 1.

      Equity Interests in Class Holdings-5, and Claims in Class Holdings-6, Class Atlas-6, Class Polar-6, Class Acquisition-6 and Class Logistics-6 receive no distribution under the Plan and therefore holders of those Equity Interests and Claims are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Accordingly, the Debtors will not be soliciting votes from holders of Equity Interests or Claims in those classes.

H.    VOTE REQUIRED FOR CLASS ACCEPTANCE

      The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of that class that actually cast ballots for acceptance or rejection of the Plan; that is, acceptance takes place only if creditors holding Claims constituting at least two-thirds in dollar amount of the total amount of Claims and more than one-half in number of the creditors actually voting cast their ballots in favor of acceptance.

      The Bankruptcy Code defines acceptance of a plan by a class of Equity Interests as acceptance by holders of at least two-thirds in amount of the allowed Equity Interests of that class.

I.    INFORMATION ON VOTING AND BALLOTS

      1.    TRANSMISSION OF BALLOTS TO CLAIMHOLDERS AND INTERESTHOLDERS

      Ballots and Master Ballots are being forwarded to all Claimholders in accordance with the Bankruptcy Rules, the Disclosure Statement Approval Order and the Solicitation Procedures Order. Those Claimholders whose Claims are unimpaired under the Plan are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f), and therefore need not vote concerning the Plan. Under Bankruptcy Code section 1126(g), Claimholders who do not either receive or retain any property under the Plan are deemed to have rejected the Plan.

      2.    BALLOT TABULATION PROCEDURES

      Pursuant to the Solicitation Procedures Order, holders of General Unsecured Claims against Atlas and Polar will vote as one aggregated class of General Unsecured Claims and the votes will be tabulated together for purposes of determining whether such aggregated class of Polar and Atlas General Unsecured Claims has accepted or rejected the Plan.

      Pursuant to the Solicitation Procedures Order, the amount and classification of a Claim and the procedures that will be used to tabulate acceptances and rejections of the Plan shall be exclusively as follows: any timely received Ballot that contains sufficient information to permit the identification of the Claimant and is cast as an acceptance or rejection of the Plan be counted and be deemed to be cast as an acceptance or rejection, as the case may be, of the Plan, subject to the following exceptions and clarifications:

      (a) If a Claim is deemed allowed in accordance with the Plan, such Claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan;

      (b) If a Claim for which a proof of claim has been timely filed is marked as unliquidated, the Claim will be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, for that portion of such claim that is not unliquidated, or, if the entire claim is reflected as unliquidated, then such claim will be counted for purposes of determining whether a sufficient number of the allowed claims in such class has voted to accept the Plan but the allowed amount of the claim for voting purposes will be $0, subject to the right of such holder to file a motion for temporary allowance;

      (c) If a Claim has been estimated or otherwise allowed for voting purposes by order of the Bankruptcy Court, such Claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

      (d) If a Claim is listed in the Schedules as contingent, unliquidated, or disputed and a proof of claim was not (i) filed by the applicable deadline to file proofs of claim or (ii) deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline, the Claim will be disallowed in its entirety for voting purposes;

      (e) For all Persons or entities who timely filed a proof of claim reflecting a claim or portion of a claim that is contingent, the Claim shall be disallowed in its entirety for voting purposes, subject to the right of such holder to file a motion for temporary allowance;

      (f) Objections to Claims for voting purposes must be filed no later than June 15, 2004 and such Claims will be temporarily disallowed for voting purposes only and not for the purposes of the allowance or distribution, except to the extent and in the manner as may be set forth in the objection, including, without limitation, classification as to proper Debtor and priority of claim, subject to the right of such holder to file a motion for temporary allowance;

      (g) If a Ballot is properly completed, executed and timely filed, but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and rejection of the Plan, the Ballot will not be counted;

      (h) If a proof of claim has been timely filed and has not been objected to before the Confirmation Hearing, the voted amount of that Claim shall be the liquidated amount specified in the proof of claim; and

      (i) If no proof of claim has been timely filed, the voted amount of a Claim shall be equal to the amount listed for the particular Claim in the Schedules, as and if amended, to the extent such Claim is not listed as contingent, unliquidated, or disputed, and the Claim shall be placed in the appropriate Class based on the Debtors' records and consistent with the Schedules of Assets and Liabilities.

      Ballots that fall within the following categories will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected, except as specified:

      (a) Any Ballot received after the Voting Deadline unless the Debtors or Court shall have granted an extension in writing of the Voting Deadline with respect to such Ballot;

      (b) Any Ballot that is illegible or contains insufficient information to permit the identification of the claimant;

      (c) Any Ballot cast by a Person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan as of the Voting Record Date;

      (d)   Any duplicate Ballot will only be counted once;

      (e)   Any Ballot submitted by facsimile transmission;

      (f) Any Ballot that is unsigned, or signed by someone other than the holder of the Claim (or its authorized representative); or

      (g) Any acceptance or rejection submitted on something other than the Ballot form provided by the Debtors and approved pursuant to the Solicitation Procedures Order.

      The Debtors believe that the foregoing proposed procedures provide for a fair and equitable voting process. As mentioned above, if any creditor seeks to challenge the allowance of its Claim for voting purposes, such creditor must serve on the Debtors and file with the Court a motion requesting the temporary allowance of such Claim in a different amount for purposes of voting to accept or reject the Plan no later than July 1, 2004 (the "Motion for Temporary Allowance Deadline"). The Ballot of any creditor filing such a motion shall not be counted unless temporarily allowed by the Bankruptcy Court for voting purposes, after notice and a hearing.

      Whenever two or more Ballots are cast voting the same claim prior to the Voting Deadline, the latest dated ballot received prior to the Voting Deadline will be deemed to reflect the voter's intent and thus to supersede any prior Ballots, provided, however, that where an ambiguity exists as to which Ballot reflects the voter's intent, the Notice and Claims Agent reserves the right to contact the Creditor and calculate the vote according to such voter's written instructions. This procedure is without prejudice to the Debtors' right to object to the validity of the second Ballot on any basis permitted by law and, if the objection is sustained, to count the first Ballot for all purposes. This procedure of counting the last Ballot is consistent with practice under various state and federal corporate and securities laws. Furthermore, the Debtors propose that in their sole discretion they can agree to allow a Creditor to change its vote after the Voting Deadline without further order of the Court.

      Claim splitting is not permitted and Creditors who vote must vote all of their Claims within a particular class to either accept or reject the Plan.

      3.    EXECUTION OF BALLOTS BY REPRESENTATIVES

      Federal Rule of Bankruptcy Procedure 3018(c) requires that an acceptance or rejection of a chapter 11 plan shall be in writing, identify the plan accepted or rejected, be signed by the creditor or equity security holder or an authorized agent. The Ballot approved by the Solicitation Procedures Order requires the identification of Persons signing in a fiduciary or representative capacity. To be counted, completed Ballots signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity must indicate their capacity when signing. At the Debtors' request, Ballot signatories must submit proper evidence satisfactory to the requesting Debtor(s) of their authority to so act. Failure to indicate the capacity of the signatory to the ballot may result in the Ballot being deemed invalid and not counted.

      4.    WAIVERS OF DEFECTS AND OTHER IRREGULARITIES REGARDING BALLOTS

      Unless otherwise directed by the Bankruptcy Court, all questions concerning the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, whose determination will be final and binding. The Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. Any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Bankruptcy Court determines. Neither the Debtors, the Notice and Claims Agent, nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liability for failure to provide such notification; provided, however, that the Debtors and/or Notice and Claims Agent will indicate on the ballot summary the Ballots, if any, that were not counted, and will provide the original of such ballots with the original of the ballot summary at the Confirmation Hearing. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until any irregularities have been cured or waived. Unless otherwise directed by the Bankruptcy Court, ballots previously furnished, and as to which any irregularities have not subsequently been cured or waived, will be invalidated.

      5.    WITHDRAWAL OF BALLOTS AND REVOCATION

      Except as otherwise directed by the Bankruptcy Court after notice and a hearing, any holder of a Claim (or its authorized representative) in an Impaired Class who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Notice and Claims Agent (with copy to Debtors' counsel) at any time before the Voting Deadline.

      To be valid, a notice of withdrawal must:

            (a) contain the description of the Claims to which it relates and the aggregate principal amount or number of shares represented by such Claims;

            (b) be signed by the Claimholder (or its authorized representative) in the same manner as the Ballot; and

            (c) be received by the Notice and Claims Agent in a timely manner at the address specified in the ballot instructions for the submission of Ballots.

      The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

      Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots that is not received in a timely manner by the Notice and Claims Agent and Debtors' counsel will not be effective to withdraw a previously furnished Ballot.

      Any Claimholder (or its authorized representative) who has previously submitted a properly completed Ballot before the Voting Deadline may revoke such Ballot and change its vote by submitting before the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan. In addition, if a Claimholder submits a valid notice of withdrawal prior to the Voting Deadline, such holder may submit a new Ballot, and such Ballot will be counted so long as it is received prior to the Voting Deadline and is otherwise submitted in accordance with the Disclosure Statement Approval Order.

J.    CONFIRMATION OF PLAN

      1.    SOLICITATION OF ACCEPTANCES

            The Debtors are soliciting your vote.

            NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS OR THE PLAN ARE AUTHORIZED BY THE DEBTORS, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE, OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD NOT BE RELIED ON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO DEBTORS' COUNSEL FOR APPROPRIATE ACTION.

            THIS IS A SOLICITATION SOLELY BY THE DEBTORS, AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, ACCOUNTANT, OR OTHER PROFESSIONAL FOR THE DEBTORS.

            THE REPRESENTATIONS, IF ANY, MADE IN THIS DISCLOSURE STATEMENT ARE THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS, ACCOUNTANTS, OR OTHER PROFESSIONALS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

      Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by Bankruptcy Code section 1125(b). Violation of Bankruptcy Code section 1125(b) may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

      2.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

      At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code section 1129 have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. For the Plan to be confirmed, Bankruptcy Code section 1129 requires that:

      (a)   The Plan complies with the applicable provisions of the Bankruptcy
            Code;

      (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

      (c) The Plan has been proposed in good faith and not by any means forbidden by law;

      (d) Any payment or distribution made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

      (e) The Debtors have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and interestholders and with public policy; and the Debtors have disclosed the identity of any insider that will be employed or retained by the reorganized Debtors and the nature of any compensation for such insider;

      (f) Any government regulatory commission with jurisdiction (after confirmation of the Plan) over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

      (g) With respect to each impaired Class of Claims or Equity Interests, either each holder of a Claim or Equity Interest of the Class has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. If Bankruptcy Code section 1111(b)(2) applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtors' interest in the property that secures that claim;

      (h) Each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan;

      (i) Except to the extent that the holder of a particular Allowed Administrative Claim, Allowed Priority Unsecured Tax Claim, or Allowed Priority Unsecured Non-Tax Claim has agreed to a different treatment of its Claim, the Plan provides that such Claims shall be paid in full on the later of the Effective Date or ten (10) days after the Allowance Date;

      (j) If a Class of Claims or Equity Interests is impaired under the Plan, at least one such Class of Claims or Equity Interests has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Equity Interest of that Class; and

      (k) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code for confirmation and that the Plan was proposed in good faith. The Debtors believe they have complied, or will have complied, with all the requirements of the Bankruptcy Code governing confirmation of the Plan.

      3.    ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

      Voting on the Plan by each holder of a Claim (or its authorized representative) is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of Bankruptcy Code section 1126(a), the Plan must be accepted by each Class of Claims that is impaired under the Plan by parties holding at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting in connection with the Plan. Even if all Classes of Claims accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

      4.    CRAMDOWN

      In the event that any impaired Class of Claims does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for holders of secured and unsecured claims and equity interests.

      With respect to a secured claim, "fair and equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor's interest in the property securing its liens;
(ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof; or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

      With respect to an unsecured claim, "fair and equitable" means either (i) each impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

      With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest, or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

      The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired Class of Claims and Equity Interests. In the event at least one Class of impaired Claims or Equity Interests rejects or is deemed to have rejected the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims or Equity Interests.

                                   ARTICLE IV
                            BACKGROUND OF THE DEBTORS

A.    DESCRIPTION OF DEBTORS' BUSINESS

      1.    BACKGROUND

      During the 1990's, the increased demand for air cargo services, the decrease in passenger airline cargo capacity and the continuing pressure on the airline industry to reduce operating costs provided air cargo companies with opportunities to expand their air cargo outsourcing services. Most commercial airlines focus their business on transportation of passengers, not air cargo. Nevertheless, most passenger airlines have air cargo customers that require timely and dependable air cargo service. Airlines traditionally service such demand through the use of "belly" cargo capacity on their scheduled passenger aircraft. Scheduled flights are generally managed for the convenience of passengers rather than for the needs of air cargo customers. Consequently, many airlines outsource to meet their additional cargo transportation needs, rather than allocating significant resources and expanding their fleet of freighter aircraft to effectively service their air cargo customers. Outsourcing provides a cost-effective alternative for passenger airlines to maintain and expand the air cargo portion of their business.

      In the early 1990's, Michael Chowdry, Atlas's founder, observed that passenger airlines were losing money and parking aircraft while the limited number of high gross weight long-haul cargo aircraft were all being used. At the time, freight hauling was largely an afterthought in the passenger airline industry. Most airlines sold belly capacity in the baggage holds of passenger planes operated on passenger routes for air cargo. Chowdry saw an opportunity, secured financing and founded Atlas.

      Even before Atlas could achieve certification from the FAA, Chowdry was marketing its future services. Atlas began operations with one aircraft, a Boeing 747-200 (N505MC) which is still in operation today. By February 1994, only one year after Atlas received its FAA certification, Atlas had grown from a single aircraft operation with eight flight crews and staff of 15 to a four aircraft operation with over 150 employees.

      2.    GROWTH OF ATLAS

      From its initial FAA certification in 1993 through year end 2000, Atlas experienced substantial growth in its fleet and its operating and net revenues. Although Atlas's fleet initially grew through the purchase or lease of older Boeing 747 aircraft which were reconfigured from passenger to cargo use, Atlas made the decision in mid 1997 to place an order for ten new and higher performance Boeing 747-400 freighters with an option to purchase up to ten more. By 1998, demand for its services was so strong that Atlas increased its order from the original ten Boeing 747-400 aircraft to 12 aircraft. In 2000, Atlas's fleet grew to a total of 36 Boeing 747-200 and 747-400 aircraft. In November 2001, Holdings completed the acquisition of Polar from GECAS. The acquisition added Polar's global scheduled service operation to the existing portfolio of products, and enhanced the significance of the military charter business through Polar's participation in the Air Mobility Command ("AMC") and the Civil Reserve Air Fleet ("CRAF") program. Subsequent to the acquisition of Polar, Atlas and Polar took delivery of an additional three 747-400 aircraft in the second half of 2002.

      3.    SERVICE TYPES

      The Debtors' principal business is the airport-to-airport transportation of heavy-freight cargo. The Debtors currently provide four specific service types which include (i) ACMI leasing, (ii) a globally integrated scheduled service operation, (iii) charter services provided to the U.S. military and (iv) charter services provided to commercial customers.

            a.    ACMI

      Historically, the core of Atlas's business has been leasing aircraft to other airlines on an Aircraft, Crew, Maintenance and Insurance contract basis, which is referred to as "ACMI." Under an ACMI contract,(2) customers receive a dedicated aircraft which is crewed, maintained and insured by Atlas in exchange for an agreed level of operation. Atlas is paid a fixed hourly rate for the time the aircraft is operated. All other direct operating expenses of operation, such as fuel, landing fees and ground handling are absorbed by the customer. The customer bears the commercial risk of load and yield.

      All of Atlas's ACMI contracts provide that the ACMI aircraft are under Atlas's exclusive operating control, possession and direction at all times. The ACMI lease contracts also provide that the ACMI contracts and routes to be operated may be subject to prior and/or periodic approvals of the United States and foreign governments.

      Atlas's ACMI contracts historically have terms ranging from three months to five years. Atlas's traditional ACMI customers have been predominantly commercial airlines such as KLM, Lufthansa, British Airways, Korean Air, Emirates and China Airlines. ACMI revenues represented more than 90% of Atlas's operating revenues in each year of its operations prior to 2001. The remaining portion of Atlas's revenues was derived from adhoc charters.

            b.    SCHEDULED SERVICE

      Polar provides scheduled cargo services to the world's largest freight forwarders. Polar operates airport-to-airport specific routes on a specific schedule, and customers pay to have their freight carried on that route and schedule. Polar's scheduled all-cargo network serves five principal economic regions: North America, South America, Asia, the South Pacific and Europe. Polar offers access to Japan through route and operating rights at Tokyo's Narita Airport. Beginning as a small trans-pacific operator approximately 10 years ago, Polar's scheduled service operation has expanded to provide approximately 28 daily departures to 31 different cities in 19 countries across five continents. Polar's strong customer relationships are supported by the flight frequency and dependability of Polar's global network support. Polar and Atlas are currently evaluating their alliances with global partners and hope to strengthen these relationships to build their global network.

      Polar's scheduled service is designed to provide prime time arrivals and departures on key days of consolidation for freight forwarders and shippers; the combination of points necessary to offset directional imbalances of traffic; and connection or through-service between economic regions to achieve higher overall yields. Scheduled service imposes both load and yield risk on Polar since it must provide the service regardless of traffic.

----------
     (2)    which may also be referred to as a "wet lease"

            c.    CHARTER (AMC AND COMMERCIAL)

      Charter represents revenue associated with both military AMC and commercial flying. AMC charter provides services only to the U.S. Government and commercial charter provides services to domestic and international freight forwarders and adhoc users of heavy airfreight capacity.

      Commercial charter flying involves providing a full planeload of capacity to a customer for one or more flights based on origin and destination. Customers include freight forwarders, government and non-governmental organizations such as the United Nations and disaster relief organizations, direct shippers and airlines. Unlike ACMI flying, charter customers pay a fixed charter fee that covers fuel, landing fees, overflight and all other operational fees and costs. Commercial charter flying is profitable when properly managed. Revenue is short term and unpredictable. Costs can also be unpredictable.

      With respect to AMC charters, the Debtors are members of a team led by FedEx and as such, are currently entitled to approximately 47% of all widebody 747 United States military business. The Debtors believe there are continuing opportunities in this service sector which can be taken advantage of by (i) allocating certain aircraft to military flying to maintain a profitable base business; (ii) aggressively meeting adhoc military requests by increasing aircraft availability; and (iii) optimizing the teaming strategy. AMC revenues are driven by the rate per mile flown. The AMC charter rate is set by the U.S. Government each October based on an audit of all AMC carriers. Block hour levels are difficult to predict and are subject to certain minimum levels set by the government.

      The AMC and commercial charter business services complement the Debtors' ACMI business and scheduled service lines of business by increasing aircraft utilization during low seasons, positioning flights for scheduled operations in directionally weak markets, enabling the performance of extra flights to respond to peak season scheduled service demand and diversifying revenue streams.

            d.    OTHER

      In addition to its four primary service types, Atlas also dry leases three aircraft to Global Systems Supply, Ltd ("GSS"), a 49% owned UK joint venture of Holdings, and Atlas dry leases(3) one aircraft to a third-party passenger/cargo airline.

      4.    GOVERNMENT REGULATION

      The DOT and the FAA have regulatory authority over air freight transportation and air carriers. The FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew and maintenance personnel licensing/training and maintenance standards. FAA approval is required for certain long-term ACMI products, and DOT approval is

----------
(3) A dry lease typically provides the services of an aircraft only (unlike a wet lease which also includes crews, maintenance and insurance to the lessee).

required for certain long-term ACMI products with foreign air carriers.In addition, FAA approval may be required for certain short-term, seasonal ACMI products.

      In order to engage in the air transportation business, Atlas and Polar are required to maintain separate Certificates of Public Convenience and Necessity ("CPCN") from the DOT. The DOT has issued each company a CPCN to engage in interstate and overseas air transportation of property and mail, and CPCNs to engage in foreign air transportation of property and mail between the United States and many countries throughout the world. Atlas and Polar each also hold various DOT exemption authorities.

      International air transportation is subject to government regulation from domestic and foreign authorities. In some cases, Atlas's and Polar's operating authorities in various markets are subject to aviation agreements between the U.S. and the respective country.

      5.    LABOR

      ALPA represents all U.S. and a number of foreign based Atlas crewmembers and all Polar crewmembers. Collectively, these employees represent approximately 55% of the total workforce as of December 31, 2003. Polar's collective bargaining agreement with ALPA became amendable in May 2003, and the parties are in mediated negotiations for an amended agreement. The Debtors cannot accurately predict the outcome of any negotiations. The Debtors are subject to risks associated with union representation. If Polar is unable to reach an agreement with its pilots on the terms of their collective bargaining agreements, or if Atlas is unable to negotiate future contracts with its pilots, the Debtors may be subject to work interruptions and/or stoppages. Any sustained work stoppages could adversely and materially affect the Debtors' business.

      6.    INTEGRATION OF ATLAS AND POLAR

      Since acquiring Polar in 2001, the Debtors have implemented numerous operational synergies with the goal of integrating the airline operations of Atlas and Polar to the extent permitted by the DOT and the FAA. The operational integration has resulted in significant cost savings and operational efficiencies with additional opportunities available from future integration.

      Officers at Atlas, Polar and Holdings have been reduced from a headcount of 34 to 17. Many of the remaining officers assumed dual responsibilities for both Atlas and Polar. For example, the following officer positions are integrated between Atlas and Polar, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, General Counsel/Human Resources, Labor Relations, Treasurer, Technical Operations and Ground Operations. This has resulted in a significant reduction in management personnel costs.

      Operational departments have been consolidated and integrated to serve both Atlas and Polar thereby minimizing headcount and costs and maximizing efficiency. Specifically, with respect to ground operations, field stations have been integrated to handle ground operations for all service types, including ACMI, scheduled service and charter. With respect to facilities, both Atlas and Polar now operate out of the same office space and warehouse facilities. As to information technology, most hardware, software networks and software and hardware licensing have been integrated to support both Atlas and Polar. The same information technology personnel handle needs at both Atlas and Polar. The FAA requires each airline to have its own personnel in certain positions such as Chief Pilot and Director of Safety; however, the Debtors have integrated other permissible areas concerning flight operations and maintenance such as line maintenance, dispatch support, operations planning and engineering support. For example, Atlas and Polar take advantage of the same engine maintenance contracts which provide for a more efficient use of maintenance services.

      Atlas and Polar maintain separate sales forces but coordinate efforts with each other to maximize fleet planning and charter opportunities. In the legal, human resources and corporate security areas, the same personnel handle all legal, human resources and corporate security matters for both Atlas and Polar. Finally, with respect to finance, the same personnel handle all finance matters including treasury, accounting, financial planning and analysis for both Atlas and Polar.

B.    CORPORATE INFORMATION AND DEBTORS' RELATIONSHIP TO SUBSIDIARIES AND
      AFFILIATES

      1.    THE DEBTORS

      The Debtors are:


         -  Atlas Air Worldwide Holdings, Inc., a Delaware corporation;

         - Atlas Air, Inc., a Delaware corporation and wholly owned subsidiary of Holdings;

         - Atlas Worldwide Aviation Logistics, Inc., a Florida corporation and wholly owned subsidiary of Holdings;

         - Airline Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Holdings; and

         - Polar Air Cargo, Inc., a California corporation and wholly owned subsidiary of Acquisition.

      2.    CORPORATE STRUCTURE

      An organizational chart depicting the Debtors' corporate structure is attached to this Disclosure Statement as EXHIBIT A. Holdings operates its business principally through two of its subsidiaries: Atlas and Polar.

      Atlas closed its initial public offering in 1995 and was listed on the NASDAQ. In 1997, Atlas changed its listing to the New York Stock Exchange where its stock symbol was assigned as CGO. Atlas undertook a corporate reorganization in February 2001 to provide a more efficient legal and financial structure for its operations. As part of the reorganization, Holdings was formed and became the publicly held entity and the sole owner of Atlas's common stock.

Holdings has subsequently been delisted from the New York Stock Exchange and is currently traded over the counter under the ticker symbol "AAWHQ."

      3.    RELATIONSHIP TO AFFILIATES AND RELATED ENTITIES

      Holdings established or invested in several foreign entities to serve the Debtors' foreign operational needs. Holdings is the 49% owner of the stock of GSS, a company organized under the laws of the United Kingdom. Holdings invested in GSS as a result of European Union ("EU") rules which prevented Atlas, a U.S. carrier, from continuing its long-term wet lease with a major EU carrier. In order to participate in the benefits of a long-term wet lease with its regular EU customer, Holdings entered into the GSS joint venture. Atlas dry leases three Boeing 747-400's to GSS and GSS in turn wet leases these aircraft to the EU customer. Atlas receives dry lease revenue from GSS and also shares in its profits and losses as a joint venturer in GSS.

      Atlas is the 100% or majority owner of several foreign subsidiaries. Atlas Air Crew Services, Ltd., a 100% owned Atlas subsidiary ("AACS"), is a United Kingdom company that employs crewmembers based out of the United Kingdom. It was formed largely for the purpose of providing better customer service and crew availability for foreign customers. AACS provides crew services to Atlas and occasionally to other airlines (such as GSS) on a contract basis. Atlas receives all economic benefits of the crewmembers' labors and pays all AACS expenses.

      Atlas owns 86% of the stock of Liege Global Cargo ("LGC"). LGC was a marketing company formed to market and sell cargo space on a Boeing 747 aircraft dry leased by Atlas to TNT (a Dutch postal service provider). LGC ceased operations in May 2003. The winding down of LGC is expected to be completed in 2004.

      Atlas is also the parent of Atlas Freighter Leasing II, Inc. ("AFL II"). AFL II owns 80% of AFL III, a Delaware corporation. AFL II is a holding company and has no business operations. Atlas owns the remaining 20% of AFL III. AFL III is a single purpose entity that owns 13 Boeing 747-200 aircraft and 12 General Electric engines (nine CF6-50 engines and three CF6-80 engines) that are leased to Atlas. The aircraft and engines owned by AFL III serve as collateral under the AFL III Credit Facility. Atlas generally makes the lease payments directly to the lenders under the AFL III Credit Facility and pays all expenses of AFL III.

      Holdings owns 100% of the stock of Acquisition, an intermediate holding company that owns 100% of the stock of Polar. Polar is a global air cargo carrier that was purchased by Holdings in November 2001. Specifically, Holdings (through Acquisition) purchased Polar from GECAS. Polar's business, as a scheduled retail airport-to-airport all cargo air carrier, is complementary to Atlas's ACMI wholesale operation. Polar operates a fleet of Boeing 747 freighters on a global network of frequent, scheduled cargo service connecting Asia, Europe, Australia, the Indian subcontinent and the Americas.

      Logistics was formed to provide ground operations support to both Atlas and Polar.

C.    CURRENT OFFICERS AND DIRECTORS OF DEBTORS

      The current management of the Debtors is composed of highly capable and experienced professionals with substantial familiarity with the airline industry.

      1.    OFFICERS AND DIRECTORS OF HOLDINGS

     DIRECTORS                                          OFFICERS
     ---------                                          --------
Brian H. Rowe             Jeffrey H. Erickson, President and Chief Executive Officer
Lawrence W. Clarkson      John W. Dietrich, Sr. Vice President, General Counsel & Chief
Joseph J. Steuert          Human Resources Officer
Jeffrey H. Erickson       David W. Lancelot, Sr. Vice President/Chief Financial Officer
Richard A. Galbraith      Ronald A. Lane, Sr. Vice President/Chief Marketing Officer
                          Wakelee Smith, Sr. Vice President, Corporate Planning & Business
                           Development
                          William C. Bradley, Vice President and Treasurer
                          Ahmad Zamany, Vice President, Technical Operations
                          David N. Brictson, Corporate Secretary
                          James R. Cato, Vice President, Flight Operations & Labor Relations

      2.    OFFICERS AND DIRECTORS OF ATLAS

     DIRECTORS                                          OFFICERS
     ---------                                          --------
Brian H. Rowe             Jeffrey H. Erickson, President and Chief Executive Officer
Joseph J. Steuert         John W. Dietrich, Sr. Vice President, General Counsel & Chief Human
Lawrence W. Clarkson       Resources Officer
Jeffrey H. Erickson       David W. Lancelot, Sr. Vice President/Chief Financial Officer
Richard A. Galbraith      Ronald A. Lane, Sr. Vice President/Chief Marketing Officer
                          Wakelee Smith, Sr. Vice President, Corporate Planning & Business
                           Development
                          William C. Bradley, Vice President/Treasurer
                          James R. Cato, Vice President, Flight Operations & Labor Relations
                          James Forbes, Vice President, Americas/Global Ground Operations
                          Graham Perkins, Vice President, Sales - Asia Pacific
                          Gary Wade, Vice President, Security
                          Ahmad Zamany, Vice President, Technical Operations
                          David N. Brictson, Corporate Secretary

      3. OFFICERS AND DIRECTORS OF POLAR

     DIRECTORS                                       OFFICERS
     ---------                                       --------
John W. Dietrich          Jeffrey H. Erickson, President and Chief Executive Officer
Jeffrey H. Erickson       John W. Dietrich, Sr. Vice President, General Counsel & Chief
William C. Bradley          Human Resources Officer
Ronald A. Lane            Edward C. Hernandez, Jr., Sr. Vice President, Sales & Marketing
James R. Cato             David W. Lancelot, Sr. Vice President/Chief Financial Officer
                          Ronald A. Lane, Sr. Vice President/Chief Marketing Officer
                          Wakelee Smith, Sr. Vice President, Corporate Planning & Business
                            Development
                          William C. Bradley, Vice President/Treasurer
                          James R. Cato, Vice President, Flight Operations & Labor Relations
                          Hendrik Falk, Vice President, Sales-Europe, Middle East & Africa
                          James Forbes, Vice President, Global Ground Operations
                          Kersti M. Krepp, Vice President, Sales - Asia
                          Richard Nuttall, Vice President, Sales-The Americas
                          Ahmad Zamany, Vice President, Technical Operations

      4. OFFICERS AND DIRECTORS OF ACQUISITION

     DIRECTORS                                       OFFICERS
     ---------                                       --------
Jeffrey H. Erickson       Jeffrey H. Erickson, President
(sole director)           John W. Dietrich, Sr. Vice President, General Counsel & Chief
                            Human Resources Officer
                          William C. Bradley, Vice President & Treasurer

      5. OFFICERS AND DIRECTORS OF LOGISTICS

     DIRECTORS                                       OFFICERS
     ---------                                       --------
Jeffrey H. Erickson       Jeffrey H. Erickson, President
William C. Bradley        John W. Dietrich, Secretary
David W. Lancelot

D. EVENTS LEADING TO CHAPTER 11

      Since 2001, the Debtors have been negatively impacted by a number of developments that affected the Debtors and their ability to service their debt and lease obligations. In the years leading up to the Petition Date, the Debtors' debt and lease obligations increased substantially in connection with the acquisition of additional aircraft.

      Air cargo carriers have suffered since 2001 due to a challenging economic environment, especially in the technology and telecom sectors which historically had been large users of air cargo capacity, reduced demand for air cargo services and the events of September 11, 2001. The air cargo industry experienced a 9.7% decline in demand (measured as revenue ton miles) in 2001, which is the worst year on record.

      In late 2002, Holdings announced that it would restate its financial statements for the 2000 and 2001 fiscal years. The decision to restate was based on a determination by Holdings that certain expenses were understated in prior years. At the time, Holdings anticipated that the restatement would be completed in early 2003.

      Holdings was unable to file its 2002 third quarter Form 10Q with the SEC because the restatement was incomplete at the time. As a result, Deutsche Bank, the agent under the Aircraft Credit Facility with Atlas and the AFL III Credit Facility with AFL III, notified Atlas and AFL III that the failure to provide financial statements for the third quarter of 2002 created a default under these two credit facilities.

      Atlas undertook efforts to secure a waiver of the default from Deutsche Bank for both credit facilities. In early January 2003, Atlas entered into an amendment and waiver with Deutsche Bank under these two credit facilities to amend the loan agreements maintained by Atlas and AFL III and to waive certain events of default arising under the loan agreements and related aircraft leases.

      In response to the challenging operating environment, in early 2003, the Debtors embarked on a comprehensive restructuring program that included a change in senior management and the initiation of an operational and financial restructuring plan. Through the course of 2003, management implemented approximately $120 million of operational cost saving initiatives and negotiated with Debtors' aircraft lessors and secured aircraft creditors to reduce the rents and payments on its aircraft. By the end of 2003, the Debtors were able to negotiate binding term sheet and restructuring agreements with a majority of their significant aircraft lenders and lessors.

      A number of the restructuring agreements that the Debtors entered prior to filing bankruptcy require as part of their implementation a chapter 11 filing by the Debtors. In addition to other reasons, a chapter 11 filing will facilitate the restructuring program by establishing one forum for the resolution of claims and implementation of a wide range of restructuring agreements. Further, a chapter 11 filing will facilitate the issuance of new equity securities required by certain restructuring agreements.

                                    ARTICLE V
                          ASSETS AND CAPITAL STRUCTURE

A. OVERVIEW

      The Debtors have a highly leveraged capital structure due to the financing requirements necessary to acquire their fleet of 747 aircraft. The Debtors have financed their aircraft fleet primarily through operating leases, on balance sheet capital leases and traditional debt financing arrangements. A significant number of these aircraft at Atlas have been financed using structured finance transactions and enhanced equipment trust certificates. Polar has not financed aircraft through structured finance transactions and enhanced equipment trust certificates and has only financed its aircraft through traditional lease and debt financing. In addition to aircraft financing, Atlas has also incurred unsecured debt obligations through the issuance of senior notes aggregating in excess of $400 million. A number of these debt and lease obligations are subject to guaranties executed among the various Debtors and their affiliates. Polar is not obligated on a guaranty or otherwise on any of the prepetition obligations of Holdings or Atlas and as more fully described in this Article. A detailed discussion of these various debt and lease obligations follows.

B. SCHEDULED ASSETS AND LIABILITIES

      The Debtors list the following assets and liabilities pursuant to their Schedules of Assets and Liabilities.

                         HOLDINGS          ATLAS            POLAR      ACQUISITION    LOGISTICS
Schedule B           $   13,399,882   $1,072,998,750   $  217,599,448      $---       $ 50,000
Personal Property
Schedule D           $          ---   $  282,844,324   $      779,218      $---       $    ---
Secured Claims
Schedule E           $          ---   $       10,504   $        7,534      $---       $    ---
Unsecured Priority
Claims
Schedule F           $   88,571,959   $  707,439,435   $  214,017,487      $---       $    900
Unsecured
Nonpriority Claims

C. ASSETS

      1. AIRCRAFT

      The Debtors' fleet composition as of the Petition Date included 50 aircraft operated by Atlas and Polar. A summary of the Debtors' fleet composition is attached to this Disclosure Statement as EXHIBIT B. This summary indicates the Debtors' fleet composition both prior to and after bankruptcy, including those aircraft leases rejected or abandoned during the Debtors' Bankruptcy Cases.

      2. FACILITIES

      Administrative offices for Polar and Atlas are located at 2000 Westchester Avenue, Purchase, New York, within a 140,000 square foot office under a long term lease through at least 2012. These offices include both operational and administrative support functions, including flight and crew operations, maintenance and engineering, material management, human resources, legal, financial and information technology. Additional administrative functions are further organized regionally with principal offices in Amsterdam, The Netherlands (5,700 square feet expiring 2008), Hong Kong (9,500 square feet expiring 2006), and Long Beach, California (45,500 square feet expiring 2006).

      Additionally, Atlas and Polar lease space globally to conduct cargo operations, or store aviation equipment and aircraft components used to maintain operating aircraft. These leased facilities are of varying lease terms and are principally located in Anchorage, Alaska (9,600 square feet expiring 2010), Amsterdam, The Netherlands (40,000 square feet expiring 2008), JFK Airport, New York (40,000 square feet), and Miami, Florida (52,000 square foot warehouse and 26,000 square foot training facility). Polar also maintains similar, but complementary, leased spaces of varying lease terms principally located in Prestwick, Scotland (170,000 square foot maintenance facility expiring 2010), Anchorage, Alaska (aircraft ramp parking), and JFK Airport, New York (40,000 square feet). Logistics maintains office space in Miami, Florida.

      Atlas and Polar also maintain a variety of smaller leased spaces to support various business functions and operations globally, the nature of which is somewhat dynamic as required to respond to changes in market conditions and operational requirements.

D. HOLDINGS - LIABILITIES AND EQUITY

      1. GECAS LOAN

      On October 31, 2001, Holdings borrowed $40 million pursuant to a term loan from GECAS to fund the acquisition of Polar. This term loan matured on October 31, 2003. Polar executed a guaranty in connection with the term loan guaranteeing Holdings's obligations under the term loan. Polar's guaranty was secured by one Boeing 747-200 aircraft (N921FT) and Polar's accounts receivables. Since this term loan matured on October 31, 2003 and has been satisfied in full, the security interest in N921FT and Polar's accounts receivables has been released.

      2. GUARANTY OF ATLAS AND POLAR LEASES

      Holdings guaranteed several leases among Atlas, Polar and GECAS. With respect to Polar leases, Holdings has guaranteed direct leases between Polar and GECAS concerning five Boeing 747-400 aircraft (N450PA, N451PA, N452PA, N453PA, and N454PA) and one Boeing 747-200 aircraft (N920FT).

      Additionally, Holdings has agreed to guaranty direct leases between Atlas and GECAS related to two Boeing 747-400 aircraft (N416MC and N418MC) subject to obtaining prior consent from the lenders under the Aircraft Credit Facility at Atlas. This consent has not yet been obtained.

      3. GUARANTY OF AIRCRAFT CREDIT FACILITY AND AFL III CREDIT FACILITY.

      Holdings has also guaranteed the obligations of Atlas under the Aircraft Credit Facility. Further, under the AFL III Credit Facility, AFL III has financed thirteen 747-200 aircraft and twelve spare engines which AFL III leases directly to Atlas. Holdings has guaranteed the obligations of Atlas under these leases to AFL III.

      4. COMMON AND PREFERRED STOCK

      As of the Petition Date, Holdings had 38,377,504 shares of common stock issued and outstanding.

      Under the restated certificate of incorporation, the board of directors for Holdings is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. No preferred stock of Holdings has been issued as of the Petition Date.

E. ATLAS - LIABILITIES

      1. AIRCRAFT CREDIT FACILITY

      In May 1996, Atlas entered into a revolving credit facility with a group of lenders, the agent for whom is now Deutsche Bank. Initially, the facility provided acquisition and conversion financing for four planes and the spare engines that secured the facility. The facility was amended and converted to a term loan in June 2002 and is currently secured by three aircraft (one Boeing 747-300 and two Boeing 747-200s). In connection with the amendments to the Aircraft Credit Facility, Atlas agreed to certain financial covenants, among other things, and agreed to reduce the obligations to specified levels based upon appraised values of the aircraft. Holdings has guaranteed Atlas's obligations under the Aircraft Credit Facility. The outstanding principal balance of the Aircraft Credit Facility as reflected in the Debtors' Schedules of Assets and Liabilities, as amended was $43,073,195.

      2. AFL III CREDIT FACILITY

      In April 2000, Atlas formed AFL III for the purpose of entering into a $300 million term loan facility to refinance the aircraft and spare engines previously financed under an AFL term loan facility and an AFL II term loan facility, plus one aircraft previously financed under the Aircraft Credit Facility and three Boeing 747-400 spare engines owned by Atlas. The AFL III Credit Facility provides lower interest rates and extended repayment terms as compared to the prior facilities. The AFL III Credit Facility consists of Term Loan A and Term Loan B. As of the Petition Date, the outstanding aggregate principal balance of Term Loan A and B was $162,855,859. The AFL III Credit Facility is secured by a first priority security interest in thirteen financed Boeing 747-200 aircraft and twelve spare engines. Atlas is not directly liable on the obligations arising under the AFL III Credit Facility; however, Atlas leases from AFL III each of the aircraft and engines that secure the AFL III Credit Facility. Moreover, Holdings has guaranteed Atlas's obligations to AFL III under these leases.

      3. SENIOR NOTES

      In August 1997, Atlas consummated an offering of $150 million of unsecured 10 3/4% Senior Notes due 2005. The proceeds of the 10 3/4% Senior Note offering were used to pay, among other things, short-term indebtedness incurred to make pre-delivery deposits to Boeing for the purchase of ten new freighter aircraft.

      In April 1998, Atlas consummated an offering of $175 million of unsecured 9 1/4% Senior Notes due 2008. The proceeds of the 9 1/4% Senior Notes were used for general corporate purposes.

      Finally, in November 1998, Atlas consummated the offering of $150 million of unsecured 9 3/8% Senior Notes due 2006. The proceeds of the 9 3/8% Senior Notes were used for general corporate purposes, including the redemption of certain 12 1/4% Equipment Notes due 2002. In June 2000, Atlas completed a common stock offering for net cash proceeds of $104 million, a portion of which was used to repurchase $12.5 million of the 10 3/4% Senior Notes, $22 million of the 9 1/4% Senior Notes, and $3.0 million of the 9 3/8% Senior Notes.

      The Senior Notes are general unsecured obligations of Atlas, which rank pari passu in right of payment to Atlas's other unsecured obligations. Because the Senior Notes are unsecured obligations of Atlas, the Senior Notes are effectively subordinated to all Atlas's secured indebtedness and to all indebtedness of its subsidiaries. Interest on the Senior Notes is payable semi-annually in arrears. As of the Petition Date, the outstanding amount of principal and accrued and unpaid interest as reflected in the Debtors' Schedules of Assets and Liabilities, as amended was $486,981,545.

      4. EETC TRANSACTIONS

            a. EETC TRANSACTION AIRCRAFT

      Atlas established three separate EETC transactions in 1998, 1999 and 2000 for purposes of financing the acquisition of twelve Boeing 747-400 aircraft. In the 1998 EETC Transaction, Atlas financed five aircraft. Of these five aircraft, Atlas owns one aircraft and leases the remaining four in leveraged leases. In the 1999 EETC Transaction, Atlas also financed five aircraft, one of which Atlas owns with the remaining four in leveraged leases. In the 2000 EETC Transaction, Atlas financed only two aircraft pursuant to leveraged leases.

                  (1) 1998 EETC TRANSACTIONS

      In February 1998, Atlas completed an offering of $538.9 million of pass-through certificates. The cash proceeds from the 1998 Certificates were used to finance (through four leveraged leases and one secured debt financing) the first five new Boeing 747-400 freighter aircraft delivered to Atlas during the period July 1998 through December 1998. In connection with the secured debt financing, Atlas took ownership of one of the aircraft and executed equipment notes in the aggregate amount of $107.9 million with a weighted average interest rate of 7.6%. As of the Petition Date, the Debtors' Schedules of Assets and Liabilities, as amended, reflect that Atlas had $73,006,290 outstanding under the secured debt financing related to the owned aircraft under the 1998 EETC Transactions.

                  (2) 1999 EETC TRANSACTIONS

      In April 1999, Atlas completed an offering of $543.6 million of pass-through certificates. The cash proceeds from the 1999 Certificates were used to finance (through four leveraged leases and one secured debt financing) five new Boeing 747-400 freighter aircraft. In connection with the secured debt financing, Atlas took ownership of one of the aircraft and executed equipment notes in the aggregate amount of $102.6 million with a weighted average interest rate of 7.6%. As of the Petition Date, the Debtors' Schedules of Assets and Liabilities, as amended, reflect that Atlas had $86,866,817 outstanding under the secured debt financing related to the owned aircraft under the 1999 EETC Transactions.

                  (3) 2000 EETC TRANSACTIONS

      In April 2000, Atlas completed an offering of $217.3 million of pass-through certificates. The cash proceeds from the 2000 Certificates were used to finance (through two leveraged lease transactions) two new 747-400 freighter aircraft which were delivered to Atlas during the second quarter of 2000. Atlas does not own either of these two aircraft and therefore has no equipment note obligations associated with them.

            b. LEVERAGED LEASE STRUCTURE

      In the leveraged lease structures, the Owner Trustee is the record owner of the aircraft. Wells Fargo Bank Northwest, National Association ("Wells Fargo") serves as the Owner Trustee with respect to the leveraged leases in each of Atlas's EETC Transactions. As the owner of the aircraft, the Owner Trustee also serves as the lessor of the aircraft under the EETC Lease between Atlas and the Owner Trustee.

      The Owner Trustee also serves as trustee for the real beneficial owner of the aircraft, the Owner Participant. The original Owner Participant for each aircraft invested (on an equity basis) approximately 20% of the original cost of the aircraft. The remaining approximately 80% of the aircraft cost was financed with debt issued by the Owner Trustee on a non-recourse basis in the form of Equipment Notes. These Equipment Notes were generally issued in three series or tranches designated as series A, B and C Equipment Notes. A separate series of A, B and C Equipment Notes was issued for each aircraft.

      With respect to the two aircraft owned by Atlas, there is no leveraged lease structure or EETC Lease. Atlas is the beneficial owner of the aircraft and the issuer of the Equipment Notes. The Equipment Notes issued with respect to the owned aircraft are fully recourse to Atlas.

      The Equipment Notes are secured by liens on the aircraft and a collateral assignment of the EETC Lease on the aircraft. Wilmington Trust Company ("Wilmington") serves as the Indenture Trustee holding the liens against the aircraft and the collateral assignment of the EETC Lease for the benefit of the record holder of the Equipment Notes. The record holder of the Equipment Notes is the Subordination Agent. Wilmington also serves as the Subordination Agent.

            c. PUBLIC DEBT LEVERAGE

      The loans evidenced by the Equipment Notes were funded by a public offering of securities called enhanced equipment trust certificates, i.e., the EETC Certificates. Like the Equipment Notes, the EETC Certificates were issued in three series for each EETC Transaction designated as series A, B and C Certificates. Each class of EETC Certificates was issued by the trustee for separate Atlas Pass Through Trusts with the same designation as the class of EETC Certificates issued.

      Each of these Pass Through Trustees is also the holder and beneficial owner of the Equipment Notes bearing the same class designation. The Subordination Agent is the record holder of the Equipment Notes.

      For example, the Class A Trustee issued the Class A Certificates. This Class A Trustee is also the beneficial owner of the Class A Equipment Notes because funds received from the public offering of the Class A Certificates were used by the Class A Trustee to purchase the Class A Equipment Notes. The Owner Trustees used the funds they received from issuing the Equipment Notes (together with the funds invested by the Owner Participants) to purchase the aircraft. The Owner Trustee leases the aircraft to Atlas. A diagram illustrating the parties to a typical EETC Transaction is set forth below:

                           ILLUSTRATIVE EETC STRUCTURE

                    [ILLUSTRATIVE EETC STRUCTURE FLOW CHART]

      In the foregoing example,(4) there are four separate Owner Trustees, each owning an individual 747-400 aircraft with tail numbers N496MC, N497MC, N498MC and N499MC respectively. Atlas owns one aircraft with tail number N495MC. Each of the Owner Trustees leases its aircraft to Atlas. Each Owner Trustee has issued Class A, B and C Equipment Notes to finance in part the cost of the aircraft. The remaining cost was financed by an equity investment from four separate Owner Participants who are the beneficiaries of each trust. The Class A, B and C Equipment Notes were sold to the Class A, B and C Pass Through Trustees, which in turn purchased the Equipment Notes with funds raised from the sale of the EETC Certificates.

            d. LIQUIDITY PROVIDERS

      Each EETC Transaction has a liquidity enhancement feature implemented by the presence of three separate Liquidity Providers. A Liquidity Provider exists for each Pass Through Trust with a corresponding designation as the Class A, B and C Liquidity Provider. Generally, to the extent Atlas fails to make sufficient lease payments on the leased aircraft or sufficient Equipment Note payments on the owned aircraft, the Liquidity Providers will advance up to three interest payments (for each series of EETC Certificates) to the Subordination Agent for distribution to the Pass Through Trustees and their respective EETC Certificateholders. Each of the Liquidity Providers terminated their loan facilities and funded their full obligations prior to the Petition Date. The Liquidity Providers have a first lien on the aircraft to secure repayment of their expenses, advances and accrued interest and also have a priority over the EETC Certificateholders for payment of all such amounts out of funds received by the Subordination Agreement.

      5. OTHER ATLAS FINANCINGS

            a. ON BALANCE SHEET FINANCING ARRANGEMENTS

      Prior to the Petition Date, Atlas financed the acquisition of aircraft and flight simulators through debt and capital lease financing transactions. These other financing arrangements are identified below with debt balances from the Debtors' Schedules of Assets and Liabilities, as amended.

                             FINANCING                                       BALANCE AS OF
    CREDITOR                ARRANGEMENT                COLLATERAL            PETITION DATE
    --------                -----------                -----------           -------------
Banc One Leasing       Loan Agreement            Boeing 747-300 aircraft      $19,253,295
Corp.                                            (N354MC)

Banc One Leasing       Loan Agreement            Boeing 747-200 aircraft      $23,602,806
Corp.                                            (N535MC)

Hypovereinsbank        Credit Agreement          Boeing 747-200 aircraft      $ 5,058,154
Luxembourg Societe                               (N537MC)
Anonyme

Key Corp Leasing Ltd.  Master Equipment Lease    Boeing 747-400 Flight        $ 2,417,286
                                                 Simulator

-----------------

(4)   This example is based on the 1999 EETC Transaction.

Key Corp Leasing Ltd.  Master Equipment Lease    Quadrangle Upgrade to        $   304,174
                                                 Boeing 747-400 Flight
                                                 Simulator

      The collateral securing the Bank One Leasing Corp. aircraft was abandoned by the Debtors by the Order Authorizing the Rejection of Leased or Mortgaged Aircraft and Engines (Tail Numbers N354MC and N535MC) entered by the Bankruptcy Court on February 10, 2004, as amended by order dated February 27, 2004 and corrected by order dated April 21, 2004.

            b. OFF BALANCE SHEET FINANCING ARRANGEMENTS

      Prior to the Petition Date, Atlas also financed the acquisition of aircraft through various operating leases. These operating leases are identified below.

          CREDITOR                  FINANCING ARRANGEMENT       LEASED AIRCRAFT
          --------                  ---------------------       ---------------
Potomac Capital Investment        Aircraft Operating Lease  Boeing 747-200 aircraft
Corporation                                                 (N506MC)
Fleet Business Credit             Aircraft Operating Lease  Boeing 747-200 aircraft
Corporation                                                 (N507MC)
Guaranty Capital Corporation      Aircraft Operating Lease  Boeing 747-200 aircraft
                                                            (N508MC)
Guaranty Capital dba American     Aircraft Operating Lease  Boeing 747-200F aircraft
Finance Group                                               (N516MC)
First Union National Bank         Aircraft Operating Lease  Boeing 747-200F aircraft
                                                            (N518MC)
First Security Bank, assigned to  Aircraft Operating Lease  Boeing 747-300 aircraft
East Trust-Sub 12                                           (N24837)
U.S. Bank National Association    Aircraft Operating Lease  Boeing 747-400 aircraft
                                                            (N415MC)
Tuolumne River Aircraft           Aircraft Operating Lease  Boeing 747-400 aircraft
Finance Inc.                                                (N416MC)
AFS Investments XL-C LLC          Aircraft Operating Lease  Boeing 747-400 (N418MC)

      On February 10, 2004, the Bankruptcy Court entered an Order Authorizing the Rejection of Leased or Mortgaged Aircraft and Engines (Tail Number N507MC), allowing Atlas to reject the operating lease with Fleet Business Credit Corp. On May 19, 2004, the Bankruptcy Court entered an order approving a stipulation under section 1110(b) of the Bankruptcy Code providing for the rejection and return of a 747-200 aircraft (Tail Number N518MC).

      6. ATLAS GUARANTY OF GSS LOAN

      On June 21, 2002, Atlas executed a Deed of Undertaking guarantying that loan agreement entered into on June 21, 2002, between the United Bank of Kuwait, PLC as lender and GSS as borrower.

F. POLAR FINANCING

      1. OFF BALANCE SHEET FINANCING ARRANGEMENTS

      Prior to the Petition Date, Polar financed the acquisition of aircraft primarily through various operating lease arrangements. These operating leases are identified below.

          CREDITOR                  FINANCING ARRANGEMENT                 LEASED AIRCRAFT
          --------                  ---------------------                 ---------------
Wells Fargo Northwest, N.A, as    Aircraft Operating Lease with       Boeing 747-400 aircraft
owner trustee and General         Polar as sublessee                  (N450PA)
Electric Capital Corporation as
lessee

Wells Fargo Northwest, N.A, as    Aircraft Operating Lease with       Boeing 747-400 aircraft
owner trustee and General         Polar as sublessee                  (N451PA)
Electric Capital Corporation as
lessee

Wells Fargo Northwest, N.A, as    Aircraft Operating Lease with       Boeing 747-400 aircraft
owner trustee and General         Polar as sublessee                  (N452PA)
Electric Capital Corporation as
lessee

Wells Fargo Northwest, N.A, as    Aircraft Operating Lease with       Boeing 747-400 aircraft
owner trustee and General         Polar as sublessee                  (N453PA)
Electric Capital Corporation as
lessee

Charles River Aircraft Finance    Aircraft Operating Lease            Boeing 747-400 aircraft
                                                                      (N454PA)

Polaris Holding Company           Aircraft Operating Lease            Boeing 747-200 aircraft
                                                                      (N920FT)

First Security Bank, N.A.         Aircraft Operating Lease            Boeing 747-2U3B aircraft
                                                                      (N922FT)

First Security Bank, N.A          Aircraft Operating Lease            Boeing 747-2U3B aircraft
                                                                      (N923FT)

First Security Bank, N.A.         Aircraft Operating Lease            Boeing 747-100 aircraft
                                                                      (N858FT)

First Security Bank, N.A.         Aircraft Operating Lease            Boeing 747-100 aircraft
                                                                      (N859FT)

Aero USA, Inc.                    Aircraft Operating Lease            Boeing 747-200 aircraft
                                                                      (N924FT)

      On February 10, 2004, the Bankruptcy Court entered an Order Authorizing the Rejection and Abandonment of Leased and Mortgaged Aircraft and Engines (Tail Numbers N858FT, N859FT, N922FT and N923FT), allowing Polar to reject the operating leases with First Security Bank, N.A. On April 22, 2004, the Bankruptcy Court entered an order approving a stipulation under section 1110(b) of the Bankruptcy Code and providing the Debtors' use of a 747-200 aircraft (Tail Number N924FT) until an agreed upon rejection date in April 2004.

      2. POLAR GUARANTY OF GECAS LOAN

      Polar guaranteed Holdings's obligations under a term loan pursuant to which Holdings borrowed $40 million from GECAS to fund the acquisition of Polar. As security for Polar's obligations under the guaranty, Polar granted a security interest in its accounts receivable and one Boeing 747-200 (N921FT). As of October 31, 2003, this term loan has been paid in full and the security interest in N921FT and Polar's accounts receivable has been released.

                                   ARTICLE VI
                              FINANCIAL INFORMATION

A. RESTATEMENT OF HISTORICAL FINANCIAL STATEMENTS

      In October 2002 (prior to the public announcement of Holdings's consolidated financial results for the three and nine month period ended September 30, 2002), Holdings determined that it was required to restate its previously reported audited consolidated financial statements for the two years ended prior to December 31, 2002, as well as its previously reported unaudited consolidated financial results for the first two quarters of 2002. The requirement to restate resulted from accounting errors identified in the following areas: inventory obsolescence, allowance for bad debts and heavy maintenance expenses. In addition, during the course of the restatement, Holdings identified additional errors in its previous accounting, including an additional impairment charge related to flight equipment and related assets as well as certain other items. Due to the lack of supporting documentation, Holdings is unable to determine the period to which certain adjustments relate and, therefore, is unable to issue restated consolidated financial statements for the years ended December 31, 2000 and 2001.

      The result of the accounting adjustments discussed above decreased previously reported December 31, 2001 retained earnings from $185.1 million to an accumulated deficit of $179.7 million. The effects of these adjustments are set forth below (in thousands):

Retained earnings at December 31, 2001, as previously stated     $ 185.1

(a) Impairment loss                                               (281.4)
(b) Recognition of maintenance expense                            (105.2)
(c) Inventory obsolescence                                         (32.5)
(d) Allowance for doubtful accounts                                (17.7)
(e) Other, net                                                     (35.6)
(f) Income taxes                                                   107.6
                                                                --------
Accumulated deficit at December 31, 2001, as restated           ($ 179.7)
                                                                ========

B. HISTORICAL FINANCIAL STATEMENTS

      Since the restatement, the Debtors issued audited financial statements for calendar year 2002. These audited financial statements have been filed with the SEC on Form 8-K filed on December 12, 2003. The Debtors have also prepared unaudited financial statements for calendar year 2003. A summary comparison Statement of Operations and Balance Sheet on a consolidated and unconsolidated basis for calendar years 2002 (audited) and 2003 (unaudited) are attached as EXHIBIT C to this Disclosure Statement.

                                  ARTICLE VII
                               LEGAL PROCEEDINGS

A. SHAREHOLDER LITIGATION

      1. SHAREHOLDER DERIVATIVE ACTIONS

      On October 25, 2002 and November 12, 2002, shareholders filed two separate derivative actions on behalf of Holdings against various former and current officers and members of Holdings's board of directors in the Supreme Court of New York, Westchester County. Both derivative actions charge that members of the board of directors violated: (1) their fiduciary duties of loyalty and good faith, (2) GAAP, and (3) Holdings's Audit Committee Charter by failing to implement and maintain an adequate internal accounting control system. Furthermore, the actions allege that a certain named director breached her fiduciary duties of loyalty and good faith by using material non-public information to sell shares of Holdings's common stock at artificially inflated prices. Parties to the two derivative actions have entered into a stipulation under which the actions have been consolidated into one proceeding. No further proceedings have occurred. By agreement of the parties and by order of the court, all further proceedings have been stayed pending resolution of the pending motions to dismiss the consolidated class actions described in the following section. On February 3, 2004, Holdings provided notice of its January 30, 2004 bankruptcy filing to the court hearing the consolidated action.

      2. SECURITIES CLASS ACTION COMPLAINTS

      Seven putative class action complaints have been filed against Holdings and several of its current and former officers and directors in the United States District Court for the Southern District of New York. The seven class actions were filed on behalf of purchasers of Holdings's publicly traded common stock during the period April 18, 2000 through October 15, 2002. These class actions alleged, among other things, that during the time period asserted, Holdings and the individual defendants knowingly issued materially false and misleading statements to the market in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The class actions included claims under the Securities Act of 1933 on behalf of purchasers of common stock issued by Holdings in a September 2000 secondary public offering pursuant to, or traceable to, a prospectus supplement dated September 14, 2000 and filed with the SEC on September 18, 2000 (the "September Secondary Offering"). The complaints sought unspecified compensatory damages and other relief. On May 19, 2003, these seven class actions were consolidated into one proceeding. A lead plaintiff and a lead counsel were appointed by that court.

      Plaintiffs filed a single consolidated amended class action complaint in August 2003. Before any response thereto was made by any defendant, plaintiffs filed a second consolidated amended class action complaint in October 2003. The second consolidated amended class action complaint in October 2003 supercedes and replaces all prior complaints, and alleges: (i) violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against Holdings and six of its current or former officers or directors on behalf of all persons who purchased or otherwise acquired the common stock of Holdings between April 18, 2000 and October 15, 2002, inclusive, and (ii) violation of Sections 11 and 15 of the Securities Act of 1933 against Holdings, four of its current or former officers or directors and Morgan Stanley Dean Witter on behalf of all persons who purchased or otherwise acquired Atlas common stock issued in the September secondary offering. Each defendant moved to dismiss the second consolidated amended class action complaint on or about December 17, 2003. On February 3, 2004 Holdings notified the court hearing the consolidated action of Holdings's January 30, 2004 bankruptcy filing staying the litigation against Holdings. Motions to dismiss have been filed and have been fully briefed, and the parties are awaiting a decision from the District Court.

B. SEC INVESTIGATION

      On October 17, 2002, the SEC commenced an investigation arising out of Holdings's October 16, 2002 announcement that it would re-audit its 2000 and 2001 financial statements. In October 2002, Holdings's board of directors appointed a special committee which in turn retained the law firm of Skadden, Arps, Slate, Meagher and Flom LLP ("Skadden") for the purpose of performing an internal review concerning re-audit issues and assisting Holdings in its cooperation with the SEC investigation. A Formal Order of Investigation has since been issued authorizing the SEC to take evidence in connection with its investigation. The SEC has served several subpoenas on Holdings requiring the production of documents and witness testimony. The SEC's investigation is on going and Holdings intends to continue its cooperation with the SEC staff in its investigation.

C. OTHER LITIGATION

      Wells Fargo, which leased a Boeing 747-200 aircraft (N806FT) to Polar, has brought an action in the United Kingdom against Polar for its alleged failure to return the aircraft in compliance with return conditions as set forth in the lease. Wells Fargo is seeking monetary damages, including double rent and the cost of maintenance to restore the aircraft to comply with the specified return conditions. This action is currently pending in the United Kingdom. The Debtors dispute the allegations set forth in Wells Fargo's complaint. A tentative settlement has been reached by the parties and the Debtors intend to seek Bankruptcy Court approval of the settlement.

      Miami-Dade County is currently investigating and remediating various environmental conditions at the Miami International Airport. The remediation is funded through landing fees and various cost recovery methods. A lawsuit has been initiated naming approximately 17 defendants with another 243, including Atlas, being named potentially responsible parties. Miami-Dade County is attempting to recover its past and future costs relating to the investigation and remediation of soil and groundwater contamination at Miami International Airport. Because the extent and cost of the remedial actions is unknown, Atlas's portion of the cleanup costs cannot be reasonably estimated. The proportion of the cost that will ultimately be recovered from other potentially responsible parties who have had longer and more substantial operations at Miami International Airport is such that Atlas's portion is not expected to have a material adverse effect upon Atlas.

      On June 4, 2003, the Occupational Safety and Health Administration ("OSHA") received a notice from Cargo Airport Services of possible health hazards at space leased by Polar at John F. Kennedy International Airport (John
F. Kennedy Airport, Cargo Building 87, the "PAC

Warehouse"). OSHA provided notice of these alleged health hazards to Polar (the "OSHA Letter") requiring Polar to immediately investigate the alleged conditions and make all necessary modifications and/or corrections or risk citation and penalty. The alleged violation stemmed from roof repairs being performed at the PAC Warehouse. Prior to performing the roof repairs, tests were performed revealing the presence of "non-friable" asbestos. The required notifications of asbestos presence were made to the appropriate entities, specialty contractors and subcontractors were hired and appropriate regulations were observed. During the repair process, nuisance dust filtered into the PAC Warehouse area, however, 90% of all asbestos had already been removed from the PAC Warehouse and any remaining asbestos material was not near the roofing demolition project that generated the dust. On June 9, 2003, Polar responded to Cargo Airport Services' complaint to OSHA in a letter detailing these events. OSHA has not assessed a penalty or issued a citation against Polar.

      On August 7, 2001, Atlas sued Southern Air, Inc. and Hernan Galindo in Miami-Dade County Circuit Court seeking damages in excess of $13 million. This complaint alleges, among other things, the defendants committed tortious interference with Atlas contracts and/ or bus iness relationships with Aerofloral, Inc., unfair competition and conspiracy. Atlas subsequently filed a second amended complaint joining additional defendants James K. Neff, Randall P. Fiorenza, Jay Holdings LLC, and EFF Holdings LLC, on the same legal theories asserted in the original complaint. On November 15, 2002, Southern Air, Inc. filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code, and thus, the lawsuit has been stayed against Southern Air, Inc. The court, however, denied the other defendants' motions to dismiss, and all have answered the second amended complaint denying any liability to Atlas. Southern Air, Inc. has filed a counterclaim against Atlas and a third party complaint against Holdings. The counterclaim and third party complaint allege, among other things, that Atlas and Holdings are alter egos of each other and committed various torts against Southern Air, Inc., including tortious interference with contract and with advantageous business relationships, unfair competition, conspiracy, and other anti-competitive acts in violation of Florida law. Atlas and Holdings both believe the counterclaim and third party complaint have no merit and intend to vigorously defend against these actions.

      ALPA has filed a labor grievance against Polar challenging the permissibility under the Polar-ALPA collective bargaining agreement of certain wet lease flying performed by Atlas on behalf of Polar. This matter was presented to an arbitrator in February 2004 before the Polar Air Cargo, Inc. Crewmembers' System Board of Adjustment ("SBA"). A preliminary decision has been issued by the arbitrator denying ALPA's grievance. ALPA has requested an executive session of the SBA to challenge the arbitrator's preliminary decision. The executive session is scheduled for June 2, 2004.

      The Debtors are involved in other litigation incident to the ordinary course of their business, however, the Debtors do not believe the ultimate disposition of any such litigation will materially affect the Debtors' consolidated financial position or results of operations.

      There are currently contested matters and legal proceedings between the Debtors and the Polar Committee in the Debtors' Bankruptcy Case. These contested matters and legal proceedings are abated pending approval of a global settlement reached among the Atlas

Committee, the Polar Committee and the Debtors. A description of these contested matters, legal proceedings and the global settlement are described in Article VIII, Post-Bankruptcy Operations and Significant Events in Bankruptcy.

D. AVOIDANCE ACTIONS

      During the 90-day period immediately preceding the Petition Date, while insolvent, the Debtors made various payments and other transfers to creditors on account of antecedent debts. In addition, during the one-year period before the Petition Date, the Debtors made certain transfers to, or for the benefit of, certain "insider" creditors. Some of those payments may be subject to avoidance and recovery by the Debtors' bankruptcy estates as preferential and/or fraudulent transfers pursuant to Bankruptcy Code sections 329, 544, 547, 548 and
550. The Debtors will hold all claims, causes of action, and other legal and equitable rights that the Debtors had (or had power to assert) immediately prior to confirmation of the Plan, including actions for the avoidance and recovery of estate property under Bankruptcy Code sections 329 and 550, or transfers avoidable under Bankruptcy Code sections 544, 545, 547, 548, 549 or 553(b), and the Debtors may commence or continue, in any appropriate court or tribunal, any suit or other proceeding for the enforcement of such actions.

      The Debtors' Schedules of Assets and Liabilities identify creditors whose Claims are disputed, and the Debtors' Statement of Financial Affairs identifies the parties who received payments and transfers from the Debtors, which payments and transfers may be avoidable under the Bankruptcy Code. Moreover, the Debtors continue to investigate Avoidance Actions and Rights of Action they may have against third parties. The Debtors have not completed their investigation of potential objections to Claims, Avoidance Actions and Rights of Action; therefore, the Debtors are unable to provide any meaningful estimate of amounts that could be recovered. THE PLAN DOES NOT, AND IS NOT INTENDED TO, RELEASE ANY SUCH RIGHTS OF ACTION, AVOIDANCE ACTIONS, OR OBJECTIONS TO PROOFS OF CLAIM. ALL SUCH RIGHTS ARE SPECIFICALLY RESERVED IN FAVOR OF THE DEBTORS.

      Creditors should understand that legal rights, Claims and Rights of Action the Debtors may have against them, if any exist, are retained under the Plan for prosecution unless a specific order of the Court authorizes the Debtors to release such Claims. As such, creditors are cautioned not to rely on (i) the absence of the listing of any legal right, Claim or Right of Action against a particular creditor in the Disclosure Statement, Plan, Schedules of Assets and Liabilities or Statement of Financial Affairs or (ii) the absence of litigation or demand prior to the Effective Date of the Plan as any indication that the Debtors do not possess or do not intend to prosecute a particular right, claim or cause of action if a particular creditor votes to accept the Plan. It is the expressed intention of the Plan to preserve rights, Claims, and Rights of Action of the Debtors, whether now known or unknown, for the benefit of the Debtors' Estates and their creditors.

                                  ARTICLE VIII
                         POST-BANKRUPTCY OPERATIONS AND
                        SIGNIFICANT EVENTS IN BANKRUPTCY

A. POST-BANKRUPTCY OPERATIONS

      Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties in the normal course as debtors-in-possession.

B. FIRST DAY ORDERS

      On or shortly after the Petition Date, the Debtors filed a number of motions designed to allow them to continue operating their business in the ordinary course without unnecessary disruption as a result of the bankruptcy filings. Pursuant to those motions, the Bankruptcy Court entered orders that, among other things, granted the Debtors the authority to:

            - retain the Trumbull Group to serve as claims noticing and balloting agent to the Debtors;

            - establish a bar date for filing proofs of claims and proofs of interest;

            - establish certain notice, case management and administrative procedures;

            - retain Haynes and Boone, LLP as their general bankruptcy co-counsel;

            - retain Berger Singerman, P.A. as their general bankruptcy co-counsel;

            - retain Cahill Gordon & Reindel, LLP as their special corporate counsel;

            -  retain Lazard Freres & Co. LLC as their investment banker;

            -  establish procedures for payment of professionals;

            -  employ professionals in the ordinary course of business;

            - extend the period during which utility companies may not alter, refuse, or discontinue services to the Debtors;

            - pay prepetition accrued wages, salaries, medical benefits, and reimbursable employee expenses;

            -  maintain existing bank accounts and business forms;

            -  continue use of the cash management system;

            - extend the time within which the Debtors must assume or reject unexpired leases of nonresidential real property.

            - retain Crowe & Dunlevy as special counsel related to Federal Aviation Administration Registry and Aircraft Title matters;

            - establish notification and hearing procedures for trading in claims and equity interests;

            -  retain KPMG as accountants, financial and tax advisors;

            -  retain DLA as special European counsel;

            - retain Lucio, Bronstein, Garbett, Stiphany & Allen, P.A. as special counsel;

            -  retain Warren & Sklar as special aircraft financing counsel;

            - retain Babcock & Brown as aircraft lease and restructuring advisor;

            - retain O'Melveny & Myers, LLP as special labor and employment counsel;

            -  retain Ernst & Young, LLP as auditors and accountants;

            - pay certain prepetition sales, use, excise and other trust fund taxes to taxing authorities;

            - pay secured domestic airport landing fees and other similar bonded or secured obligations;

            - honor prepetition obligations to customers and continue customer obligations in the ordinary course of business;

            -  pay foreign vendors, service providers and governments;

            -  pay certain domestic critical vendors.

      The Bankruptcy Court also entered an order directing the Bankruptcy Cases to be jointly administered. In addition to the foregoing, the Bankruptcy Court has entered orders authorizing the rejection of aircraft N507MC, N518MC, N858FT, N859FT, N922FT, N923FT and N924FT and the abandonment of aircraft N535MC and N354MC. Furthermore, the Bankruptcy Court has authorized the rejection of an engine maintenance agreement with GE Services, Inc., and has authorized the Debtors to enter into a CF6-80 engine maintenance agreement with MTU Maintenance Hannover GmbH.

C. CREDITORS COMMITTEES

      On February 10, 2004, the U.S. Trustee filed an Appointment and Notice of Appointment of Committee of Creditors Holding Unsecured Claims in both the Atlas (the "Atlas Committee") and Polar (the "Polar Committee") Bankruptcy Cases. Pursuant to these notices, the following members were appointed:

    ATLAS UNSECURED CREDITORS' COMMITTEE               POLAR UNSECURED CREDITORS' COMMITTEE
    ------------------------------------               ------------------------------------
HSBC Bank, USA, as Indenture Trustee                Triton Aviation Services, Limited
HMC-HY (Harbert Distressed Inv. Master Fund)        Air Line Pilots Association, International
Stanfield Offshore Leveraged Assets, Ltd.           Alliance Airlines
Sankaty Advisors, LLC                               Israel Aircraft Industries
Air Line Pilots Association, International          JAL Trans, Inc.
Goodrich Corporation
ALL Worldwide

D. EMPLOYMENT OF PROFESSIONALS

      Pursuant to orders entered by the Bankruptcy Court, the Debtors retained certain professionals to represent their interests as follows:

        PROFESSIONAL                                            RETAINED BY DEBTORS AS:
        ------------                                            -----------------------
Haynes and Boone, LLP                         Bankruptcy Co-counsel
Cahill Gordon & Reindel, LLP                  Corporate Counsel
Berger Singerman, P.A.                        Bankruptcy Co-counsel
Lazard Freres & Co., LLC                      Financial Advisor
Babcock & Brown                               Aircraft Lease Advisors
KPMG, LLP                                     Accountants, Financial and Tax Advisors
Trumbull Group, LLC                           Claims, Noticing and Balloting Agent
Crowe & Dunlevy                               Federal Aviation Administration Registry and
                                              Aircraft Title Matters Counsel
DLA                                           Special European Counsel
Lucio, Bronstein, Garbett, Stiphany & Allen,  Special Counsel
PA
Warren & Sklar                                Special Corporate, Aircraft Leasing and Aircraft
                                              Financing Counsel
Ernst & Young, LLP                            Auditors and Accountants
O'Melveny & Myers, LLP                        Special Labor and Employment Counsel
MergeGlobal, Inc.                             Aviation Consultants
Carter Ledyard & Milburn, LLP                 Special Tax and Employee Benefits Counsel
Deloitte & Touche, LLP                        Employee Compensation Consultants
Dickinson, Wheelock & Ffrench, PC             Special Labor Counsel
Wilmer Cutler Pickering LLP                   Special Regulatory Counsel
Barst & Mukamel, LLP                          Immigration Counsel
LECG, LLC                                     Valuation expert (application pending)

      In addition to the Debtors, only the Committees have sought authority to retain professionals in connection with the Debtors' bankruptcy cases. On March 5, 2004, the Atlas Committee filed applications to retain the law firms of Kelley Drye & Warren LLP, as counsel, and Bilzin, Sumberg, Baena, Price & Axelrod LLP, as local counsel. On February 27, 2004, the Polar Committee filed an application to retain the law firm of Kozyak, Tropin & Throckmorton, PA. On March 5, 2004, the Polar Committee filed an application to retain the law firm of Heller, Ehrman, White & McAuliffe, LLP as co-counsel. The Bankruptcy Court has entered orders approving all of these applications.

      Additionally, on March 10, 2004, the Polar Committee filed an application for authority to employ Air Cargo Management Group as air cargo expert that was approved by the Bankruptcy Court by order entered March 24, 2004. The Polar Committee has also filed applications for employment of Miller Mathis & Co. as financial advisors and Development Specialists, Inc. as consultants. The Bankruptcy Court approved the application for employment of Development Specialists, Inc. on May 19, 2004.

      Further, on April 9, 2004, the Atlas Committee filed an application for authority to employ Boston & Boston, PLLC as special FAA counsel which was approved by the Bankruptcy Court on May 6, 2004. On April 28, 2004, the Atlas Committee also filed an application to employ Jefferies & Company, Inc. and Skyworks Capital, LLC as financial advisors which has recently been approved by the Bankruptcy Court.

E. SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

      The Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs on March 1, 2004. Certain of the Debtors filed amended Schedules of Assets and Liabilities and amended Statements of Financial Affairs on May 7, 2004.

      The Professionals retained by the Debtors' Estates are required to prepare monthly invoices and file quarterly fee applications pursuant to the Fee Procedures Order entered by the Bankruptcy Court and are entitled to receive monthly payment of fees and expenses subject to a twenty percent holdback for fees.

F. OTHER SIGNIFICANT ACTIONS

      1. SECTION 1110 STIPULATIONS

      Section 1110 of the Bankruptcy Code provides aircraft creditors with rights and protections with respect to certain aircraft equipment (the "1110 Equipment"), including the right to exercise remedies with respect to the 1110 Equipment after the expiration of the 60-day period following the Petition Date (the "Section 1110 Period"). Atlas and Polar entered into various section 1110 stipulations under section 1110(b) of the Bankruptcy Code (the "Stipulations"). The Stipulations extend the Section 1110 Period for up to 180 days after the Petition Date, unless earlier terminated upon certain events described in each stipulation, including the confirmation of a plan of reorganization. The Stipulations generally incorporate the payment and other covenants of the restructured loan and lease agreements. The Stipulations provide for the Debtors to comply with any such covenants as a condition to continued forbearance during the extended Section 1110 Period. The Stipulations do not amend the underlying leases or loan agreements.

      The Debtors have entered into Stipulations regarding each of the following aircraft:

         US REGISTRATION
DEBTOR       NUMBER         FINANCING ARRANGEMENT
------   ---------------    ---------------------
 Atlas       N408MC         1998 EETC Transaction
 Atlas       N491MC         1998 EETC Transaction
 Atlas       N492MC         1998 EETC Transaction
 Atlas       N493MC         1998 EETC Transaction
 Atlas       N494MC         1998 EETC Transaction
 Atlas       N495MC         1999 EETC Transaction
 Atlas       N496MC         1999 EETC Transaction
 Atlas       N497MC         1999 EETC Transaction
 Atlas       N498MC         1999 EETC Transaction
 Atlas       N499MC         1999 EETC Transaction
 Atlas       N409MC         2000 EETC Transaction
 Atlas       N412MC         2000 EETC Transaction
 Atlas       N505MC         AFL III Term Loan
 Atlas       N509MC         AFL III Term Loan
 Atlas       N512MC         AFL III Term Loan
 Atlas       N517MC         AFL III Term Loan
 Atlas       N522MC         AFL III Term Loan
 Atlas       N523MC         AFL III Term Loan
 Atlas       N524MC         AFL III Term Loan
 Atlas       N526MC         AFL III Term Loan
 Atlas       N527MC         AFL III Term Loan
 Atlas       N528MC         AFL III Term Loan
 Atlas       N534MC         AFL III Term Loan
 Atlas       N808MC         AFL III Term Loan
 Atlas       N809MC         AFL III Term Loan
 Atlas       N536MC         Aircraft Credit Facility
 Atlas       N355MC         Aircraft Credit Facility
 Atlas       N540MC         Aircraft Credit Facility
 Atlas       N418MC         Lease Agreement - AFS Investments XL-C LLC
 Atlas       N508MC         Lease Agreement - Guaranty Capital Corporation
 Atlas       N516MC         Lease Agreement - Guaranty Capital Corporation dba
                            American Finance Group
 Atlas       N506MC         Lease Agreement - Potomac Capital Investment
                            Corporation
 Atlas       N416MC         Lease Agreement - Tuolumne River Aircraft Finance, Inc.
 Atlas       N415MC         Lease Agreement - U.S. Bank National Association
 Atlas       N537MC         Security Agreement - Hypovereinsbank Luxembourg
                            Societe Anonyme
 Atlas       N518MC         Lombard (lease agreement to be rejected)
 Polar       N450PA         Lease Agreement - General Electric Capital Corporation
 Polar       N451PA         Lease Agreement - General Electric Capital Corporation
 Polar       N452PA         Lease Agreement - General Electric Capital Corporation
 Polar       N453PA         Lease Agreement - General Electric Capital Corporation
 Polar       N454PA         Lease Agreement - Charles River Aircraft Finance
 Polar       N920FT         Lease Agreement - Polaris Holding Company
 Polar       N355MC         Sublease Agreement - Atlas Air
 Polar       N496MC         Sublease Agreement - Atlas Air
 Polar       N505MC         Sublease Agreement - Atlas Air
 Polar       N924FT         Aero USA (lease agreement to be rejected)

      2.    DIP CREDIT FACILITY

      On March 18, 2004, the Bankruptcy Court entered an order authorizing the Debtors to enter into certain debtor- in-possession financing arrangements to borrow $50 million on a post-petition basis and grant liens in their assets to secure such borrowings. The Bankruptcy Court's order is the Final Order Authorizing the Debtors to Enter into Postpetition Financing Agreement and Obtain Postpetition Financing Pursuant to 11 U.S.C. Sections 105, 361, 362, 363, and 364 and Granting Liens, Security Interests and Superpriority Claims (as modified or amended, the "DIP Order"). On March 25, 2004, Atlas and Polar, as borrowers, entered into the DIP Financing Agreement with the DIP Lenders which provides for an $18 million term loan facility and a $32 million revolving credit facility. The DIP Financing Agreement is also available for the issuance of letters of credit, provided that the aggregate face amount of all such outstanding letters of credit may not exceed $7 million at any time. Holdings, Acquisition and Logistics are also parties to the DIP Financing Agreement, guaranteeing Atlas's and Polar's obligations under the DIP Credit Facility. The availability under the DIP Financing Agreement is based on a borrowing base, which is calculated as a percentage of certain eligible accounts receivable.

      As more particularly described in the DIP Financing Agreement and the DIP Order, the DIP Credit Facility is secured by (i) a first priority lien and security interest on all assets not subject to existing, non-avoidable liens as of the Petition Date (but not including the collateral of Banc One Leasing Corporation which was abandoned after the Petition Date), including a priming, first priority lien and security interest on one 747-200 aircraft, spare parts, equipment, inventory, slots, airport leaseholds, routes, accounts receivables, the stock of certain subsidiaries of Holdings, deposit accounts, and other general intangibles, and (ii) a second and junior lien and security interest on substantially all other assets of the Debtors; provided, however, this shall not include property in which (x) Atlas and Polar are prohibited from granting junior liens or assignments under the terms of a security agreement, lease, or conditional sale agreement of a party entitled to the protections afforded under Bankruptcy Code section 1110 concerning such property or agreements related to such property or (y) Atlas or Polar elect to return such property to the party providing financing in exchange for a discharge of the related indebtedness.

      Atlas and Polar have drawn the full amount of the $18 million available under the term loan portion of the DIP Credit Facility, however, no drawings are outstanding under the revolving credit portion of the DIP Credit Facility and no letters of credit have been issued. Under the terms and requirements of the term loan portion of the DIP Credit Facility, the $18 million was automatically funded on the closing date for the DIP Credit Facility. Due to better than expected financial performance of the Debtors, however, the Debtors have continuously had cash balances in excess of these borrowings. The DIP Credit Facility matures on the earliest of (i) September 24, 2005, (ii) the date of the substantial consummation of a plan of reorganization that has been confirmed by an order of the Bankruptcy Court, and (iii) such earlier date on which all loans shall become due and payable in accordance with the loan documents. The DIP Financing Agreement contains various covenants and events of default and permits the exercise of certain remedies upon the occurrence of any such event of default without further approval or action by the Bankruptcy Court.

      3.    EETC DEFERRED RENT DIP

      As part of the restructuring of the EETC Transactions, an ad hoc committee of certain beneficial owners of Class A Certificates under the EETC Transactions with the power to cause the record holder of such certificates to direct the Class A Trustees to act as Controlling Party (the "EETC Ad Hoc Committee"), following the Debtors' continuing defaults, agreed to forbear from foreclosing on the EETC aircraft in consideration for current and deferred payments of basic rent that became due prepetition. As of June 30, 2003, six months of restructured payments (in the amount of $725,000 per aircraft monthly) were due under the three EETC Transactions in the aggregate amount of $52.2 million for the twelve EETC aircraft. Atlas paid $25 million of the total outstanding amount on July 2, 2003 and made additional payments before the end of 2003 totaling $5.5 million. The balance of $21.7 million is deferred and financed under the restructuring agreements pertaining to the EETC Transactions (the "EETC Deferred Rent").(5) The Bankruptcy Court's approval of the Deferred Rent DIP facility was a condition to the Debtors' continued use of the EETC aircraft following the expiration of the section 1110 period.

      The EETC Deferred Rent is evidenced by twelve promissory notes, each in the amount of $1,888,333 and made payable to Wells Fargo, as Owner Trustee (the "EETC Deferred Rent Notes"), as approved by the Bankruptcy Court in that certain Order Authorizing Postpetition Secured Superpriority Financing Under Bankruptcy Code Sections 105(a) and 364(c) Regarding Deferred EETC Lease/Equipment Note Obligations entered on March 18, 2004 (the "EETC Deferred Rent DIP Order"). As more specifically described in the EETC Deferred Rent DIP Order and the EETC Deferred Rent Notes and related loan documents, Atlas's obligation to pay each of the EETC Deferred Rent Notes is secured by second liens and security interests (junior and subordinate to the liens and security interests for the DIP Credit Facility) on certain accounts receivable and related property of Atlas, Holdings and Polar and guarantees by each of Holdings and Polar.

      Each of the twelve EETC Deferred Rent DIP Notes provides for payment in eleven monthly installments aggregating $83,333 commencing January 2, 2005, and ending November 2, 2005, with a balloon payment of $891,666 due December 2, 2005. Beginning January 2, 2005, interest is payable in monthly installments and accrues at the incremental rate of 10% per annum. Accrued interest from July 2, 2003 through December 31, 2004 was prepaid in 2003. When the lease amendments on the leased EETC aircraft become effective, the EETC Deferred Rent DIP Notes for those aircraft will be cancelled, and the monthly basic rent will be increased for January through December 2005 by the amount of principal and interest that would otherwise have been payable pursuant to the EETC Deferred Rent DIP Notes for those months. Such additional rentals will continue to be secured on the same basis as the EETC Deferred Rent DIP Notes.

-----------------

(5) Of the total amount of the EETC Deferred Rent, $9,041,666 is attributable to the 1998 EETC Transaction, $9,041,666 is attributable to the 1999 EETC Transaction, and $3,616,666 is attributable to the 2000 EETC Transaction.

      4.    TRADING IN CLAIMS AND EQUITY INTERESTS

      On February 2, 2004, the Debtors filed an Emergency Motion for an Order Establishing Notification and Hearing Procedures for Trading in Claims and Equity Securities, to which certain objections were filed. On February 5, 2005, the Court entered an Interim Order Establishing Notification and Hearing Procedures for Trading in Claims and Equity Securities. On March 15, 2004, the Court entered a Second Interim Order Establishing Notification and Hearing Procedures for Trading in Claims and Equity Securities The Debtors and the Atlas Committee are currently negotiating a final order which will supercede the interim orders. Notwithstanding anything in the Interim Orders or the final order, restrictions against the sale or transfer of unsecured claims against the Debtors shall not apply to the sale or transfer of the EETC Certificates.

      5.    APPEAL OF ORDERS APPROVING DIP FINANCING AGREEMENTS

      The Debtors obtained approval of post-petition financing agreements in the Bankruptcy Case, but the approval of those financing agreements is presently being reviewed by the United States District Court for the Southern District of Florida (the "District Court") as a result of an appeal by the Polar Committee. Oral argument on the appeal was set for May 28, 2004. The appeal has been stayed pending approval of the global settlement reached among the Debtors, the Atlas Committee and the Polar Committee. To the extent the global settlement is breached or not approved, this appeal would resume.

      6.    MOTION FOR SUBSTANTIVE CONSOLIDATION

      On April 19, 2004, the Debtors filed their Motion for Substantive Consolidation and Supporting Memorandum of Authorities (the "Substantive Consolidation Motion"). The hearing on the Substantive Consolidation Motion was scheduled to begin June 7, 2004. However, the Substantive Consolidation Motion has been abated pending approval of the global settlement reached among the Debtors, the Atlas Committee and the Polar Committee. To the extent the global settlement is breached or not approved, the litigation concerning the Substantive Consolidation Motion would resume.

      7.    INTERCOMPANY LITIGATION

      By stipulation approved by the Bankruptcy Court, the Debtors have assigned to the Polar Committee the authority to pursue all actions on Polar's behalf necessary to the resolution of the intercompany claims scheduled by the Debtors as owing by Polar to Atlas and by Atlas to Polar, and the Atlas Committee has been similarly authorized to represent the interests of Atlas. The Debtors' Schedules of Assets and Liabilities, as amended list claims asserted by Atlas against Polar of approximately $188 million and claims asserted by Polar against Atlas of approximately $52 million. On May 7, 2004, the Polar Committee filed its Objection to Claim and Complaint for Avoidance and Recovery of Preferential Transfer, Avoidance and Recovery of Fraudulent Transfers and Obligations, Equitable Subordination of Claim, and Recharacterization of Claim (the "Polar Committee Claim Objection"). The validity and allowance of the intercompany claims and the Polar Committee claim objection are moot if the Bankruptcy Court approves the global settlement reached among the Debtors, the Atlas Committee and the Polar Committee. To the extent the global settlement is breached or not approved, the litigation concerning the intercompany claims would resume. Under the Plan all intercompany claims among the Debtors are eliminated, except that the intercompany claim asserted by Atlas against Polar is only eliminated down to approximately a $10 million remaining balance. This remaining balance will receive no distribution under the Plan but will remain outstanding post-confirmation and will serve to collateralize certain obligations owing by Atlas under the Aircraft Credit Facility.

      8.    APPROVAL OF FOURTH AMENDMENT TO EETC RESTRUCTURING AGREEMENTS

      On May 5, 2004, the Bankruptcy Court approved the (i) Motion for Approval of Fourth Amendment to EETC Stipulations Under 11 U.S.C. Section 1110(b), and
(ii) Notice of Filing of EETC Term Sheets and First, Second and Third Amendments to EETC Term Sheets as Supplemental Exhibit to Previously Filed Motion for Approval of Fourth Amendment to EETC Stipulations Under 11 U.S.C. Section 1110(b) filed by the Debtors, authorizing, among other things, the Debtors to enter into the Fourth Amendment (the "Fourth Amendment") to the EETC Restructuring Agreements.

      The Fourth Amendment provides for, among other things, (i) the extensions of certain deadlines contained in the Restructuring Agreements, (ii) certain affirmations, ratifications and indemnities by Atlas and (iii) certain other accommodations requested by Atlas. The Fourth Amendment to the 2000 Restructuring Agreement provides, inter alia, that if DVB Bank AG ("DVB") as owner participant, and Wells Fargo, as owner trustee, have not, prior to July
1, 2004, consented to the Amendments (as defined in the Fourth Amendment to the 2000 Restructuring Agreement) concerning aircraft bearing U.S. registration mark N409MC as contemplated by 2000 Restructuring Agreement in a manner acceptable to the EETC Ad Hoc Committee, then Atlas shall be obligated to deliver Aircraft N409MC to Wilmington in its capacity as mortgagee, on July 1, 2004, or any date thereafter that may be designated by Wilmington or the EETC Ad Hoc Committee or its Consultant (as defined in the 2000 Restructuring Agreement) for the exercise of remedies. Additionally, in the Fourth Amendment, Atlas acknowledges and agrees that the terms of all of the notice requirements that are set forth in the lease and the trust indenture with respect to N409MC in relation to the exercise of remedies by Wilmington Trust Company and the obligation of Atlas to deliver aircraft N409MC to Wilmington Trust Company has been satisfied.

      9. ADVERSARY PROCEEDING AGAINST THE CLASS B AND CLASS C PASS THROUGH TRUSTEES UNDER THE EETC TRANSACTIONS

      As successor to HSBC Bank, SUNTRUST Bank is the Class B Trustee and the current Pass Through Trustee with respect to the 1998, 1999, and 2000 Class B Pass Through Trusts under the Debtors' EETC Transactions. Manufacturers and Traders Trust Company is the successor to Wilmington Trust Company as the Class C Trustee and now is the current Pass Through Trustee with respect to the 1998, 1999 and 2000 Class C Pass Through Trusts.

      On March 9, 2004, the Trustees for the B and C Certificateholders filed their Limited Objection to Motions for Approval of Section 1110(b) Stipulations with respect to the EETC Transactions (the "B and C Objection," C.P. No. 359). In the B and C Objection, the Trustees for the B and C Certificateholders alleged that the Intercreditor Agreements relating to the EETC

Transactions limit the rights of the Controlling Party (the Class A Trustee) to act on behalf of the Class B Holders and the Class C Holders. The Defendants further contended that the Controlling Party cannot agree to any restructure of the EETC Transactions without the consent of the Class B Holders and the Class C Holders.

      Based on the existence of one or more Indenture Events of Default, the Class A Trustee is currently the "Controlling Party" under the Intercreditor Agreements. As the Controlling Party, the Class A Trustee (to the exclusion of others, including the B and C Certificateholders and their Trustees) has the authority to make decisions regarding waivers, amendments and the exercise of remedies relating to the EETC Transactions. Thus, based on the operative documents, the Debtors believe that the Class B Holders and Class C Holders do not have any right to consent to the proposed restructure of the EETC Transactions.

      On March 19, 2004, the Debtors filed a Complaint for Declaratory Judgment against Trustees for the Class B Holders and Class C Holders, initiating adversary proceeding no. 04-1171-BCK-RAM (the "B&C Adversary"). In the B&C Adversary the Debtors seek a judgment declaring that no consent is required from the Class B Holders, the Class B Trustee, the Class C Holders or the Class C Trustee as part of the restructure of the EETC Transactions. As of the date of this Disclosure Statement, the B&C Adversary is pending. On May 17, 2004 Manufacturers Traders and Trust Company filed an answer and affirmative defenses to the B&C Adversary. The Bankruptcy Court has set July 12, 2004 as the date for docket call in the B&C Adversary.

G. GLOBAL SETTLEMENT OF LITIGATION AMONG THE DEBTORS, ATLAS COMMITTEE AND POLAR COMMITTEE

      Subsequent to filing the original Plan on April 19, 2004, litigation ensued among the Debtors, the Atlas Committee and the Polar Committee. This litigation was extensive and hotly contested and involved the following matters:

            -     Appeal by the Polar Committee of the Bankruptcy Court orders
                  (i) approving the DIP Financing Agreement concerning a DIP Credit Facility of $50 million by Ableco Finance, LLC and The CIT Group/Business Credit, Inc. and approving financing of $21.7 million of the Deferred Rent DIP and (ii) approving stipulations under 11 U.S.C. Section 1110(b) regarding the terms under which Atlas would be allowed to retain the EETC Aircraft.

            - Debtors' Substantive Consolidation Motion which was filed to secure an order of the Bankruptcy Court prior to confirmation authorizing substantive consolidation of the Debtors for purposes of solicitation of acceptances of the Plan and distributions under the Plan. The Polar Committee opposed the Substantive Consolidation Motion on the grounds that (i) substantive consolidation would disenfranchise the Polar unsecured creditors because their vote on the Plan would be diluted by the votes of the Atlas Unsecured Creditors and (ii) substantive consolidation would deprive the Polar Unsecured Creditors of the greater value that they alleged they were entitled to receive as creditors of Polar, rather than Atlas.

            - Litigation initiated by the Polar Committee against Atlas (Adversary Proceeding No. 04-1196)(the "Intercompany Claim Litigation") (i) objecting to the intercompany claim filed by Atlas against Polar, (ii) seeking to equitably subordinate or recharacterize the Atlas claim as equity, (iii) seeking to avoid and recover certain transfers by Polar to Atlas, and
                  (iv) seeking to avoid certain obligations of Polar to Atlas as fraudulent transfers. The outcome of this litigation would have determined whether or not Atlas was the largest unsecured creditor of Polar and the largest creditor to whom the Polar Committee owed a fiduciary duty.

      The Debtors' original Plan assumed substantive consolidation of the Debtors and distributed 18,940,000 shares of Holdings New Common Stock to Unsecured Creditors of Polar and Atlas on an aggregated pro rata basis. Specifically, of the New Common Stock available for distribution to General Unsecured Creditors, 90.82% was to be distributed to Atlas Creditors (17,202,666 shares) and 9.18% was to be distributed to Polar Creditors (1,737,334 shares) based on relative Claim amounts outstanding.

      The global settlement implements a different treatment for Atlas and Polar General Unsecured Creditors than that proposed in the original Plan. The terms of the global settlement are reflected in a Binding Term Sheet Agreement and Global Settlement executed among the Debtors, the Polar Committee and the Atlas Committee, filed with the Bankruptcy Court on May 27, 2004 and attached hereto as EXHIBIT F. The essential terms of the global settlement are summarized below:

            - Polar General Unsecured Creditors shall receive a fixed recovery of sixty percent (60%) paid in cash.

            - Atlas General Unsecured Creditors shall receive (i) their pro rata share of 17,202,666 shares of Holdings New Common Stock and (ii) the right to purchase 1,158,223 shares of Holdings New Common Stock called the Subscription Stock under the Plan.

            - The Subscription Stock will be made available to Atlas General Unsecured Creditors for purchase at the Plan equity value determined for such shares ($11.60 per share). The Subscription Stock will be made available for purchase to all Atlas General Unsecured Creditors (including the Backstop Creditors (as defined below) on a pro rata basis based on the amount of their General Unsecured Claims entitled to vote on the Plan.

            - To the extent the Subscription Stock is not fully subscribed, the Backstop Creditors will purchase the unsubscribed portion of the Subscription Stock.

            - 579,111 shares of the New Common Stock will be purchased by certain holders of Senior Note Claims (the "Backstop Creditors") identified in the Put/Call Letter Agreement, which is attached as Exhibit A to the Binding Term Sheet Agreement for Global Settlement, either through the exercise of a put right or call right, as applicable.

            - The Backstop Creditors shall post the full amount necessary to purchase all of the Subscription Stock ($20,153,074) by June 4, 2004 pursuant to the establishment of an escrow or letters of credit. On the Effective Date of the Plan, these funds will be drawn and deposited into the trust account.

            - The Debtors shall deposit $20 million into the trust account on the Effective Date of the Plan, thereby initially funding the trust account with $40,153,074.

            - Atlas General Unsecured Creditors who desire to purchase Subscription Stock shall deposit the purchase price for those shares into the trust account by July 12, 2004 at 4:00 p.m. prevailing Eastern Standard Time.

            - Funds on deposit in the trust account will be used to pay the sixty percent fixed recovery to Polar General Unsecured Creditors. To the extent excess funds exist in the trust account beyond that necessary to pay the fixed recovery to Polar General Unsecured Creditors, such excess funds will be returned to the Debtors. To the extent additional funds are needed to pay the fixed recovery to Polar General Unsecured Creditors in excess of that available in the trust account, the Debtors shall fund the shortfall as and when needed.

      The proposed settlement has not yet been approved by the Bankruptcy Court. The Bankruptcy Court will consider approval of the settlement at the hearing on confirmation of the amended Plan. If a party-in-interest objects to the settlement and the Court finds that the settlement is not in the best interest of the Debtors' Creditors, the settlement will not be approved and the Plan may not be confirmed, or will have to be modified to be confirmed.

      The Debtors believe that the settlement is in the best interest of Creditors because it eliminates enormous litigation expenses and allows the Debtors the best prospect of confirming the Plan in the time period required by Debtors' aircraft lessors and secured creditors. Because of these two factors, the merits of the legal positions that are resolved by the settlement are less relevant to the analysis of whether the settlement is in the best interests of the Debtors' creditors than in other cases. Debtors believe that the settlement is a fair resolution of the issues, following active, arms' length negotiations among the Debtors, the Polar Committee and the Atlas Committee.

      Before filing their Bankruptcy Cases, the Debtors negotiated a restructuring of all their aircraft lease and secured debt obligations. The Debtors also negotiated stipulations under section 1110(b) of the Bankruptcy Code that would allow them to retain their aircraft following the first sixty days of the Bankruptcy Cases without meeting all the requirements of section
Section 1110(a) of the Bankruptcy Code. Each of the section 1110(b) stipulations require the Debtors to confirm a plan of reorganization within 180 days from the Petition Date, or by July 28, 2004. If the Debtors fail to confirm a plan in the allotted time, the aircraft lessors and secured creditors can require the Debtors to return their aircraft to the lessors and secured creditors. As a result, the Debtors may be forced to liquidate if a plan acceptable to the aircraft lessors and secured creditors is not approved in 180 days. Although 180 days is a short time period to confirm a plan in a complex case, the Debtors and Creditors considered it achievable because the Debtors had negotiated the treatment of each creditor group, other than General Unsecured Creditors, before filing the Bankruptcy Case. In all events, the requirement that the Debtors confirm their plan in 180 days does not provide the Debtors with much time to identify and overcome challenges to the terms of the Plan or complete the contested litigation that arose in the Debtors' Bankruptcy Cases.

      The Polar Committee first indicated its opposition to the Debtors' intention to file a joint plan and treat the Debtors as an integrated business enterprise by opposing the DIP Credit Facility on the grounds, among others, that the guaranty and collateralization by Polar of Atlas's obligations would make it difficult for Polar to reorganize independently of Atlas and was prohibited by the Bankruptcy Code. Although the Bankruptcy Court approved the DIP Credit Facility, the Polar Committee appealed the Bankruptcy Court's orders. The District Court refused to grant a stay of the DIP Financing Agreement orders pending a ruling on the merits of the appeal on the grounds that the Polar Committee had failed to show a likelihood of success on the merits of the appeal. In addition, the ongoing appeal was expensive to the Debtors since the Debtors' Estate was funding the professional fees of the Polar Committee, the Atlas Committee, the DIP Lenders and the EETC Ad Hoc Committee in addition to the fees of their own professionals in connection with the appeal.

      In light of the Polar Committee's stated opposition to a joint reorganization plan for the Debtors and provisions in the restructuring agreements between Debtors and their prepetition aircraft lessors and secured creditors that require Atlas and Polar to cross-guaranty lease and debt obligations upon consummation of the joint plan, the Debtors recognized that the disputes with the Polar Committee could delay confirmation beyond the 180 days required by the 1110(b) stipulations.

      In order to resolve some of these issues prior to confirmation, the Debtors filed the Substantive Consolidation Motion. The Debtors were immediately served with very extensive documentary discovery requests by the Polar Committee that were followed by deposition notices for over 30 witnesses. The Polar Committee continued to identify additional witnesses for deposition through the date that the settlement was reached. Additional discovery was filed by the Atlas Committee and the lenders under the Aircraft Credit Facility and AFL III Credit Facility in connection with the Intercompany Claim Litigation.

      Because of the need to resolve the litigation before plan confirmation, the deadlines for responding to discovery were shortened. The cost to Atlas and Polar in responding to the documentary discovery and in preparing witnesses for deposition, both in actual dollars and in distraction to key employees, was staggering. These costs were several million dollars per month. Because the Debtors are obligated to pay the fees of the professionals (counsel, financial advisors, airline advisors, etc.) of both the Polar Committee and the Atlas Committee, as well as the fees of the professionals for most of the aircraft lessors and secured creditors, the cost to the Estates was much greater than just the costs of Debtors' professionals. Thus, Debtors felt strongly that a settlement was in the best interest of Debtors' Creditors, if, for no other reason, than to save the enormous ongoing professional fees and to allow Debtors' management to focus on running the business.

      Nevertheless, Debtors would not agree to a settlement that was unfair to the Unsecured Creditors of Atlas or Polar or was inconsistent with the Debtors' Business Plan. The legal and financial advisors for the Polar Committee and the Atlas Committee negotiated hard for the best resolution for their constituency. Complex valuation issues impacted the analysis of how to allocate the reorganized Debtors' enterprise value among the Atlas Creditors and Polar Creditors. In addition, the outcome of the Intercompany Claim Litigation and the Substantive Consolidation Motion was hard to predict. Many of the issues raised are very fact intensive and each side was poised to offer factual evidence supporting its position. Since both the Substantive Consolidation Motion and the Intercompany Claim Litigation involved, to some extent, equitable remedies, the Bankruptcy Court would have broader discretion in ruling on those issues making the outcome of the litigation uncertain.

      Consequently, the dispute among the Debtors, the Atlas Committee and the Polar Committee essentially focused on how to "divide up" the value from the reorganized consolidated enterprise among the Polar and Atlas Unsecured Creditors. Continued litigation and its associated costs were diminishing this value at a rapid pace. As a result, the parties began settlement discussions in earnest over a several week period. As representatives of their respective Creditor constituencies, the Atlas Committee and the Polar Committee ultimately reached agreement concerning the allocation of value from the reorganized Debtors that was consistent with the goals in the Debtors' Business Plan. The Debtors, the Atlas Committee and the Polar Committee believe the global settlement is in the best interest of all Creditors.

H.    SUMMARY AND RECONCILIATION OF FILED CLAIMS

      The Bar Date for filing proofs of claim in the Bankruptcy Cases was April 12, 2004. A summary of the claims filed against the Debtors is summarized in the chart below.

   FILED CLAIMS                 ATLAS                          POLAR
------------------   ---------------------------    ----------------------------
                     NUMBER OF                      NUMBER OF
  TYPE OF CLAIM        CLAIMS         AMOUNT         CLAIMS           AMOUNT
------------------   ---------   ---------------    ---------    ---------------
Administrative            2      $         7,472         1       $       272,122
Priority Unsecured       67      $    89,283,191        47       $     5,265,968
Secured                 107      $ 3,877,995,050        31       $     2,911,586
Unsecured               299      $   894,426,598       231       $   146,175,416
Unknown                  21      $     8,781,970         3       $             0

      The Debtors, in consultation with their advisors, have reviewed the filed proofs of claim and undertaken a preliminary reconciliation of filed proofs of claim and scheduled Claims. As to Priority Unsecured Claims filed in the Atlas and Polar cases, the Debtors believe the ultimate allowed amount of such Claims will be reduced and will be generally consistent with the amounts scheduled by the Debtors.

      Specifically, as to Priority Unsecured Claims filed against Atlas, the vast majority of these Claims relate to two proofs of claim filed by the U.S. Department of Treasury in the aggregate amount of approximately $86,100,643 for unpaid FICA and FUTA taxes. The Debtors maintain that all of these taxes have been paid and believe these proofs of claim will be disallowed in their entirety.

      As to Priority Unsecured Claims filed against Polar, the majority of these claims relate to two proofs of claim field by the U.S. Department of Treasury in the aggregate amount of $4,324,678.14 for unpaid FICA and FUTA taxes. The Debtors believe that all of these taxes have been paid and these proofs of claim will be disallowed in their entirety.

      As to Secured Claims filed against Atlas, the majority of these Secured Claims are incorrectly filed. For example, the Indenture Trustee under Atlas's EETC Transactions filed secured proofs of claim totaling approximately $2.7 billion related to Equipment Notes and Pass Through Certificates. These Equipment Notes are only recourse to Atlas with respect to two aircraft and Atlas has no direct liability on the Pass Through Certificates. Moreover, various holders of Pass Through Certificates, the EETC Class B and Class C Trustees and the Liquidity Providers also filed secured proofs of claim for which the Debtors believe they have no liability. Accordingly, Atlas estimates that the final amount of Secured Claims will be consistent with the amounts reflected on the Schedules of Assets and Liabilities.

      As to Secured Claims filed against Polar, approximately $788,173 relates to fully collateralized letters of credit and approximately $1 million relates to duplicative claims. The Debtors believe that the final amount of Allowed Secured Claims against Polar will be generally consistent with Polar's Schedules of Assets and Liabilities.

      As to General Unsecured Claims, the Debtors and their advisors have compared the filed proofs of claim to those scheduled by the Debtors. The total of scheduled Claims for which a proof of claim was not filed and the total proofs of claim filed were aggregated to yield a total base of potential Claims. This aggregate amount was adjusted to subtract those Claims the Debtors believe ultimately will not be allowed. The Debtors, counsel and financial advisors next reviewed approximately 95% in dollar amount of filed proofs of claim in order to ascertain the veracity of the Claims. Based on this review, the Debtors were able to determine that certain Claims should be deducted from the aggregate base of Claims. For example, intercompany claims were deducted since they will receive no distribution under the Plan. In addition, duplicate Claims and Claims for which insurance exists (such as for cargo Claims and personal injury Claims) were also deducted. Finally, Claims that the Debtors dispute or Claims that were incorrectly filed were deducted. The chart below illustrates this reconciliation of General Unsecured Claims to an Estimated Final Allowed Amount for Atlas and
Polar:

                                                       ATLAS             POLAR
------------------------------------------------------------------------------------
Total Filed Unsecured Proofs of Claim                $ 992,449,231     $ 151,713,506
Total Scheduled Unsecured Claims for which no
proof of claim was filed                               704,793,079      (217,207,156)
Less intercompany claims                              (183,429,165)     (198,377,186)
Less duplicate proofs of claim filed                  (199,507,226)      (38,694,805)
Less other (insured claims and disputed)              (750,436,670)     (103,140,058)
                                                     -------------     -------------
Estimated Final Allowed Amount of General
Unsecured Claims                                     $ 563,919,249     $  28,708,613
                                                     -------------     -------------

      The Estimated Final Allowed Amounts do not include any rejection damages for Executory Contracts to be rejected under the Plan (for which a proof of claim is yet to be filed) nor does it include any deficiency claim for Banc One since Banc One filed a fully secured proof of claim. The Estimated Final Allowed Amount for Polar does not include any rejection damage claim for AeroUSA (N924FT) (which was recently rejected and for which no proof of claim has yet been filed). In addition, Wells Fargo filed a proof of claim against Polar relating to rejection damages on the rejection of two aircraft (N922FT and N923FT) in the total amount of $26,315,988. The Estimated Final Allowed Amount for Polar only includes $424,000 in rejection damages for these two aircraft which is the Debtors' estimate of these rejection damages. To the extent this estimate is incorrect, the Final Allowed Amount of General Unsecured Claims at Polar will be higher than the estimate. The Debtors have estimated the Polar Final Allowed Amount of General Unsecured Claims to be in the range of $29 million to $50 million.

      Finally, the Debtors have made payments on certain prepetition claims to critical and foreign vendors as authorized by the Bankruptcy Court in the amount of $22,417,281 for Polar and $16,155,179 for Atlas. The Debtors have not fully reconciled these payments, and therefore the Estimated Final Allowed Amounts do not include any reduction for the payments on these Claims. Once this reconciliation is complete, the Debtors expect the Estimated Final Allowed Amounts to be reduced further.

                                   ARTICLE IX
                             DESCRIPTION OF THE PLAN

A.    INTRODUCTION

      A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Allowed Equity Interests is outlined below. The summary is entirely qualified by the Plan. This Disclosure Statement is only a summary of the terms of the Plan; it is the Plan (and not the Disclosure Statement) that governs the rights and obligations of the parties.

B.    DESIGNATION OF CLAIMS AND EQUITY INTERESTS/ IMPAIRMENT

      The following is a designation of the classes of Claims and Equity Interests under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Compensation Claims, and Priority Unsecured Tax Claims have not been classified and are excluded from the following Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in another Class(es) to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Class(es). A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Equity Interest that is not an Allowed Claim or Equity Interest is not in any Class. Notwithstanding anything to the contrary in the Plan, no Distribution shall be made on account of any Claim that is not an Allowed.

      Classes of Claims against and Equity Interests in Holdings are designated as follows:

            Class Holdings - 1       Allowed Priority Unsecured Non-Tax Claims
            Class Holdings - 2       Allowed Secured Tax Claims
            Class Holdings - 3       Allowed Other Secured Claims
            Class Holdings - 4.1     Allowed General Unsecured Claims
            Class Holdings - 4.2     Allowed Convenience Claims
            Class Holdings - 5       Allowed Equity Interests
            Class Holdings - 6       Allowed Subordinated Claims

      Classes of Claims against and Equity Interests in Atlas are designated as follows:

            Class Atlas - 1          Allowed Priority Unsecured Non-Tax Claims
            Class Atlas - 2          Allowed Secured Tax Claims
            Class Atlas - 3.1        Allowed Aircraft Credit Facility Claim
            Class Atlas - 3.2        Allowed Hypo Bank Credit Facility Claim
            Class Atlas - 3.3        Allowed KeyCorp Lease Claim
            Class Atlas - 3.4        Allowed 1998-1A Equipment Note Claims
            Class Atlas - 3.5        Allowed 1998-1B Equipment Note Claims
            Class Atlas - 3.6        Allowed 1998-1C Equipment Note Claims
            Class Atlas - 3.7        Allowed 1999-1A-1 Equipment Note Claims
            Class Atlas - 3.8        Allowed 1999-1A-2 Equipment Note Claims
            Class Atlas - 3.9        Allowed 1999-1B Equipment Note Claims
            Class Atlas - 3.10       Allowed 1999-1C Equipment Note Claims
            Class Atlas - 3.11       Allowed Secured Letter of Credit Claims
            Class Atlas - 3.12       Allowed Other Secured Claims
            Class Atlas - 4.1        Allowed General Unsecured Claims
            Class Atlas - 4.2        Allowed Convenience Claims
            Class Atlas - 5          Allowed Equity Interests
            Class Atlas - 6          Allowed Subordinated Claims

      Classes of Claims against and Equity Interests in Polar are designated as follows:

            Class Polar - 1          Allowed Priority Unsecured Non-Tax Claims
            Class Polar - 2          Allowed Secured Tax Claims
            Class Polar - 3.1        Allowed Secured Letter of Credit Claims
            Class Polar - 3.2        Allowed Other Secured Claims
            Class Polar - 4.1        Allowed General Unsecured Claims

            Class Polar - 5          Allowed Equity Interests
            Class Polar - 6          Allowed Subordinated Claims

      Classes of Claims against and Equity Interests in Acquisition are designated as follows:

            Class Acquisition - 1    Allowed Priority Unsecured Non-Tax Claims
            Class Acquisition - 2    Allowed Secured Tax Claims
            Class Acquisition - 3    Allowed Other Secured Claims
            Class Acquisition - 4.1  Allowed General Unsecured Claims
            Class Acquisition - 4.2  Allowed Convenience Claims
            Class Acquisition - 5    Allowed Equity Interests
            Class Acquisition - 6    Allowed Subordinated Claims

      Classes of Claims against and Equity Interests in Logistics are designated as follows:

            Class Logistics - 1      Allowed Priority Unsecured Non-Tax Claims
            Class Logistics - 2      Allowed Secured Tax Claims
            Class Logistics - 3      Allowed Other Secured Claims
            Class Logistics - 4.1    Allowed General Unsecured Claims
            Class Logistics - 4.2    Allowed Convenience Claims
            Class Logistics - 5      Allowed Equity Interests
            Class Logistics - 6      Allowed Subordinated Claims

      Claims in Classes Holdings - 1, Atlas - 1, Polar - 1, Acquisition - 1, and Atlas - 1 are not Impaired under the Plan. Pursuant to Bankruptcy Code section 1126(f), holders of Claims within those Classes are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan. All Claims and Equity Interests other than those in Classes Holdings - 1, Atlas - 1, Polar - 1, Acquisition - 1, and Logistics - 1 are Impaired under the Plan. Except as otherwise specified in the Disclosure Statement Approval Order, holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan.

C.    TREATMENT OF CLAIMS AND INTERESTS

      1.    TREATMENT OF UNCLASSIFIED CLAIMS

            a. PAYMENT OF ADMINISTRATIVE CLAIMS, ADMINISTRATIVE TAX CLAIMS, PROFESSIONAL COMPENSATION CLAIMS, AND ALLOWED PRIORITY UNSECURED TAX CLAIMS

      Administrative Claims are claims for any cost or expense of the Bankruptcy Case allowable under Bankruptcy Code sections 503(b) and 507(a)(1). Those expenses include all actual and necessary costs and expenses related to the preservation of the Estates or the operation of the Debtors' businesses, all claims for Cure arising from the assumption of Executory Contracts and unexpired leases under Bankruptcy Code section 365, and all United States Trustee quarterly fees. Under the Plan, Allowed Administrative Claims arising through the Confirmation Date shall be paid within ten (10) days after the Allowance Date.

      Administrative Tax Claims are Administrative Claims held by a governmental unit for taxes and related interest for any tax year or period, all or any portion of which accrued or became due on or after the Petition Date through the Effective Date. Under the Plan, Allowed Administrative Tax Claims shall be paid within ten (10) days after the Allowance Date.

      Professional Compensation Claims are Claims for compensation and reimbursement of expenses by Professionals to the extent allowed under the Bankruptcy Code and Bankruptcy Rules. Except to the extent the Bankruptcy Court has ordered otherwise, Allowed Professional Compensation Claims arising through the conclusion of the Closing shall be paid within ten (10) days after the Allowance Date (i) first, from the balance of any retainers held by Professionals until fully exhausted; (ii) second, from the balance of any reserve accounts established under any order of the Bankruptcy Court governing the payment of Professional Compensation Claims until fully exhausted; and (iii) third, from the Debtors' Cash.

      Priority Unsecured Tax Claims are Unsecured Claims of Governmental Units that are entitled to priority status under Bankruptcy Code section 507(a)(8). Allowed Priority Unsecured Tax Claims shall be paid on the later of (i) the Effective Date or (ii) ten (10) days after the Allowance Date.

      Ordinary Course Liabilities are defined generally as Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses. Ordinary Course Liabilities shall be paid pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability. Holders of an Ordinary Course Liability will not be required to file or serve any request for payment of the Ordinary Course Liability.

            b.    BAR DATES FOR UNCLASSIFIED CLAIMS

      All applications or other requests for payment of Administrative Claims arising on or before the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors, the U. S. Trustee, and the Committees within thirty (30) days after the Effective Date or by such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Confirmation Date. Any Administrative Claim for which an application or request for payment is not filed by such deadline shall be discharged and forever barred.

      All applications or other requests for payment of Professional Compensation Claims arising on or before the conclusion of the Closing must be filed with the Bankruptcy Court and served on the Debtors, the U. S. Trustee, and the Committees within forty-five (45) days after the Effective Date. Any Professional Compensation Claims for which an application or other request for payment is not filed by such deadline shall be discharged and forever barred.

      Any application or other request for payment of an Administrative Tax Claim must be filed with the Bankruptcy Court and served on the Debtors, the U.S. Trustee, and the Committees within forty-five (45) days after the Effective Date. Any Administrative Tax Claim for which an application or other request for payment is not filed by such deadline shall be discharged and forever barred.

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            c.    U.S. TRUSTEE FEES

      The Debtors and or the Disbursing Agent shall pay within ten (10) days after the Confirmation Date all fees incurred under 28 U.S.C. Section 1930(a)(6) for the period ending on the Confirmation Date and shall further pay all fees incurred under 28 U.S.C. Section 1930(a)(6) based upon disbursements made by the reorganized Debtors for the period commencing on the Confirmation Date through the earlier of the closing of the Bankruptcy Cases by the issuance of a final decree by the Bankruptcy Court or upon entry of an order dismissing or converting the Bankruptcy Cases to chapter 7. The Debtors or the Disbursing Agent shall provide an appropriate affidavit indicating the cash disbursements for the period ending on the Confirmation Date and all relevant periods thereafter.

            d.    INDENTURE TRUSTEE FEES AND EXPENSES

      Notwithstanding any provision of the Plan to the contrary, the Disbursing Agent will pay in Cash all reasonable compensation, fees, expenses, and disbursements incurred by the Indenture Trustees from before the Petition Date through the Confirmation Date in connection with their duties under the Senior
Note Indentures (including the reasonable fees, expenses, and disbursements of agents and counsel retained by the Indenture Trustees) as an Administrative Expense Claim, without application to, or approval of, the Bankruptcy Court. To the extent the Indenture Trustees provide services related to Distributions under the Plan, they will receive from the reorganized Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses in connection with such services. Such payments for services related to Disbursements will be made on terms and conditions agreed to between the Indenture Trustees and the Debtors before the Effective Date.

      2.    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY
            INTERESTS

            a.    GENERAL

      It is not possible to predict precisely the total amount of Claims in a particular Class or the Distributions that will be ultimately paid to holders of Claims in the different Classes because of the variables involved in the calculations (including the results of the claims objection process). Notwithstanding, the estimates specified for each Class are based on information known to the Debtors on the date of this Disclosure Statement.

            b. TREATMENT OF ALLOWED PRIORITY UNSECURED NON-TAX CLAIMS (CLASSES HOLDINGS - 1, ATLAS - 1, POLAR - 1, ACQUISITION - 1, AND LOGISTICS - 1)

      Certain Claims are entitled to priority under Bankruptcy Code section 507(a)(3) (Claims for wages, salaries, or commissions), section 507(a)(4) (Claims for contributions to employee pension plans), and section 507(a)(6) (Claims by individuals for refunds of deposits). Allowed Priority Unsecured Non-Tax Claims shall be paid on the later of (i) the Effective Date or (ii) ten
(10) days after the Allowance Date.

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

            c. TREATMENT OF ALLOWED SECURED TAX CLAIMS (CLASSES HOLDINGS - 2, ATLAS - 2, POLAR - 2, ACQUISITION - 2, AND LOGISTICS - 2)

      DETERMINATION OF ALLOWED SECURED TAX CLAIM. These Classes are comprised of Secured Tax Claims against the Debtors for unpaid taxes for which a particular Governmental Unit taxing authority has a valid Lien against Estate Property. If there is more than one Allowed Secured Tax Claim in a particular Class, then each Allowed Secured Tax Claim in that Class shall be classified in a separate subclass. The Debtors and the Disbursing Agent may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Secured Tax Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

      TREATMENT OF ALLOWED SECURED TAX CLAIMS. Allowed Secured Tax Claims shall be satisfied in full at the election of the Debtors by (i) the execution and issuance of a Plan Note in favor of a holder of an Allowed Secured Tax Claim,
(ii) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Secured Tax Claim to the extent of the amount of such Allowed Claim, or (iii) an agreement between the Debtors and the holder of an Allowed Secured Tax Claim. Any Estate Property securing an Allowed Secured Tax Claim remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens. Any Plan Note issued in satisfaction of an Allowed Secured Tax Claim shall contain the following general terms and conditions:

            - Obligors: Each of the Debtors shall be jointly and severally liable on the Plan Note.

            -     Principal: The amount of the Allowed Secured Tax Claim;

            -     Interest: Five percent (5%);

            - Maturity: Six (6) years from the date the Allowed Secured Tax Claim was originally assessed;

            - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the ninetieth (90th) day after the Effective Date and shall continue quarterly thereafter until Maturity. The Plan Note may be prepaid in whole or in part at any time without penalty.

      Each holder of an Allowed Secured Tax Claim shall retain any Liens securing such Claim until it is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of the such Claim and the Debtors.

      Subject to the limitations contained in Bankruptcy Code section 502(b)(3), if the holder of an Allowed Secured Tax Claim has a deficiency claim, such Claim shall be treated (as agreed to by the holder of such Claim and the Debtors or the Disbursing Agent, or, if no such

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

agreement, as determined by the Bankruptcy Court) under the Plan as either (i) an Other Unsecured Claim, (ii) a Convenience Claim, or (iii) a Priority Unsecured Tax Claim.

            d. TREATMENT OF ALLOWED AIRCRAFT CREDIT FACILITY CLAIM (CLASS ATLAS - 3.1)

      This Class is composed of the Secured Claim against the Debtors arising under the Aircraft Credit Facility. The Allowed Aircraft Credit Facility Claim shall be treated in accordance with the Aircraft Credit Facility Restructuring Agreement, subject to the condition precedent that the AFL III Credit Facility Agreements have been entered into by the necessary parties thereto. On and after the Effective Date and subject to the condition precedent, the Aircraft Credit Facility Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            e. TREATMENT OF ALLOWED HYPO BANK CREDIT FACILITY CLAIM (CLASS ATLAS - 3.2)

      This Class represents the Secured Claim arising under the Hypo Bank Credit Facility. The Allowed Hypo Bank Credit Facility Claim shall be treated in accordance with the Hypo Bank (N537MC) Restructuring Agreement. On and after the Effective Date, the Hypo Bank (N357MC) Final Agreement shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            f.    TREATMENT OF ALLOWED KEYCORP LEASE CLAIM (CLASS ATLAS - 3.3)

      This Class is composed of the Secured Claim arising under the KeyCorp Master Lease Agreement. The Allowed KeyCorp Lease Claim shall be Reinstated, subject to the KeyCorp Waiver Agreement. To the extent necessary, on the Effective Date, Atlas Air shall assume under Bankruptcy Code sections 365 and 1123 the KeyCorp Master Lease Agreement (subject to the KeyCorp Waiver Agreement) in full satisfaction of the Allowed KeyCorp Lease Claim. The Debtors shall cure any unwaived defaults under the KeyCorp Master Lease Agreement solely through the payment of Cure. On and after the Effective Date, the KeyCorp Master Lease Agreement shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such document shall remain effective and enforceable as provided for therein.

            g. TREATMENT OF ALLOWED 1998-1A EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.4)

      This Class represents the Secured Claims arising under or evidenced by the 7.38% Equipment Note No. 1998-1A-4-1 due January 2, 2018, in the principal amount of $60,110,000, issued by Atlas Air. The Allowed 1998-1A Equipment Note Claims shall be treated in accordance with the 1998 EETC Restructuring Agreement. On and after the Effective Date, the 1998 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

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

            h. TREATMENT OF ALLOWED 1998-1B EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.5)

      This Class represents the Secured Claims arising under or evidenced by the 7.68% Equipment Note No. 1998-1B-4-1 due January 2, 2014, in the principal amount of $23,119,000, issued by Atlas Air. The Allowed 1998-1B Equipment Note Claims shall be treated in accordance with the 1998 EETC Restructuring Agreement. On and after the Effective Date, the 1998 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            i. TREATMENT OF ALLOWED 1998-1C EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.6)

      This Class represents the Secured Claims arising under or evidenced by the 8.01% Equipment Note No. 1998-1C-4-1 due January 2, 2010, in the principal amount of $24,660,000, issued by Atlas Air. The Allowed 1998-1C Equipment Note Claims shall be treated in accordance with the 1998 EETC Restructuring Agreement. On and after the Effective Date, the 1998 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            j. TREATMENT OF ALLOWED 1999-1A-1 EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.7)

      This Class represents the Secured Claims arising under or evidenced by the 7.20% Amended and Restated Equipment Note No. 1999-1A-1-1-1 due January 2, 2009, in the principal amount of $18,533,600, issued by Atlas Air. The Allowed 1999-1A-1 Equipment Note Claims shall be treated in accordance with the 1999 EETC Restructuring Agreement. On and after the Effective Date, the 1999 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            k. TREATMENT OF ALLOWED 1999-1A-2 EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.8)

      This Class represents the Secured Claims arising under or evidenced by the 6.88% Amended and Restated Equipment Note No. 1999-1A-2-1-1 due July 2, 2009, in the principal amount of $43,544,000, issued by Atlas Air. The Allowed 1999-1A-2 Equipment Note Claims shall be treated in accordance with the 1999 EETC Restructuring Agreement. On and after the Effective Date, the 1999 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

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

            l. TREATMENT OF ALLOWED 1999-1B EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.9)

      This Class represents the Secured Claims arising under or evidenced by the 7.63% Equipment Note No. 1999-1B-1-1 due January 2, 2015, in the principal amount of $22,283,000, issued by Atlas Air. The Allowed 1999-1B Equipment Note Claims shall be treated in accordance with the 1999 EETC Restructuring Agreement. On and after the Effective Date, the 1999 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            m. TREATMENT OF ALLOWED 1999-1C EQUIPMENT NOTE CLAIMS (CLASS ATLAS - 3.10)

      This Class represents the Secured Claims arising under or evidenced by the 8.77% Equipment Note No. 1999-1C-1-1 due January 2, 2011, in the principal amount of $23,875,000, issued by Atlas Air. The Allowed 1999-1C Equipment Note Claims shall be treated in accordance with the 1999 EETC Restructuring Agreement. On and after the Effective Date, the 1999 EETC Final Agreements shall represent the binding obligations of the Debtors as reorganized, and the terms and conditions of such documents shall remain effective and enforceable as provided for therein.

            n. TREATMENT OF ALLOWED SECURED LETTER OF CREDIT CLAIMS (CLASSES ATLAS - 3.11 AND POLAR - 3.1)

      DETERMINATION OF ALLOWED SECURED LETTER OF CREDIT CLAIM. These Classes are composed of the Secured Claims arising under collateralized letters of credit issued as security for the payment of a Claim against Atlas Air or Polar. If there is more than one Allowed Secured Letter of Credit Claim in a particular Class, then each Allowed Secured Letter of Credit in that Class shall be classified in separate subclass. The Debtors and the Disbursing Agent may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Secured Letter of Credit and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such claims.

      TREATMENT OF ALLOWED SECURED LETTER OF CREDIT CLAIMS. Allowed Secured Letter of Credit Claims shall be satisfied in full at the election of the Debtors which shall be made on or before the Effective Date, by (i) the execution and issuance of a Plan Note in favor of a holder of an Allowed Secured Letter of Credit Claim, (ii) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Secured Letter of Credit Claim to the extent of the amount of such Allowed Claim, or (iii) an agreement between the Debtors and the holder of an Allowed Secured Letter of Credit Claim. Any Estate Property securing an Allowed Secured Letter of Credit Claim remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens. Any Plan Note issued in satisfaction of an Allowed Secured Letter of Credit Claim shall contain the following general terms and conditions:

            - Obligors: Each of the Debtors shall be jointly and severally liable on the Plan Note;

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

            -     Principal: The amount of the Allowed Secured Letter of Credit
                  Claim;

            -     Interest: Prime Rate plus one percent (1%);

            - Maturity: One (1) year after the date the Plan Note is executed;

            - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the ninetieth (90th) day after the Effective Date and shall continue quarterly thereafter until Maturity. The Plan Note may be prepaid in whole or in part at any time without penalty.

      Each holder of an Allowed Secured Letter of Credit Claim shall retain possession of any collateral held prepetition and retain any Liens securing such Claim until it is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of the such Claim and the Debtors.

      If the holder of an Allowed Secured Letter of Credit Claim has a Deficiency Claim, such Claim shall be treated (as agreed to by the holder of such Claim and the Debtors or the Disbursing Agent, or, if no such agreement, as determined by the Bankruptcy Court) under the Plan as either a General Unsecured Claim or a Convenience Claim, whichever is applicable.

            o. TREATMENT OF ALLOWED OTHER SECURED CLAIMS (CLASSES HOLDING - 3, ATLAS - 3.12, POLAR - 3.2, ACQUISITION - 3, AND LOGISTICS -
                  3)

      DETERMINATION OF ALLOWED OTHER SECURED CLAIMS . These Classes are composed of Secured Claims that do not fall within another category of Secured Claims. If there is more than one Allowed Other Secured Claim, then each Allowed Other Secured Claim shall be classified in a separate subclass. The Debtors and the Disbursing Agent may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Other Secured Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

      TREATMENT OF ALLOWED OTHER SECURED CLAIMS. Allowed Other Secured Claims shall be satisfied in full at the election of the Debtors by (i) the execution and issuance of a Plan Note in favor of a holder of an Allowed Other Secured Claim, (ii) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Other Secured Claim to the extent of the amount of such Allowed Claim, or (iii) an agreement between the Debtors and the holder of an Allowed Other Secured Claim. Any Estate Property securing an Allowed Other Secured Claim remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens. Any Plan Note issued in satisfaction of an Allowed Other Secured Claim shall contain the following general terms and conditions:

            -     Principal: The amount of the Allowed Other Secured Claim;

            -     Interest: Five percent (5%);

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

            -     Maturity: Six (6) years after the date the note is executed;

            - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the ninetieth (90th) day after the Effective Date and shall continue quarterly thereafter until Maturity. The Plan Note may be prepaid in whole or in part at any time without penalty.

      Each holder of an Allowed Other Secured Claim shall retain any Liens securing such Claim until it is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of the such Claim and the Debtors.

      If the holder of an Allowed Other Secured Claim has a deficiency claim, such Claim shall be treated under the Plan as either an General Unsecured Claim or a Convenience Claim, whichever is applicable.

            p.    TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS (CLASS POLAR -
                  4.1)

      This Class consists of General Unsecured Claims asserted against Polar. Each holder of a Class Polar 4.1 Allowed General Unsecured Claim shall receive the Polar Distribution which is a fixed cash recovery of sixty percent (60%) of the Allowed Amount of such Claim.

            q.    TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS (CLASS ATLAS -
                  4.1)

      This Class consists of General Unsecured Claims asserted against Atlas and includes the Senior Note Claims. Each holder of a Class Atlas - 4.1 Allowed General Unsecured Claim shall receive (i) a Pro Rata Share of the Class 4.1 New Common Stock Distribution (which is 17,202,666 shares of New Common Stock allocated pro rata based on relative Claim amounts) and (ii) the Subscription Rights (which is the right to acquire a portion of the Subscription Stock at the par value of $11.60 per share).

            r. TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS (CLASSES HOLDINGS - 4.1, ACQUISITION - 4.1, AND LOGISTICS - 4.1)

      These Classes consist of Unsecured Claims that are not treated within another Class under the Plan. Each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Class 4.1 New Common Stock Distribution.

            s. TREATMENT OF ALLOWED CONVENIENCE CLAIMS (CLASSES HOLDINGS - 4.2, ATLAS - 4.2, ACQUISITION - 4.2, AND LOGISTICS - 4.2)

      These Claims consist of General Unsecured Claims (that would otherwise be classified in Classes Holdings - 4.1, Atlas - 4.1, Acquisition - 4.1, or Logistics - 4.1) in an amount (a) equal to or less than the $10,000 or (b) greater than such amount, but has been reduced to $10,000 by a written election of the holder thereof on a validly executed and timely delivered Ballot. The

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

postpetition assignment of multiple Allowed General Unsecured Claims to a single Person shall not consolidate such Claims owed to separate Creditors on the Petition Date for purposes of determining the amount of a Convenience Claim.

      On the Effective Date or as soon thereafter as practicable, the Disbursing Agent shall pay cash to each holder of an Allowed Convenience Claim in an amount equal to the lesser of (i) the $10,000 or (ii) the Allowed Amount of such Convenience Claim. Creditors with an Unsecured Claim(s) in an aggregate amount greater than $10,000 who elect to have such Claim(s) treated as a Convenience Claim on a validly and timely submitted Ballot waive the remainder of their Unsecured Claim(s), and shall not be entitled to any other Distribution under the Plan on account of such Claim(s).

            t. TREATMENT OF ALLOWED EQUITY INTERESTS (CLASSES HOLDINGS - 5, ATLAS - 5, POLAR - 5, ACQUISITION - 5, AND LOGISTICS - 5)

      These Classes consist of Equity Interests in the Debtors. On the Effective Date, the Equity Interests in Holdings shall be canceled and extinguished, and the holders thereof shall not be entitled to receive any Distributions on account of such Equity Interests. The holders of the Allowed Equity Interests in Atlas, Polar, Acquisition Corp, and Logistics shall retain such Equity Interests, but shall not be entitled to receive any Distributions on account of such Equity Interests.

            u. TREATMENT OF ALLOWED SUBORDINATED CLAIMS (CLASSES HOLDINGS - 6, ATLAS - 6, POLAR - 6, ACQUISITION - 6 AND LOGISTICS - 6).

      These Classes are composed of Claims (including Claims for punitive damages under applicable law) that are subject to subordination under any contract or agreement with any Debtor, any final order of the Bankruptcy Court, or any provision of the Bankruptcy Code or applicable non-bankruptcy law. The holders of Allowed Subordinated Claims shall not receive any Distributions or retain any property or interest in property on account of such Claims.

D.    ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS UNDER THE PLAN

      Each Executory Contract shall be assumed by the Debtors on the Effective Date, unless such Executory Contract (i) has been previously rejected by the Debtors pursuant to a Final Order, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is not listed on the Assumption Schedule, or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order shall constitute approval of such assumptions under Bankruptcy Code sections 365 and 1123. To the extent any Executory Contract is to be assumed and amended pursuant to a Final Restructuring Agreement, such assumption shall be subject to any amendments required in a Final Restructuring Agreement.

      Each Executory Contract not listed on the Assumption Schedule or in sections 5.2-5.4 of the Plan shall be rejected by the Debtors effective on the Confirmation Date. Entry of the Confirmation Order shall constitute approval of such rejections under Bankruptcy Code sections 365 and 1123. Neither the inclusion nor exclusion of any contract or lease on the Assumption

Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that such contract or lease is an Executory Contract or that any Debtor has any liability thereunder.

      Any Claim for Cure arising out of the assumption of an Executory Contract pursuant to the Confirmation Order must be filed with the Bankruptcy Court on or before the Cure Claim Bar Date, and shall be served on the Debtors, the U.S. Trustee, and the Committees. Any such Claims not filed by the Cure Claim Bar Date shall be discharged and forever barred.

      The Debtors and the Disbursing Agent shall have the right to examine any Claim for Cure filed by any party, and shall have the right to object to and contest the allowance of any such Claims. Any objection to a Claim for Cure must be filed with the Bankruptcy Court, and a copy served on the party whose Claim is objected to, within thirty (30) days after the Cure Claim Bar Date.

      Notwithstanding section 5.1 of the Plan, to the extent the Bankruptcy Court has not determined by the Effective Date the amount of any Claim for Cure that is subject to a pending objection, the Executory Contract related to such Claim for Cure shall be deemed assumed by the applicable Debtor on the date the Bankruptcy Court determines the Claim for Cure, but effective retroactive to the Confirmation Date.

      The Disbursing Agent shall pay all Cure arising out of the assumption of the Executory Contracts pursuant to the Confirmation Order that is not subject to an objection within ten (10) Business Days after the Effective Date. The Disbursing Agent shall pay all Cure that is subject to an objection on the later of (i) the Effective Date or (ii) the date that is ten (10) Business Days after entry of a Final Order resolving the dispute or approving an agreement between the parties concerning the Cure.

      On the Effective Date, the Atlas Collective Bargaining Agreement shall be deemed assumed in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123. Any Cure amount required for the assumption of the Atlas Collective Bargaining Agreement shall be deemed paid by the satisfaction of any Claims arising under the Atlas Collective Bargaining Agreement as and when due in the ordinary course post-confirmation and there shall be no requirement for such Cure to be paid or reserved on the Effective Date of the Plan. The assumption of the Atlas Collective Bargaining Agreement and the Cure of all amounts owed under such agreement as provided in this section shall be in full satisfaction of all Claims and Interests arising under the Atlas Collective Bargaining Agreement. On the Effective Date, the proof of claim filed by ALPA will be deemed withdrawn but such withdrawal shall not affect or limit the payment or satisfaction of any Claims in the ordinary course arising under the Atlas Collective Bargaining Agreement as specified in this section.

      On the Effective Date, the Polar Collective Bargaining Agreement shall be deemed assumed in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123. Any Cure amount required for the assumption of the Polar Collective Bargaining Agreement shall be deemed paid by the satisfaction of any Claims arising under the Polar Collective Bargaining Agreement as and when due in the ordinary course post-confirmation and there shall be no requirement for such Cure to be paid or reserved on the Effective Date of the

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

Plan. The assumption of the Polar Collective Bargaining Agreement and the Cure of all amounts owed under such agreement as provided in this section shall be in full satisfaction of all Claims and Interests arising under the Polar Collective Bargaining Agreement. On the Effective Date, the proof of claim filed by ALPA will be deemed withdrawn but such withdrawal shall not affect or limit the payment or satisfaction of any Claims in the ordinary course arising under the Polar Collective Bargaining Agreement as specified in this section.

E.    RELEASES AND EXCULPATION UNDER THE PLAN

      Except as otherwise provided for in the Plan, on the Effective Date, each of the Debtors shall be deemed to have released any claims, demands, or causes of action that any of them may have against any of the Debtors' current or former officers or agents for any acts, omissions, or other conduct by any such person in such capacity occurring before the Effective Date; provided, however, that the Debtors shall not be deemed to have released any such person from liability for gross negligence, willful misconduct, or fraud.

      Except as otherwise provided for in the Plan, each of (i) the Debtors and their respective officers, directors and managers; (ii) the Professionals; (iii) the EETC Ad Hoc Committee, its advisors, attorneys, and agents and the members of the EETC Ad Hoc Committee and their respective advisors, attorneys, and agents, together with all financial institutions serving as trustee, agent, or mortgagee for the EETC Transactions (including Wilmington Trust Company, in its individual capacity and as pass through trustee, subordination agent, mortgagee, or indenture trustee under the EETC Transactions), and their respective advisors, attorneys, and agents; and (iv) the members of the Committees shall have no liability to any Claimholder, Interestholder, or other Person for any act or omission in connection with, relating to, or arising out of the filing of the Bankruptcy Cases, administration of the Bankruptcy Cases, including the negotiation, preparation, and pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan (including all Distributions thereunder), the administration of the Plan or the Estate Property to be distributed under the Plan, except for any liability based on willful misconduct, fraud or gross negligence. In all such instances, such parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Bankruptcy Cases and under the Plan. Any and all claims, causes of actions, rights, or any liabilities described above in this section held by any party in interest against (i) the Debtors and their respective officers, directors and managers;
(ii) the Professionals; (iii) the EETC Ad Hoc Committee, its advisors, attorneys, and agents and the members of the EETC Ad Hoc Committee and their respective advisors, attorneys, and agents, together with all financial institutions serving as trustee, agent, or mortgagee for the EETC Transactions (including Wilmington Trust Company, in its individual capacity and as pass through trustee, subordination agent, mortgagee, or indenture trustee under the EETC Transactions), and their respective advisors, attorneys, and agents; and
(iv) the members of the Committee are fully waived, barred, released, and discharged in all respects (except as to rights, obligations, duties, and claims established under the Plan) unless any such claim, cause of action, right, or other liability is asserted by filing an appropriate pleading in a court of competent jurisdiction on or before sixty (60) days after the Confirmation Date. Nothing contained in section 9.3 of the Plan shall prevent or limit any party's right to object to any Professional Compensation Claim asserted in the Bankruptcy Cases. The exculpation shall not apply,

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

however, to any liability of a Non-Released Party to any Claimholder, Interestholder or other Party.

                                    ARTICLE X
               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.    INTRODUCTION

      The Plan will be implemented through a restructuring of the Debtors' debt obligations. Approximately $2 billion of the Debtors' secured and lease debt obligations will be restructured pursuant to the restructuring agreements negotiated prepetition with the Debtors and the holders of those Claims. The creditors holding Allowed General Unsecured Claims will receive their Pro Rata Share of the New Common Stock to be distributed by the reorganized Holdings under the Plan. The Debtors will be substantively consolidated for purposes of satisfying the Claims asserted against them. Distributions to creditors will be funded, in part, through an Emergence Credit Facility from the Debtors' secured lenders and from the revenues generated from the Debtors' ongoing business operations. The following discussion outlines the general terms of the contemplated reorganization of the Debtors' and certain actions that will be taken to close the transactions contemplated by the Plan.

B.    CONTINUED CORPORATE EXISTENCE.

      Except as otherwise provided in the Plan, each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under applicable law in the jurisdiction in which each particular Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect before the Effective Date, as such documents are amended by or pursuant to the Plan. Notwithstanding, the Debtors may change their status of incorporation or formation or alter their corporate structure (either through mergers, consolidations, restructurings, conversions, dispositions, liquidations, dissolutions, or otherwise) after the Effective Date as may be determined by the Debtors to be appropriate in connection with their respective businesses. In each case in which the surviving, resulting, or acquiring company in any such transaction is a successor to a Debtor, such successor company shall perform the obligations of the applicable Debtor under the Plan to pay or otherwise satisfy the Allowed Claims and Allowed Equity Interests against such Debtor.

C.    INTERCOMPANY CLAIMS

      Upon confirmation of the Plan, all Intercompany Claims, except the Continuing Intercompany Claim, by and among the Debtors (including such Claims arising from the rejection of any Executory Contract) will be canceled and eliminated and shall not be entitled to any Distributions under the Plan. The Continuing Intercompany Claim shall not be canceled, affected or otherwise altered under the Plan, however, no Distribution shall be made under the Plan on account of the Continuing Intercompany Claim.

      On the Effective Date, except as otherwise provided for in the Plan, all Claims based on guarantees of collection, payment, or performance made by any Debtor concerning the

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

obligations of another Debtor shall be discharged, released, and without further force or effect. Additionally, holders of Allowed Claims who assert identical Claims against multiple Debtors shall be entitled to only a single satisfaction of such Claims.

      The cancellation of all Intercompany Claims shall not constitute or effectuate a merger of the corporate or other legal identities of the Debtors, and their respective corporate and other legal identities shall remain intact, except as otherwise specified in the Plan.

D.    THE CLOSING

      A Closing of the transactions required and contemplated under the Plan will take place on the Effective Date at the New York offices of the Debtors' counsel. At the Closing, the transactions required or contemplated under the Plan will be consummated. Specifically, the following transactions will take place at or before the Closing:

      1.    EXECUTION OF DOCUMENTS AND CORPORATE ACTION.

      The Debtors shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan. Each, as applicable, president, chief executive officer, chief financial officer, senior vice president, vice president, or their respective designees of the Debtors are authorized (i) to execute on behalf of each Debtor, in a representative capacity and not individually, any documents or instruments after the Confirmation Date or at the Closing that may be necessary to consummate the Plan and (ii) to undertake any other action on behalf of each Debtor to consummate the Plan. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or corporate action to be taken by or required of any Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and (to the extent taken before the Effective Date) ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors.

      2. EXECUTION OF DEFINITIVE DOCUMENTS CONTEMPLATED BY THE FINAL RESTRUCTURING AGREEMENTS.

      To the extent not done before the Closing, the Debtors and the relevant counter-parties will execute the definitive documents or other final documents required by or contemplated in the Final Restructuring Agreements. The Debtors are authorized to sign all documents, and take all actions, necessary and appropriate in connection with such definitive documents. In the event of any inconsistencies among the EETC Final Agreements and the EETC Restructuring Agreements, the provisions of the EETC Final Agreements shall control.

      3.    CANCELLATION OF EXISTING SECURITIES.

      On the Effective Date, except as otherwise specifically provided for in the Plan, (i) the Existing Securities shall be canceled and (ii) the obligations of, Claims against, and Equity Interests in the Debtors arising under, evidenced by, or relating to any agreements, indentures, certificates of designation, bylaws, certificates or articles of incorporation, or similar documents governing the Existing Securities shall be released and discharged, and the obligations and duties of the Indenture Trustees arising under the Senior Note Indentures shall be discharged; provided,

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

however, that the Senior Note Indentures shall continue in effect solely for the purposes of (A) permitting the Indenture Trustees to make the Distributions to be made on account Senior Note Claims as provided for in the Plan and (B) maintaining any rights or liens the Indenture Trustees may have for fees, costs, or expenses under the applicable Senior Note Indenture. The limited continued effectiveness of the Senior Note Indentures shall not affect the discharge of any Claims against the Debtors nor result in any expense or liability to the Debtors. Any actions taken by the Indenture Trustees that are not authorized by (or are otherwise inconsistent with) the Plan shall be null and void.

      4. AUTHORIZATION AND ISSUANCE OF NEW COMMON STOCK; LISTING ON SECURITIES EXCHANGE OR QUOTATION SYSTEM.

      On the Effective Date, Holdings shall authorize and issue the New Common Stock in accordance with the terms of the Plan.

      The Debtors shall use their commercially reasonable efforts to list, as soon as practicable after the Effective Date, the New Common Stock on a national securities exchange or for quotation on a national interdealer quotation system, but will have no liability if they are unable to do so. The Debtors (in consultation with the Committees) will select an appropriate national securities exchange or national interdealer quotation system for listing the New Common Stock. Persons receiving Distributions of New Common Stock, by accepting such Distributions, will have agreed to cooperate with the Debtors' reasonable requests to assist the Debtors in their best efforts to list such equity securities.

      5.    REGISTRATION RIGHTS AGREEMENT.

      Holdings will enter into a registration rights agreement with each holder of New Common Stock as to whom the Distribution of New Common Stock is not exempt from registration under Section 5 of the Securities Act of 1933, as amended, on issuance under Bankruptcy Code section 1145, providing for unlimited piggyback registration rights (subject to customary underwriter cut-backs) and demand registration rights, for not more than two demand registrations, at any time that Holdings is eligible to file a registration statement under the Securities Act of 1933, as amended.

      6.    EXECUTION AND ISSUANCE OF ANY PLAN NOTES.

      The Debtors shall execute any and all Plan Notes contemplated and required under the Plan. Any and all Plan Notes will be issued and delivered to the applicable Creditor(s) in accordance with the terms of the Plan.

      7.    AMENDMENT OF THE DEBTORS' GOVERNANCE DOCUMENTS.

      The Debtors' articles of incorporation and bylaws (or analogous governance documents) shall be amended and all necessary action shall be taken to (i) provide for such provisions, terms, and conditions necessary to comply, conform with, and implement the terms, conditions, and requirements of the Plan and (ii) prohibit the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate

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

distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

      8.    SATISFACTION OF THE DIP CREDIT FACILITY.

      The Debtors shall pay in Cash all outstanding debt obligations due under the DIP Credit Facility on the Closing Date of the Plan in accordance with the DIP Financing Agreement. On the full payment of such obligations, the Liens securing the DIP Credit Facility will be released in accordance with the terms and conditions of the order approving the DIP Credit Facility and the DIP Financing Agreement.

      9.    CONSUMMATION OF THE EMERGENCE CREDIT FACILITY.

      The Debtors shall enter into and consummate the Emergence Credit Facility in order to obtain funds necessary to make the Distributions of Cash required to be made on the Effective Date, conduct their post-confirmation business operations, and for all other purposes allowed under the Emergence Credit Facility. The Debtors are authorized to sign all documents and pay all fees, costs and expenses, including attorneys' fees, as required under the commitment letter for the Emergence Credit Facility, and take all actions, necessary and appropriate in connection with the Emergence Credit Facility.

      10.   AMENDMENT OF THE EETC DIP CREDIT FACILITY.

      On the later of the Effective Date or the EETC Effective Date, the EETC DIP Credit Facility shall be amended as follows:

            (i) the EETC DIP Notes shall be canceled and shall no longer evidence obligations of the Debtors;

            (ii) the EETC Leases and EETC Equipment Notes shall be amended to include the amounts formerly evidenced by the EETC DIP Notes, and such amended EETC Leases and EETC Equipment Notes shall represent the binding obligations of Holdings, Atlas and Polar and the terms and conditions of such leases shall be effective and enforceable as provided for therein;

            (iii) the obligation to pay amounts due under the amended EETC Leases and EETC Equipment Notes shall be secured on the same terms and conditions and by the same collateral securing the EETC DIP Notes under the EETC Security Agreements; and

            (iv) the EETC Security Agreements shall be amended to reflect the foregoing change in the secured obligations.

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

      11.   DISTRIBUTION OF NEW COMMON STOCK TO THE BANK GROUP

      On the Effective Date, the reorganized Holdings shall issue and distribute the Bank Group New Common Stock Distribution to the Bank Group in accordance with the Aircraft Credit Facility Restructuring Agreement and the AFL III Credit Facility Restructuring Agreement.

      12.   DISTRIBUTION OF NEW COMMON STOCK TO GECAS.

      On the Effective Date, the reorganized Holdings shall issue and distribute the GECAS New Common Stock Distribution to GE Capital Aviation Services, Inc., or its designee in accordance with the GECAS Restructuring Letter Agreement.

      13.   SATISFACTION OF KEY EMPLOYEE RETENTION PLAN

      No earlier than 30 days after the Effective Date, the Debtors will pay all outstanding amounts due to their key employees under the Key Employee Retention Order in accordance with the provisions thereof.

      14.   BOARD OF DIRECTORS AND OFFICERS OF HOLDINGS AND ITS SUBSIDIARIES

      On the Effective Date, the initial composition of the board of directors of reorganized Holdings and its subsidiaries shall consist of (i) five (5) directors designated by the Atlas Committee, and (ii) two (2) directors designated by management of the Debtors, one of which may be an independent director. The Atlas Committee shall file a notice with the Bankruptcy Court at least ten (10) days before the Confirmation Hearing identifying the designated directors. If the Atlas Committee fails or refuses to designate any directors that it has the right to designate, then such non-designated director(s) will be designated by the existing board of directors of Holdings. The initial board of directors of reorganized Holdings and its subsidiaries shall serve for a term ending on the later of one (1) year after the Effective Date or until the next regular annual meeting of shareholders, but not later than fifteen (15) months after the Effective Date. Thereafter, other than the filling of vacancies in accordance with the bylaws, all directors shall be elected by the shareholders at regular or special meetings. No director designated by the Atlas Committee may be a current or former member of the Atlas Committee or an employee of any current or former Atlas Committee member or affiliate thereof, nor may such designee be employed by or affiliated with any competitor of the Debtors.

      15.   SURRENDER OF INSTRUMENTS

      Each Claimholder holding a certificate or instrument evidencing a Claim against the Debtors or Estate Property and whose Claim is treated under the Plan (except for the Equipment Notes and EETC Certificates) shall surrender such certificate or instruments (as applicable) to the Debtors, their designee, or the applicable Indenture Trustee on the Effective Date as a prerequisite to receiving any Distribution under the Plan, unless the non-availability of such certificate or instrument is established to the satisfaction of the applicable party.

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

      16. ADOPTION AND IMPLEMENTATION OF MANAGEMENT INCENTIVE PLAN AND OTHER EMPLOYEE STOCK OPTION PLAN

            a.    MANAGEMENT INCENTIVE PLAN

      On the Effective Date, the reorganized Holdings will adopt and implement a long-term incentive plan for officers and certain other key management employees of the reorganized Holdings and its affiliated companies. The incentive plan will provide the plan participants the ability to acquire up to ten percent (10%) of the New Common Stock through a combination of restricted stock and/or stock options. The material terms of the incentive plan are outlined in the term sheet attached to the Plan as EXHIBIT B. The reorganized Holdings will issue on the Effective Date fifty percent (50%) of the restricted stock and stock options available under the incentive plan to the plan participants. The reorganized Holdings will issue an additional thirty percent (30%) of the restricted stock and stock options available under the incentive plan within 180 days of the Effective Date. The reorganized Holdings will reserve the balance of available restricted stock and stock options for future new hires, performance awards or other awards to be determined in the discretion of the board of directors of the reorganized Holdings. These incentives will be given to officers and other key management employees who may or may not be retained by the board of directors of the reorganized Holdings, and will be awarded even if these officers and other key management employees are terminated immediately after the Effective Date.

            b.    OTHER EMPLOYEE STOCK OPTION PLAN

      On or after the Effective Date, the reorganized Holdings may (but is not obligated to) adopt a stock option plan for employees who are not participants in the management incentive plan described in section 6.4(a) of the Plan. The terms and conditions of any stock option plan for such other employees shall be determined by the board of directors of the reorganized Holdings in its sole discretion. The other employee stock option plan may provide such employees options to acquire up to 2.175% of the New Common Stock. The reorganized Holdings shall authorize the number of New Common Stock necessary to permit it to implement the stock option plan for other employees.

      17.   BANKRUPTCY CODE SECTION 1145 DETERMINATION

      Confirmation of the Plan shall constitute a determination, in accordance with Bankruptcy Code section 1145, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b)) Section 5 of the 1933 Act and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer, sale, or issuance of any securities under the Plan (including the New Equity Interests).

      18.   TERMINATION OF THE COMMITTEES

      The appointment and operation of the Committees shall terminate on the Closing Date. The dissolution or termination of the Committees shall not prejudice the rights of any agents of the Committees (including their Professionals and Committee members) to pursue their separate

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

claims for compensation and reimbursement of expenses, including Professional Compensation Claims under Bankruptcy Code sections 330, 331, and/or 503(b)(3)(F).

      19. ESTABLISHMENT OF THE POLAR CREDITOR TRUST AND FUNDING OF THE POLAR CREDITOR RESERVE ACCOUNT

      To the extent not established prior to the Effective Date, the Debtors shall execute any and all documentation and instruments necessary to establish the Polar Creditor Trust and the Polar Creditor Reserve Account on the Effective Date. To the extent not funded prior to the Effective Date, the Debtors shall deposit $20 million into the Polar Creditor Reserve Account on the Effective Date.

                                   ARTICLE XI
              RESTRUCTURING PROGRAM, BUSINESS PLAN AND FEASIBILITY

A.    THE DEBTORS' RESTRUCTURING PROGRAM

      In January 2003, the Debtors commenced their financial restructuring through negotiations with the Bank Group lenders under the Aircraft Credit Facility and AFL III Credit Facility regarding impending principal payments and covenant defaults as well the suspension of lease payments on six 747-200 aircraft in conjunction with negotiations with certain aircraft lessors to reduce or defer operating lease payments.

      In furtherance of these efforts, in March 2003, the Debtors embarked on a comprehensive operational and financial restructuring program (the "Restructuring Program") that included the following key tenets: (i) reorganizing the management team and management functions, (ii) enhancing profitability through operational restructuring initiatives, (iii) reducing fixed financial costs through the restructuring of aircraft related debt and lease obligations and (iv) deleveraging through the conversion of Senior Notes and other unsecured obligations into equity.

      Through the course of 2003, new management refocused the commercial strategies of its key business segments, implemented approximately $120 million of operational cost saving initiatives and, with the assistance of its financial and legal advisors, negotiated with its secured aircraft creditors and Senior Noteholders to reduce the rents and payments on its aircraft. By the end of 2003, the Debtors were able to negotiate binding term sheet and restructuring agreements with a majority of their significant aircraft lenders and lessors.

      1.    MANAGEMENT REORGANIZATION

      One of the initial steps in the Restructuring Program was to reorganize management. As a result in March 2003, the Debtors rebuilt their senior management team beginning with the appointment of Jeffrey Erickson, former Chief Executive Officer of Trans World Airlines, as President. The Debtors also have new officers in the Chief Financial Officer, General Counsel and Chief Marketing Officer positions, all of whom have significant airline experience. This management team has brought a new perspective to the Debtors' operational restructuring and has already successfully implemented approximately $120 million of cost saving initiatives on an annualized basis.

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

      The Debtors' new management team performed a comprehensive strategic and cost structure analysis and has acted aggressively and quickly to reduce further losses and reposition the Debtors for future growth. Key initiatives include a refocused commercial strategy and comprehensive fleet review, an emphasis on cost reduction and improved business processes. The Debtors' management developed a comprehensive business strategy for Atlas and Polar which, together with the cost savings initiatives, has been embodied in a detailed business plan for 2004 through 2007.

      2.    COST REDUCTION AND OPERATIONAL RESTRUCTURING INITIATIVES

            a. FINANCIAL IMPACT OF COST REDUCTION AND OPERATIONAL RESTRUCTURING INITIATIVES

      Due to a combination of the changes in commercial strategy, cost reduction initiatives and an increase in demand for military charter business, among other factors, the Debtors' EBITDAR increased by over 20% from 2002 to 2003 to $292.1 million. EBITDA increased by over 340% over the same period to $103.1 million due to the above factors coupled with reduced aircraft rents. As a result of the Debtors' cost reduction and operational restructuring initiatives as well as an improved market environment and benefits due to the timing of certain maintenance events, actual results have exceeded plan for the five month period ending March 2004 on an EBITDAR basis by $35 million or 43.2% and on an EBITDA basis by $29.7 million or 204.9%. (6)

            b.    REFOCUSED COMMERCIAL STRATEGY

      With respect to the Debtors' commercial strategy, management eliminated higher risk and certain unprofitable flying with a renewed focus on its four core service types: ACMI, scheduled service, military charter and commercial charter. The Debtors have prominent market position in each of these market sectors. The Debtors believe that the portfolio of services that it offers will provide better flexibility in meeting market demands and allow the Debtors to maintain higher aircraft utilization in various market conditions. Given the degree of operating leverage in the business, maximizing asset utilization is key to withstanding downturns in demand. The scheduled service operation provides a steady source of contribution in various market conditions, although at lower margins, the ACMI operation provides higher margins but also higher volatility in the medium term, and the charter business provides the highest yielding margins but on a very short term and more volatile basis. As part of the refocused commercial strategy, management also undertook efforts to reduce credit exposure by proactively terminating non-paying customers and collecting past-due trade accounts receivable.

            ACMI

      In 2001 and 2002, the Debtors, in an effort to retain customers, developed several new products and market strategies that assumed certain risks that the original ACMI business model

-----------

(6) Preliminary, unaudited, excluding restructuring or reorganization charges or credits.

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

had placed on the customer. These products proved to be unprofitable for the Debtors. Beginning in 2003, management discontinued many of these products and market strategies and has returned to more traditional ACMI contracts that place the commercial risks back on the customer. As the largest and most reliable ACMI provider in the world and the largest operator of the desirable 747-400 freighter aircraft, Atlas is well positioned to capture market share in a rebounding air cargo market.

      As demand for air cargo services reaches a better equilibrium with supply, Atlas expects to add new customers. Management has carefully analyzed potential customers and identified target customers to add to its existing customer base. Atlas has solid relationships with desirable existing customers and the opportunity to rebuild and win back prior relationships by offering superior service and value. In fact, Atlas has experienced a renewed interest in new ACMI contracts among its existing customers, contributing to the over performance in ACMI revenues versus plan and year-over-year.

            SCHEDULED SERVICE

      Polar's scheduled service operation has historically been hobbled by a fleet of inferior aircraft and imbalanced trade markets. Specifically, Polar's fleet was too reliant on aging and inefficient 747-100's and 747-200's. In addition, Polar's core market was trans-Pacific scheduled service which was the world's most imbalanced major market in that traffic is strong from Asia to the U.S., but very weak from the U.S. back to Asia. Polar's scheduled service footprint also lacked sufficient scale to allow interconnectivity of multiple markets and an inconsistent commitment to markets led to a poor reputation and low yields.

      To remedy these problems the Debtors' management focused on improving the reliability of the scheduled service operation and improving the breadth and interconnectivity of its markets with a goal of improving the directional demand imbalances and maximizing unit revenues. The result has been an increase in capacity in the scheduled service business. The increased scale and reliability of the network has given the scheduled service business more leverage with respect to its global freight forwarder customers.

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

                               [POLAR ROUTE MAP]

      Polar's hub complexes in Asia and Europe provide better interconnectivity of markets, allowing Polar to better balance directional demand and improve load factors and unit revenues. Polar has discarded its older 747-100 and inefficient 747-200 aircraft by upgrading its fleet which has enabled Polar to greatly improve its reliability. Polar's scheduled fleet is now mostly 747-400 aircraft. Moreover, supplemental and shared capacity from the charter business unit provides for peak needs and additional expansion opportunities for Polar. Additional rights in limited entry markets may also provide Polar with near term growth opportunities and global alliances are a possible next step in the development of the global scheduled service network.

      These changes have resulted in improved unit revenues (as measured by revenue per available ton mile, or "RATM," which is an industry measure of the revenue generated per unit of capacity). The expected RATM for scheduled service for the first quarter of 2004 exceeded the projections in the Business Plan by 7.4%, increased by 1.3% over the same period in 2003 and by 12.8% over the same period in 2002.

            CHARTER (AMC AND COMMERCIAL)

      The Debtors have dedicated a fleet of approximately eight aircraft to the charter bus iness unit. Military charters are currently running ahead of the projections in the Business Plan and the Debtors' strategy remains to maintain flexibility to respond to unexpected military needs as and when they arise. The Debtors intend to maintain the current teaming arrangement under the CRAF program post-emergence.

      As to commercial charters, the Debtors' strategy is to employ any available capacity across the fleet in order to service commercial charter opportunities. Debtors have dedicated marketing teams in the United States, Asia and Europe to enable them to better cover the commercial charter market. The Debtors have implemented program charters for established customers which provide for year-round demand in the charter service area. The charter business unit is also used to profitably reposition aircraft and supplement the needs of the scheduled service operation and the ACMI customers.

            c.    IMPROVED MARKET CONDITIONS

      Since the 9.7% annual drop in world air cargo traffic in 2001, market conditions have improved for air cargo operators. Total international air freight traffic improved by 4.9% year-over-year in 2003 and in the first quarter international air freight traffic has improved by 11.2% in 2004 versus the same period in 2003.(7) The long term forecasts for international air cargo predict an annual average growth rate of 6.4% for the next 20 years, double the rate of expected world GDP growth over that same period.(8)

      The Debtors intend to continue to leverage the their position as a leading provider of ACMI, scheduled service and charter services to maximize revenues as market conditions improve.

            d.    COST REDUCTION INITIATIVES

      In 2003, the Debtors' new management team implemented approximately $120 million in cost savings on an annualized basis. These cost savings are summarized in the table below.

                       COST SAVINGS INITIATED BY MID-2003
                              (FULL EFFECT IN 2004)

                                                              ANNUAL
INITIATIVE                                                   SAVINGS
----------                                                   -------
                                                         ($ IN MILLIONS)
Maintenance efficiencies and economics of scale             $    45.0
Merger synergies between Atlas and Polar                    $    25.0
Employee travel and crew efficiency                         $    22.0
30% reduction in headcount                                  $    13.0
Additional initiatives                                      $     7.5
Decrease in distribution cost                               $     3.7
Ground handling services                                    $     3.1
                                                            ---------
TOTAL 2003 COST SAVINGS                                     $   119.3
                                                            ---------

                        COST SAVINGS IMPLEMENTED IN 2003

            e.    IMPROVED FINANCIAL CONTROLS AND BUSINESS PROCESS

      The Debtors' new management has implemented and is enforcing new financial controls to increase cost discipline and eliminate excess spending. The financial controls include further

-----------

(7)   As reported by the International Air Transport Association.

(8)   As forecast by the Boeing Company.

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

ACMI contract analysis and approval processes, purchase order reviews, customer credit review policies, faster collections, and improved working capital use, among other initiatives. These efforts have already provided improvement to the Debtors cash flow including a reduction in days sales outstanding, a measure of the Debtors' ability to collect accounts. As an example of this improvement, Atlas's days sales outstanding was reduced from an average of 76.6 days in March of 2003 to an average of 33.6 days by November of 2003.

      New management systems are being implemented for all of the Debtors' employees. The new systems is designed to improve the overall management of the Debtors' operations. These new systems will include: financial models to capture profitability and improve the management of portfolio of business segments, performance reporting systems, new tools and skill sets for managing increasingly complex scheduled service network and management disciplines to establish a new culture of accountability.

      3.    FINANCIAL RESTRUCTURING OF AIRCRAFT LEASE AND DEBT OBLIGATIONS

      In January 2003, the Debtors commenced negotiations with some of their aircraft lessors to reduce or defer operating lease payments relating to certain aircraft. In March 2003, the Debtors announced that they were deferring all debt and aircraft lease payments associated with all their aircraft as well as interest payments due on the Senior Notes. This deferral was intended to provide the Debtors with the opportunity to negotiate a restructuring of the terms and conditions of their debt and aircraft leases to bring them in line with current and anticipated market conditions and better reflect the reduced market rents for the aircraft.

            a.    FINANCIAL IMPACT OF DEBT AND LEASE RESTRUCTURING

      A key tenet of the restructuring effort was to achieve substantial debt service and lease payment deferrals and/or reductions. From March 2003 through the end of 2003, the Debtors negotiated binding term sheet and restructuring agreements with a majority of their significant aircraft lenders and lessors that resulted in debt and lease cash payment reductions of approximately $52 million in 2003, $201 million in 2004 and approximately $250 million in each of 2005 and 2006. The chart below illustrates the "pre-restructured" debt and lease cash payment obligations that burdened the Debtors in comparison to the post-restructured debt and lease cash payment obligations achieved in the Restructuring Program. These payments include principal, interest and rent. (9)

------------
(9) The post-restructured payments in 2004 and 2005 include an aggregate of $20.3 million in principal payments otherwise due in 2004 and early 2005 provided that Atlas performs certain maintenance events during that period. The Debtors' Business Plan assumes that these principal payments are not made and the Debtors take full advantage of the deferrals.

                                        2003       2004       2005       2006       2007
                                      ----------------------------------------------------
Pre-Restructured Cash Payments        $  425.5   $  412.8   $  499.4   $  471.6   $  259.0
Post-Restructured Cash Payments          374.1      212.0      235.1      226.5      227.4
                                      --------   --------   --------   --------   --------
ANNUAL CASH SAVINGS                   $   51.5   $  200.8   $  264.3   $  245.2   $   31.6

                 CASH SAVINGS FROM DEBT AND LEASE RESTRUCTURING

            b.    GENERAL RESTRUCTURING TERMS

      The Debtors' restructuring proposals and agreements with lessors and lenders include the following significant concepts:

      - Increased operating efficiencies between the Debtors permit Holdings, Atlas and Polar to deploy aircraft, cash and other assets and liabilities between and among each other. To protect creditors of each of the entities and as consideration for the right to transfer assets among the entities, Holdings, Atlas and Polar will each guaranty all lease and debt obligations on which they are not the primary obligor.

      - Each restructuring agreement provides for the right of the Debtors to continue to use leased or financed aircraft for 180 days following the filing of a chapter 11 case so long as the Debtor makes the payments required by the restructuring agreement. The agreements on continued use of the aircraft are set forth in section 1110 stipulations.

      - Generally, the only creditors receiving equity in the reorganized Debtors pursuant to the restructuring are general unsecured creditors, including holders of the Senior Notes. Because the Bank Group and GECAS previously had guarantees from Holdings, such creditors will receive a small percentage of New Common Shares in exchange for the dilution of those guarantees caused by providing guarantees to other creditor constituencies.

      - With respect to aircraft leases, lessors were offered reduced monthly cash rents with respect to each aircraft type operated by the Debtors (Boeing 747-200F, Boeing 747- 300F and Boeing 747-400F). Lessors of Boeing 747-200F and Boeing 747-300F aircraft were offered the opportunity to extend the original lease maturity date to make up for any cumulative cash rent shortfall as a result of the restructuring (on a non-discounted basis. In addition, the majority of EETC 747-400 aircraft leases were extended beyond their original term.

      - With respect to loan obligations to secured creditors, secured creditors were offered a new debt service payment schedule per aircraft equal to a monthly lease rate by aircraft type (consistent with those offered lessors), with interest at the rate stated in its loan agreement. For floating rate debt instruments, a fixed amortization schedule was derived by applying the monthly lease rate per aircraft first to payment of estimated fixed rate equivalent interest expense and second to payment of principal. While the interest rate will remain floating on these obligations, the amortization schedule derived from this analysis has been fixed through the revised maturity date of the loan. The treatment extends each loan maturity until such point in time when the current principal balance is repaid in full.

            c.    SPECIFIC RESTRUCTURING AGREEMENTS

            GECAS

      Atlas leases two 747-400 aircraft from GACAS. Polar leases five 747-400 aircraft and one 747-200 aircraft from GECAS. In addition, GECAS manages another 747-200 aircraft leased by Polar from AeroUSA (the "Aero Lease"), which was rejected in April 2004. In sum, the Debtors lease nine aircraft from GECAS (the "GECAS Leases"), two of which are operated by Atlas and seven of which are operated by Polar.

      The GECAS Leases were restructured in April 2003 with final documents executed as of August 1, 2003. The agreements for the 400 series aircraft provide for lower basic rent per month for the first sixty months from April 2003 and then an escalated monthly rent thereafter. The agreements for the 200 series aircraft provide for reduced monthly rent, beginning in April 2003, for the remainder of the lease. The Debtors have filed an 1110(b) stipulation with respect to the Aero Lease, which provides for the agreed rejection of that lease in April 2004.

      As part of the restructuring of the GECAS Leases, the Debtors also entered into restructuring letter agreements pursuant to which the Debtors agreed, among other things, to (i) issue to GECAS a certain percentage of the New Common Shares issued by Holdings under the Plan and (ii) provide certain affiliate guarantees of the GECAS Leases.

      The GECAS Leases and any remaining obligations under the GECAS restructuring letter agreements will be assumed by the Debtors under the Plan.

            AIRCRAFT CREDIT FACILITY AND AFL III CREDIT FACILITY

      Deutsche Bank is the administrative agent for two syndicated loans to Atlas and its affiliates. One loan was made to Atlas Freighter Leasing III, Inc. and is called the AFL III Credit Facility and the other was made to Atlas and is called the Aircraft Credit Facility. The obligations under these two credit facilities are secured by sixteen 747-200 aircraft and several spare engine pools. AFL III leases the collateral for the AFL III Loan (13 aircraft and two spare engine pools) to Atlas. AFL III has collaterally assigned those leases and the proceeds thereof to Deutsche Bank as security for the AFL III Credit Facility.

      Atlas, AFL III, Deutsche Bank as agent and a majority of the lenders comprising the Bank Group under each credit facility executed forbearance agreements dated July 3, 2003, which contained the terms of the initial loan restructurings. In February 2004, the parties entered into letter agreements that further amend the original forbearance agreements (as amended, the "Forbearance Agreements").

      Under the Forbearance Agreement with respect to the AFL III Credit Facility, the AFL III lenders agreed to defer up to $20.3 million in principal payments otherwise due in 2004 and early 2005 provided that Atlas performs certain maintenance events on the aircraft collateral during such period. The deferred amount is due on the maturity date of the AFL III Credit Facility, unless Atlas exceeds certain financial targets, in which case part of the deferred amount may become due earlier. The AFL III lenders also agreed to accept lower monthly principal payments over a longer term.

      Under the Forbearance Agreement with respect to the Aircraft Credit Facility, the lenders agreed to accept lower monthly principal payments over a longer term.

      As additional consideration for the restructuring, the lenders under both the Aircraft Credit Facility and the AFL III Facility will receive, among other things, (i) a certain percentage of the New Common Stock issued by Holdings under the Plan and (ii) guarantees of the loan obligations from Atlas's affiliates upon confirmation of the Plan.

      The obligations arising under the Aircraft Credit Facility and AFL III Credit Facility will be restructured under the Plan in accordance with the terms and conditions of the Forbearance Agreements.

            EETC TRANSACTIONS

      On September 12, 2003, the Debtors entered into restructuring agreements with a majority in interest of the Class A Certificateholders in each of the Debtors' EETC Transactions. These agreements are called the EETC Restructuring Agreements and were subsequently amended as of December 4, 2003, December 15, 2003 and February 5, 2004. As of February 5, 2004, the Debtors also entered into the Owner Participant Term Sheet with the Owner Participants with respect to six of the aircraft leased under the EETC Transactions.

      Effective as of January 30, 2004, the Owner Participant with respect to aircraft N496MC transferred its Owner Participant interest to Bankers Commercial Corporation ("BCC"). At the same time, Atlas acquired an option to purchase the Owner Participant interest from BCC at any time prior to December 31, 2007, subject to earlier termination. In connection with the option transaction, BCC agreed to support and consent to the restructuring contemplated by the 1999 EETC Restructuring Agreement with respect to aircraft N496MC and incorporated by reference certain provisions of the Owner Participant Term Sheet. Atlas intends to exercise such option as soon as possible after the Effective Date. Exercise of the option and consummation of the purchase are conditions precedent to the effectiveness of the EETC Restructuring Agreements.

      Also effective as of January 30, 2004, FINOVA Capital Corporation ("FINOVA"), the Owner Participant with respect to aircraft N491MC and N493MC, entered into an agreement pursuant to which FINOVA agreed to sell the Owner Participant interests in the two aircraft to Atlas at the Effective Date under the Plan for $5.0 million each, payable in installments over a ten year term commencing in 2007. In connection with the agreement, FINOVA agreed to support and consent to the restructuring contemplated by the 1998 EETC Restructuring Agreement with respect to aircraft N491MC and N493MC. Atlas intends to consummate such purchase as soon as possible after the Effective Date. Consummation of the purchase is a condition precedent to the effectiveness of the EETC Restructuring Agreements.

      The Owner Participant with respect to the one other leased aircraft in the EETC Transactions, aircraft N409MC, is DVB. Atlas has not yet been able to reach any agreement with DVB with respect to the restructuring contemplated by the 2000 EETC Restructuring Agreement with respect to aircraft N409MC. If DVB, as owner participant, and Wells Fargo, as owner trustee, have not, prior to July 1, 2004, consented to the Amendments (as defined in the Fourth Amendment to the 2000 Restructuring Agreement) concerning aircraft N409MC as contemplated by the 2000 Restructuring Agreement in a manner acceptable to the EETC Ad Hoc Committee, then Atlas shall be obligated to deliver aircraft N409MC to Wilmington in its capacity as mortgagee, on July 1, 2004, or any date thereafter that may be designated by Wilmington or the EETC Ad Hoc Committee or its Consultant (as defined in the 2000 Restructuring Agreement) for the exercise of remedies.

      Pursuant to the EETC Restructuring Agreements, the aircraft leases will be amended to provide for basic rent of $725,000 per month for the first sixty months from January 1, 2003 and then basic rent of $830,000 per month thereafter, subject to adjustment during 2005 for repayment of the EETC Deferred Rent until the Equipment Notes are paid or satisfied in full. The Equipment Notes concerning the two owned aircraft will be amortized based on the same monthly payment amounts as the leased aircraft. The term of the EETC Leases and Equipment Notes will be extended to fully amortize the underlying equipment notes on the leased aircraft and the owned aircraft. A number of factors can affect the timing of payment of the EETC Certificates, including the appraised value of the EETC aircraft and any sale of an aircraft pursuant to the terms of the EETC Restructuring Agreements. For example, in the EETC Transactions, the Class C Certificates were originally scheduled to be paid first, followed by the Class B Certificates and then the Class A Certificates. Following the triggering event that has occurred under the EETC Transactions, the adjustments to payments as a result of appraised values of the EETC aircraft now project that the Class A Certificates will be paid first, followed by the Class B Certificates and then the Class C Certificates. The Debtors project, however, that all EETC Certificates will be paid in full if all EETC Transactions are restructured in accordance with the EETC Restructuring Agreements. Total yield on the EETC Certificates will be affected by the changes in timing of their payments.

      Once the EETC Certificates for any of the EETC Transactions are paid in full, any remaining balances on the Equipment Notes for that EETC Transaction will be forgiven. If, on the other hand, EETC Certificates for any EETC Transaction have not been paid when the Equipment Notes for that EETC Transaction have been paid in full, there will be no other source of payment for the remaining balance of the EETC Certificates, and they will not be paid.

      The EETC Certificates are funded by the Pass Through Trustees with the proceeds of Equipment Note payments in the EETC Transactions. For leased EETC Aircraft, lease payments fund the payment of the Equipment Notes. While amounts are outstanding on the liquidity facilities, all Equipment Note proceeds within an EETC Transaction are applied first to repay amounts outstanding under the liquidity facilities relating to that EETC Transaction. Amounts are allocated among the Equipment Notes relating to each EETC Aircraft in accordance with section 3.3 of the Intercreditor Agreement for that EETC Transaction, which allocates payments, in part, based on the appraised value of the EETC Aircraft. The Debtors project that all EETC Certificates will be paid in full with no change in their coupon rates; however, the restructure will cause a change in the relative maturity dates of the EETC Certificates and their average lives. The Debtors' advisors have projected the time for payment and average life of the 1998 Certificates, the 1999 Certificates and the 2000 Certificates, and their present value at July 2, 2003 expressed as a percentage of their original yield, based on the restructured rent and note payments for the EETC Transactions, as set forth below. These projections are based on assumptions regarding the interest rate to be charged on the Liquidity Facilities, expenses incurred by trustees and others that are paid with Equipment Note proceeds and on aircraft values for the EETC aircraft. While the Debtors believe these assumptions to be reasonable, there can be no assurance that they will be correct. Changes in these assumptions will affect both the time for payment and average life of the EETC Certificates.

                             1998 CERTIFICATES          1999 CERTIFICATES                2000 CERTIFICATES
                         ------------------------   ------------------------   ---------------------------------
Maturity Date              A        B        C       A-1      A-2       B        C        A         B       C

Original Schedule        1/2018    1/2014  1/2010   7/2019   7/2009   1/2015   1/2011   1/2019   1/2014   1/2008

Projected as
Restructured             1/2018  1/2/2014  7/2020   1/2019   1/2010   7/2015   1/2020   7/2019   7/2014   7/2020

Average Life (years)

Original Schedule
(7/2/2003 forward)        10.31     6.86     2.94     9.44     6.00     7.07     3.39    10.15     6.61     1.70

Projected as
Restructured               8.56     8.43    15.85     8.32     4.92     9.08    15.39     8.56     9.41    16.08

Present Value
(7/2/04) (% of Yield)    100.00    95.26    83.53   100.00    99.83    93.85    82.82   100.00    91.54    75.34

      The EETC Restructuring Agreements provide that, for the leased EETC aircraft, lease payments will continue following payment or forgiveness of the Equipment Notes. This so-called "equity rent" or "shirt-tail rent" is paid to the Owner Trust and distributed to the Owner Participant. Prior to the restructure, the EETC Transactions had provided for periodic payments of "equity rents" over the term of the EETC Leases. Pursuant to the EETC Restructuring Agreements, all "equity rents" are delayed until payment of the Equipment Notes or their forgiveness following payment of the EETC Certificates.

      The "equity rents" provide an economic return to the Owner Participants based on their original investment in the aircraft, in addition to the residual value of the aircraft. Pursuant to the Owner Participant Term Sheet, adjusted rent schedules providing "equity rents" and lease extensions were negotiated with the Owner Participants with respect to leased aircraft in the EETC Transactions, and those schedules were filed with the Bankruptcy Court in connection with Stipulations under Section 1110(b) of the Bankruptcy Code as to such aircraft.

      In addition, pursuant to the EETC Restructuring Agreements, Atlas has entered into airframe and engine maintenance agreements applicable to the aircraft. The lease and loan obligations of Atlas under the EETC Transactions will be restructured under the Plan in accordance with the terms and conditions of the EETC Restructuring Agreements. Under the EETC Transactions, the consent of the Liquidity Providers is required in order for such restructurings to become effective. To satisfy this requirement, the EETC Restructuring Agreements provide that either (i) the Liquidity Providers will provide the applicable consents, or (ii) so long as all other conditions to the effectiveness of the EETC Restructuring Agreements have been satisfied and there are no new defaults by Atlas under their terms, the other parties to the EETC Restructuring Agreements will continue to forbear from exercising remedies so long as Atlas performs the terms of the EETC Restructuring Agreements as if they were in effect, until the obligations owed to the Liquidity Providers are paid, in which case no Liquidity Provider consents will be required, and the EETC Restructuring Agreements will become effective in accordance with their respective terms. The Debtors have sought the consent of the Liquidity Providers, but no Liquidity Provider has yet consented to the restructurings and one Liquidity Provider has refused to consent. Accordingly, the lease and loan restructurings set forth in the EETC Restructuring Agreements will likely not become effective until the obligations to the Liquidity Providers under the EETC Transactions are fully satisfied. Atlas projects that the continued forbearance period may extend until the end of 2004, based on Atlas making all restructured monthly rent and note payments as contemplated by the EETC Restructuring Agreements and the application of those payments to the payment of obligations to the Liquidity Providers as provided for in the EETC Transactions.

            HVB BANQUE

      Hvb Banque Luxembourg Societe Anonyme ("HVB") is the administrative agent and a lender in a syndicated loan to Atlas, which is secured by one Boeing 747-200 aircraft. In July 2003, Atlas and HVB entered into a term sheet agreement providing for lower monthly loan payments over a longer term. Additionally, the floating interest rate on this loan was fixed. The parties agreed in February 2004 to a further restructuring of this loan, which provides for lower monthly payments for two years and thereafter for monthly rent at the original restructured rate, along with a further extension of the loan term. The HVB loan will be restructured under the Plan consistent with the terms and conditions of the HVB term sheet agreement.

            OTHER LEASE RESTRUCTURINGS

      Atlas leases two 747-200 aircraft from Guaranty Capital Corporation ("GCC"). Atlas and GCC entered into a term sheet agreement in April 2003 with respect to both aircraft which provided for lower monthly rent payments. These leases were further restructured in January 2004 to provide for lower monthly rent payments for two years, and thereafter for monthly rent at the original restructured rate. The restructured GCC lease obligations will be assumed by Atlas under the Plan.

      Atlas leases a 747-400 aircraft from an affiliate of Boeing Capital Corporation. This lease was restructured in October 2003 to provide for lower monthly rent for the first sixty months from April 2003 and then an escalated basic rent amount per month thereafter. This lease as restructured will be assumed by Atlas under the Plan.

      Atlas and Potomac Capital Corporation ("Potomac") signed a term sheet agreement in May 2003 providing for lower monthly rental payments. Atlas is currently negotiating a further restructuring of this lease, which would provide for lower monthly rental payments over the term of the lease.

B.    DEBTORS' BUSINESS PLAN

      On September 12, 2003, Holdings filed with the SEC a report on Form 8-K describing the Debtors' business plan (the "September Plan") and the restructuring that had been proposed to creditors and accepted in principle by certain significant constituencies. The September Plan was initially prepared in March and April 2003 and the operating assumptions underlying it were not modified materially prior to its public disclosure in September 2003. The September Plan assumed that the Debtors would employ an operating fleet of 50 aircraft for the forecast period and that all existing aircraft in the fleet with the exception of 747-100 aircraft would be retained.

      The Debtors modified the September Plan after reviewing their unaudited operating results for the three months ended September 30, 2003, which were significantly below the projections in the September Plan. This shortfall was attributable primarily to (i) lower than anticipated military charters, (ii) the termination of an ACMI contract, (iii) lower than expected scheduled service revenue due to an industry wide delay in seasonal peak demand, and (iv) higher than projected fuel prices.

      In response to the shortfall, the Debtors completely reevaluated their business plan. After reviewing the assumptions and rebuilding their business plan from the bottom up, the Debtors determined that a smaller fleet size of 41 aircraft would be optimal. Accordingly, the Debtors revised their fleet plan as part of rebuilding their business plan. In addition to further improve profitability, the Debtors identified specific incremental cost reduction initiatives aggregating $28 million in 2004 and $23 million in 2005.

      The revised fleet plan required that the Debtors reject or return seven aircraft as part of the bankruptcy process and that four aircraft in need of airframe maintenance (major maintenance events required every 25,000 flight hours referred to as "D checks") remain parked out of service for the duration of the forecast period. In addition, the plan contemplated that the Debtors reopen negotiations with 747-200 and 747-300 creditors to reduce aircraft payments. The Debtors offered to extend the maturity date of the lease or debt obligations for those 747-200 and 747-300 aircraft lessors and lenders that agreed to reduce rents or debt payments in order to maintain a similar total amount of rent or debt payments over the life of the lease or debt obligation.

      Management for the Debtors completed the new revised business plan in late November 2003 (the "November Plan"). Shortly thereafter on December 12, 2003, the Debtors filed with the SEC the new November Plan on Form 8-K. Subsequently, the Debtors modified the November Plan to accommodate changes to the AFL III Credit Facility and Aircraft Credit Facility restructurings agreements and resulting changes to the fleet plan. This revised November Plan included additional airframe maintenance and D checks, which are to be performed on Bank Group financed aircraft in exchange for deferral of principal amounts equal to fifty percent of the outlay for the D checks on the bank financed aircraft. The incremental maintenance allowed for the rejection of additional aircraft without affecting the level of projected operations. The revised November Plan is referred to hereinafter as the "Business Plan."

C.    PRO FORMA FINANCIAL STATEMENTS AND FEASIBILITY

      In connection with the Business Plan, the Debtors have prepared financial projections for calendar years 2004 through 2007. The Business Plan and related projections assume that the Debtors will obtain confirmation of the Plan and emerge from bankruptcy in late July 2004. The financial projections and related assumptions underlying the Business Plan are attached to this Disclosure Statement as EXHIBIT D.

      The Business Plan projections were prepared by the Debtors for the purpose of illustrating the feasibility of the Restructuring Program as implemented by the Plan. The Debtors believe the Business Plan is feasible. Actual operating results have significantly exceeded the Business Plan since the Business Plan was developed in November of 2003 with EBITDAR expected to exceed projections by $35.0 million or 43.2% in the five month period beginning November 2003 through March 2004 The Debtors actual cash balances are also substantially higher than forecast in the Business Plan, with actual cash balances as of April 30, 2004 of $146.6 million versus the forecast level of $49.7 million. This over-performance provides tangible evidence of the feasibility of the Business Plan.

      This improvement has been driven by a combination of improved operating revenue, which increased $38.3 million or 7.5% over that projected in the Business Plan, partially offset by increased operating costs which primarily resulted from higher fuel prices.

      Scheduled service revenues improved by $13.9 million or 5.6% on a 2.6% improvement in unit revenues, or revenue per ATM. The combination of a refocused network strategy and increased service reliability, combined with improvement in the demand for air cargo have lead to improvement in scheduled service revenue performance versus the Business Plan.

      ACMI revenues improved by $15.0 million or 11.3% on a 12.9% increase in operated block hours. The average revenue rate per block hour for the ACMI line of business decreased by 1.4% versus plan due to the increased mix of 747-200 ACMI flying. Military or AMC charters increased in volume and rate with a $16.1 million or 22.1% increase in revenue on a 16.2% increase in operated block hours. Commercial charter was the only line of business to fall below the projections in terms of operating revenue, with the increased demand for other service types causing a lack of available capacity for ad hoc commercial charters.

      Operating expenses, excluding restructuring and ownership, exceeded the projections in the Business Plan by $3.3 million or 0.8% on a 7.6% increase in total operated block hours versus the projections. The primary cause of the increase was an 11.5% increase in fuel cost caused by an activity related increase in consumption and a 7.4% increase in average fuel prices over the projections. Offsetting this was a 20.8% improvement in maintenance expense due to reduced costs for performed maintenance events and a reduced number of engine overhauls versus the projections. Other operating expenses increased consistent with the increase in activity.

      A comparison of actual operating results to those projected in the Business Plan is summarized below.

                COMPARATIVE CONSOLIDATED STATEMENT OF OPERATIONS
                             ACTUAL TO BUSINESS PLAN
                           NOVEMBER 2003 - MARCH 2004

Preliminary - Unaudited (Non-GAAP)

                                       ACTUAL             PLAN         VARIANCE   VARIANCE
($ in millions)                    NOV '03-MAR '04   NOV '03-MAR '04     B/(W)      B/(W)%
                                   ---------------   ---------------   --------   --------
REVENUE
Scheduled Service                      260.9               247.1          13.9       5.6%
Charter Service                         35.8                43.3          (7.5)    (17.3)%
ACMI                                   147.4               132.4          15.0      11.3%
AMC Charter                             89.0                72.9          16.1      22.1%
Other Revenue                           14.1                13.2           0.9       7.0%
                                       -----               -----         -----
TOTAL OPERATING REVENUE                547.3               509.0          38.3       7.5%

OPERATING EXPENSES(1)
Salaries, Wages & Benefits              81.2                75.5          (5.7)     (7.6)%
Ground Handling & Landing Fees          75.5                69.4          (6.1)     (8.8)%
Maintenance, Materials & Repairs        85.4               107.9          22.5      20.8%
Aircraft Fuel                          126.5               113.4         (13.1)    (11.5)%
Other Operating Expense                 62.4                61.6          (0.8)     (1.4)%
                                       -----               -----         -----
CASH OPERATING EXPENSES SUBTOTAL       431.1               427.8          (3.3)     (0.8)%

EBITDAR(1)                             116.2                81.2          35.0      43.2%

Aircraft Rentals                        72.1                66.7          (5.4)     (8.0)%
EBITDA(1)                               44.2                14.5          29.7     204.9%

ENDING CASH                            138.3                 9.7         128.6       NM

Notes:

(1) Operating Expenses/ EBITDAR/ EBITDA exclude Restructuring and Reorganization charges.

      The Debtors' actual cash balances have also exceeded the Business Plan forecast due in part, to the operational over-performance, the timing effects of lower heavy and engine maintenance and lower-than-forecast cash working capital uses associated with the bankruptcy filing. The Debtors have updated their near term cash forecast taking into consideration these trends as well as an updated estimate of emergence costs. The Debtors anticipate $71.9 million of cash emergence costs in the months of July and August 2004 as summarized below.

                          PROJECTED COSTS AT EMERGENCE

($ IN MILLIONS)

DESCRIPTION                                      AMOUNT
-----------                                      ------
Cash to Polar Unsecured Creditors                $ 20.0
Repayment of DIP*                                  18.0
Professional Fees                                  14.0
Cure Costs                                         10.0
Exit Facility Fees and Expenses                     2.5
KERP Payment                                        2.4
Other Cash Settlements                              1.6
Other Costs                                         3.4
                                                 ------
TOTAL                                            $ 71.9

* Note: Assumed to be financed through Exit Facility borrowings.

The professional fees paid at emergence include success fees and ordinary course fees and expenses. Specifically, success fees are estimated for Lazard ($4.5 million), Houlihan ($2.5 million), Jeffries & Company, Inc. ($2.0 million) and Miller Mathis Co. ($1.0 million). The ordinary course fees and expenses are projected to be $4.0 million paid in July 2004.

      The actual cash balance on April 30, 2004 as well as updated forecast cash balances for the remainder of 2004 are higher than those forecast in the Business Plan as summarized below. On the assumed Effective Date of July 31, 2004, the Debtors expect to have cash balances of $71.8 million as compared to $26.4 million forecast in the Business Plan. By year-end 2004, the Debtors' cash balances are expected to be $98.9 million as compared to $92.8 million forecast in the Business Plan.

                              2004 CASH BALANCES(a)

($ IN MILLIONS)                      APR-04     JUL-04     DEC-04
                                     ------     ------     ------
Business Plan                       $  49.7     $  26.4    $  92.8
Updated Cash Forecast(b)              146.6        71.8       98.9

-------
(a) All Business Plan and Updated Cash Forecast assume $18 million in either DIP or exit financing.

(b) April 2004 figure represents actual cash as of April 30, 2004. July and December 2004 balances represent revised cash forecast.

D.    POST CONFIRMATION MANAGEMENT

      Post confirmation, the Debtors anticipate maintaining their existing management team that has successfully led the Debtors through their Restructuring Program. Biographical information concerning key members of the Debtors' management team is described below.

      1.    JEFFREY ERICKSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Jeffrey Erickson is currently serving as President and Chief Executive Officer of the Debtors. Erickson has an extensive background in aviation. From 1994-1997, Erickson served as President and CEO of Trans World Airlines following its re-emergence from bankruptcy. During that time, Trans World Airlines achieved its first annual operating profit in six years and implemented a fleet renewal program. From 1990-1994, Erickson served as President and CEO at Reno Air, at which time he organized and implemented a new start-up air carrier that operated throughout the 1990s before its acquisition by American Airlines in 1999. Erickson also served in various management capacities at Midway Airlines, Aloha Airlines and Continental Airlines.

      2.    DAVID LANCELOT, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

      David Lancelot was named Chief Financial Officer of the Debtors on May 15, 2003. Lancelot first became employed as Controller of Polar in July 2000 until he assumed that same role at Holdings. Prior to joining Polar, Lancelot served as Vice President of Finance, Controller and Treasurer at AirTran Airways during the ValuJet turnaround. Prior to his employment at AirTran Airways, Lancelot held various positions at American Airlines and worked four years in public accounting at KPMG, LLP. Lancelot is a certified public accountant.

      3.    RON LANE, SENIOR VICE PRESIDENT AND CHIEF MARKETING OFFICER

      Ron Lane is serving as the Debtors' Senior Vice President and Chief Marketing Officer. As such, he is responsible for global sales and marketing efforts at both Atlas and Polar. Lane served as Polar's top marketing officer for the three years prior to being named Senior Vice President and Chief Marketing Officer. Prior to his employment with the Debtors, Lane was employed for 27 years with Evergreen International Airlines.

      4. JOHN DIETRICH, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CHIEF HUMAN RESOURCES OFFICER

      John Dietrich is serving as Senior Vice President, General Counsel and Chief Human Resources Officer. Dietrich joined Atlas in 1999 as Associate General Counsel and was promoted to General Counsel in May 2003. In 2003, Dietrich was appointed to the additional office of Senior Vice President of Human Resources. As such, he has responsibility for all legal and human resources aspects of the business, as well as employee and corporate communications. During the seven years prior to joining Atlas, Dietrich was employed as a litigation attorney by United Airlines.

      5. WAKELEE SMITH, SENIOR VICE PRESIDENT, CORPORATE PLANNING AND BUSINESS DEVELOPMENT

      Wakelee Smith is the Senior Vice President of Corporate Planning and Business Development of the Debtors. He is responsible for the Debtors' strategic planning efforts. Smith has worked with Atlas for the past several years establishing joint ventures and partnerships in Europe and Asia and is currently actively involved in the Debtors' restructuring activities. Prior to joining Atlas in 2000, Smith was President of FlightSafety Boeing Training

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International, a large provider of flight training. Smith has also held the position of Vice President and Principal at Simat, Helliesen & Eichner, a leading aviation consultancy that focuses on airline finance.

      6.    WILLIAM BRADLEY, VICE PRESIDENT AND TREASURER

      William Bradley is currently serving as Vice President and Treasurer of the Debtors. Bradley is responsible for capital market and corporate finance efforts as well as banking, cash management, insurance, hedging and investor relations activities. Bradley joined Atlas in July 2002, following a nine year career at Viacom Inc. While employed at Viacom, Inc., Bradley served as Vice President and Assistant Treasurer and as head of the Financial Planning and Business Analysis Department. Prior to his employment at Viacom, Inc., Bradley worked in the commercial banking field for the Bank of New York. Bradley began his finance career with the U.S. International Trade Administration, a unit within the Department of Commerce.

E.    INCENTIVE AND OPTION PLANS

      1.    MANAGEMENT INCENTIVE PLAN

      The Debtors believe that the implementation of a long-term incentive plan is critical for the retention and recruitment of top executives and certain key management employees. Long-term incentives are typically awarded in several ways: cash, stock options, restricted stock, or some combination thereof. The Debtors retained Deloitte & Touche ("Deloitte") to help design a competitive long-term incentive plan that will motivate and attract top executives and key management employees with an appropriate mix of long-term incentives. Based on recommendations from Deloitte, the Debtors have decided to implement a long-term incentive plan that contains a mixture of restricted stock and stock options. The Debtors believe such a plan is appropriate because it preserves cash and minimizes compensation expense for profit and loss purposes under the accounting standards used by most companies.

      On the Effective Date, the reorganized Holdings will adopt a long-term incentive plan providing for certain officers and key management employees of the reorganized Holdings and its subsidiaries to acquire up to 10% of the New Common Stock. The material terms of the incentive plan are outlined in the term sheet attached to the Plan as Exhibit B. The incentive plan will be available to approximately 66 officers and key management employees.

      Consistent with changes in the marketplace and governance practices, the long-term incentive plan will be an omnibus plan, providing that potential awards may be delivered in the form of stock options, restricted stock or units, deferred stock units, performance shares, and stock appreciation rights, payable in cash or shares. The incentive plan is designed to offer equity awards over a three-year period with one-third of the awards vesting on each anniversary of the granting.

      The reorganized Holdings will issue on the Effective Date fifty percent (50%) of the restricted stock and stock options available under the incentive plan to the plan participants. The reorganized Holdings will issue an additional thirty percent (30%) of the restricted stock and stock options available under the incentive plan within 180 days of the Effective Date. The

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

reorganized Holdings will reserve the balance of available restricted stock and stock options for future new hires, performance awards or other awards to be determined in the discretion of the board of directors of the reorganized Holdings.

      Officers of the Debtors will receive half of the value of their respective incentives in restricted stock and the other half in stock options.

      2.    OTHER EMPLOYEE STOCK OPTION PLAN

      In addition to the management incentive plan, the reorganized Holdings may (but it is not obligated to) adopt a stock option plan for employees who are not participants in the management incentive plan. The terms and conditions of any stock option plan for such other employees shall be determined by the board of directors of the reorganized Holdings in its sole discretion. The other employee stock option plan may provide such employees with options to acquire up to 2.175% of the New Common Stock. The reorganized Holdings shall authorize the number of New Common Stock necessary to permit it to implement the stock option plan for other employees.

F.    EMERGENCE CREDIT FACILITY

      In a Commitment Letter dated as of January 30, 2004 (as amended and modified, the "Commitment Letter"), the DIP Lenders committed to provide Atlas and Polar with a secured emergence credit facility in the aggregate amount of $50 million, consisting of a $15 million term loan facility (the "Emergence Term Loan") and a $35 million revolving credit facility (the "Emergence Revolver," and together with the Emergence Term Loan, the "Emergence Credit Facility"). The availability under the Emergence Revolver will be based on a borrowing base, which will be calculated as a percentage of certain eligible accounts receivable. In the event the maximum amount available to be borrowed under the Emergence Revolver is less than $35 million, (i) the amount of the Emergence Term Loan will be increased by the lesser of the amount of such deficiency or $3 million and (ii) the amount of the Emergence Revolver will be decreased by the amount of such increase. Like the DIP Revolver, the Emergence Revolver will also be available for the issuance of letters of credit, provided that the aggregate face amount of all such outstanding letters of credit may not exceed $7 million at any one time.

      The DIP Lenders' commitment to enter into the Emergence Credit Facility is subject to: (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the DIP Lenders and DIP Lenders' counsel; (ii) the DIP Lenders' satisfaction that no material adverse change has occurred with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of Atlas and Polar or any of the material subsidiaries of either Atlas or Polar; (iii) the absence of any material disruption or general adverse developments in the financial markets, as determined by the DIP Lenders in their sole discretion; (iv) the Plan must have been confirmed by a confirmation order in form and substance satisfactory to the DIP Lenders and such confirmation order must be entered no later than July 28, 2004 (or such later date agreed to by the DIP Lenders); (v) the Plan must be in form and substance acceptable to the DIP Lenders; (vi) the DIP Lenders must be reasonably satisfied with the ownership of the loan parties immediately after giving effect to the consummation of the Plan; (vii) the Plan shall have been consummated in accordance with its terms and the

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Emergence Credit Facility shall have closed, in each instance, on or before July
31, 2004 (or such later date agreed to by the DIP Lenders); and (viii) other usual and customary conditions in addition to the conditions referenced above as well as other conditions.

      The Emergence Credit Facility will be secured by (i) a first priority lien and security interest on one Polar 747-200 aircraft, spare engines, spare parts, present and future customer contracts, spare parts inventory, slots, airport leaseholds, flight simulators, QEC kits, ground service equipment, routes, accounts receivables, and all proceeds of the foregoing, and (ii) a first priority lien and security interest on all other tangible and intangible property, including, but not limited to, aircraft, trademarks, tradenames, inventory, the stock of certain subsidiaries of Holdings, deposit accounts, and other assets of the loan parties; provided, however, clause (ii) shall not include property as to which financing or leasing arrangements are being provided to a loan party on the Closing Date that in accordance with the Plan are to be encumbered by liens to secure the obligations of such loan party under such arrangements, but only to the extent the documentation governing such arrangements prohibit the loan parties from granting junior liens and only until such obligations have been paid in full.

      The Debtors may enter into an alternative post-emergence financing facility other than the Emergence Credit Facility depending on the Debtors' post-emergence forecast liquidity needs, terms and conditions of potential alternative facilities and conditions in the credit markets at the time of emergence.

                                   ARTICLE XII
                ESTIMATED REORGANIZATION VALUATION AND ALLOCATION
                               OF NEW COMMON STOCK

A.    ESTIMATED REORGANIZATION VALUATION OF DEBTORS

      The Debtors have been advised by Lazard Freres & Co., LLC ("Lazard"), their financial advisor, with respect to the reorganization value of reorganized Holdings on a going concern basis.

      Solely for purposes of the Plan, the estimated range of a reorganization value of reorganized Holdings was assumed to be approximately $900 million to $1 billion (with a point estimate of $950 million) as of an assumed Effective Date of August 1, 2004. Lazard's estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

      THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF AUGUST 1, 2004, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF HOLDINGS AVAILABLE TO LAZARD AS OF APRIL 16, 2004. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD'S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

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

      Based upon the assumed range of the reorganization value of reorganized Holdings of between $900 million and $1 billion, assumed net debt of $718 million, Lazard has employed an imputed estimate of the range of equity value for reorganized Holdings between $182 million and $282 million, with a point estimate of $232 million.

      The recent global settlement was finalized after the valuation described above was completed. Based on the terms of the global settlement, the Debtors will contribute an estimated $20 million of cash to fund the fixed cash recovery to Polar General Unsecured Creditors. In spite of the additional $20 million payment, the Debtors' current estimate of the post-emergence cash balance is higher than the previous forecast that formed the basis for Lazard's valuation. This results in slightly higher excess cash for valuation purposes than the $13 million estimate developed by Lazard on April 16, 2004, although some of the higher than forecast cash balance may be temporary.

      In providing the foregoing estimate of the reorganization value of reorganized Holdings, Lazard based their estimate on a number of assumptions, including a successful reorganization of Holdings's business and finances in a timely manner, the implementation of reorganized Holdings's Business Plan, the achievement of the forecasts reflected in the Business Plan, access to adequate exit financing, the leadership of the management team, market conditions as of April 16, 2004 continuing through the assumed Effective Date of August 1, 2004, no material adverse change to the economy, air cargo industry or Holdings and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

      With respect to the Business Plan financial projections prepared by the management of the Debtors and included as EXHIBIT D to this Disclosure Statement, Lazard assumed that such projections have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of reorganized Holdings. Lazard's estimate of a range of reorganization values assumes that operating results projected by the Debtors will be achieved by reorganized Holdings in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. Certain of the results forecast by the management of the Debtors are materially better than the recent historical results of operations of the Debtors. As a result, to the extent that the estimate of enterprise values is dependent upon reorganized Holdings performing at the levels set forth in the projections, such analysis must be considered speculative. If the business performs at levels below those set forth in the projections, such performance may have a material impact on the projections and on the estimated range of values derived therefrom.

      IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE AND EQUITY VALUE OF REORGANIZED HOLDINGS, LAZARD (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF HOLDINGS; (II) REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF HOLDINGS, INCLUDING THE PROJECTED FINANCIAL INFORMATION, WHICH WAS PREPARED AND PROVIDED TO LAZARD BY THE DEBTORS' MANAGEMENT AND WHICH RELATE TO THE DEBTORS' BUSINESS AND ITS PROSPECTS; (III) MET WITH CERTAIN MEMBERS OF

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SENIOR MANAGEMENT OF THE DEBTORS TO DISCUSS DEBTORS' OPERATIONS AND FUTURE
PROSPECTS ; (IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES THAT LAZARD DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESS OF THE DEBTORS; (V) CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS; AND (VI) CONDUCTED SUCH OTHER STUDIES, ANALYSIS, INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH LAZARD CONDUCTED A REVIEW AND ANALYSIS OF THE DEBTORS' BUSINESS, OPERATING ASSETS AND LIABILITIES AND THE DEBTORS' BUSINESS PLAN, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE DEBTORS, AS WELL AS PUBLICLY AVAILABLE INFORMATION.

      IN ADDITION, LAZARD DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN THE BUSINESS PLAN IN CONNECTION WITH LAZARD'S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

      ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

      IN THE CASE OF REORGANIZED HOLDINGS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF REORGANIZED HOLDINGS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF REORGANIZED HOLDINGS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

      THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF REORGANIZED HOLDINGS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN

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THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO
UNCERTAINTIES, NEITHER HOLDINGS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

      Valuation Methodology Lazard performed a variety of analyses and considered a variety of factors in preparing the valuation of Holdings. While several generally accepted valuation techniques for estimating Holdings's enterprise value were used, Lazard primarily relied on two methodologies: comparable public company analysis and discounted cash flow analysis. For each of these methodologies, Lazard examined the value of Holdings on both an earnings before interest, taxes, depreciation and amortization ("EBITDA") and an earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR") basis. EBITDA is frequently considered as a proxy for a company's free cash flows. Valuations based on EBITDA treat rent as a cost of operations. EBITDAR is frequently considered in place of or in addition to EBITDA for companies with significant rent. EBITDAR based valuations treat rents as a financing cost and consider operating leases as if they were on balance sheet. Lazard placed different weights on each of these analyses and made judgments as to the relative significance of each analysis in determining Holdings's indicated enterprise value range. Lazard's valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Holdings's enterprise value.

      In preparing its valuation estimate, Lazard performed a variety of analyses and considered a variety of factors, some of which are described herein. The following summary does not purport to be a complete description of the analyses and factors undertaken to support Lazard's conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

      Comparable Public Company Analysis. A comparable public company analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow statement. In addition, each company's performance, profitability, margins, leverage and

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business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

      A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation; however, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

      In performing the Comparable Public Company Analysis, the following publicly traded companies deemed generally comparable to Holdings in some or all of the factors described above, were selected: ABX Air, Inc., Deutsche Post World Net, FedEx Corporation, TPG N.V. and United Parcel Service, Inc. The selection of appropriate comparable companies is difficult because there are no public, pure-play competitors in the heavy air freight business. Air cargo companies such as Cargolux, Gemini Air Cargo, Kalitta Airlines, Evergreen Airlines, Air Atlanta (Icelandic), and MK Airlines, are all private companies and trading values are not observable. Lazard analyzed the current trading value (including operating leases calculated at 7.0x rent expense for the EBITDAR method) for the comparable companies as a multiple of forecasted EBITDA and EBITDAR for the fiscal years ending 2003, 2004 and 2005. Lazard adjusted EBITDA and EBITDAR for certain non-recurring items and normalized maintenance expense over the forecast period. Lazard employed an EBITDA multiple range of 5.8x - 6.8x, 5.3x - 6.3x, and 5.0x - 6.0x for 2003, 2004 and 2005 results, respectively. Lazard employed an EBITDAR multiple range of 6.0x - 7.0x, 5.8x - 6.8x and 5.5x - 6.5x for 2003, 2004 and 2005 results, respectively. These multiples were then applied to Holdings's forecast financial results to determine the range of enterprise values. When using the EBITDAR method, the value of operating leases, calculated as 7.0x rent expense, is deducted to determine Holdings's enterprise value.

      Discounted Cash Flow Approach ("DCF"). The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Holdings. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the projections). Lazard's discounted cash flow valuation is based on the Business Plan's four-year projections. Lazard discounted the projected cash flows using Holdings's estimated weighted average cost of capital ("WACC") assuming that rent expense is either an operating or a financial cost. For the EBITDA-based DCF analysis, in which rent is treated as an operating cost, Lazard employed a 16.0% to 17.0% WACC and for the EBITDAR-based DCF analysis, in which rent is treated as a financial cost, Lazard employed a 14.0% to 15.0% WACC. Lazard calculated the terminal value of Holdings using two methods: a multiple of EBITDA or

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EBITDAR, and the perpetual free cash flow growth formula. Under the multiple method, the terminal value of Holdings was calculated using EBITDA or EBITDAR multiples consistent with the comparable public company analysis. Lazard applied a range of terminal multiples to 2007 EBITDA and EBITDAR figures that have been normalized for maintenance expense over the forecast period in order to smooth the effect of these costs over a full maintenance cycle. Under the perpetual free cash flow growth method, terminal value is calculated assuming a constant growth rate that continues indefinitely. Lazard applied a range of growth rates of 2% to 4%, consistent with long-term estimates of worldwide GDP growth; however, Atlas' cash flows can not be predicted to grow at any stable rate for perpetuity due to the highly cyclical nature of the industry. The DCF value derived under the EBITDAR method is adjusted to deduct the value of operating lease obligations, estimated to be 7.0x rent expense.

      The DCF approach relies on the Debtors' ability to project future cash flows with some degree of accuracy. Because Holdings's projections reflect significant assumptions made by Holdings's management concerning anticipated results, the assumptions and judgments used in the Projected Financial Information may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of Holdings's projections.

      Precedent Transactions Analysis. Precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to Holdings. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to Holdings. Lazard specifically focused on prices paid as a multiple of revenue and EBITDA. The multiple ranges observed in this analysis are 0.10x - 1.27x revenue and 4.3x -11.1x EBITDA. A range of multiples derived from the observed range is then applied to Holdings's key operating statistics, to determine the total enterprise value or value to a potential strategic buyer.

      Unlike the Comparable Public Company Analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value that manifest itself in a precedent transaction analysis include the following:

      - Circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g., an additional premium may be extracted from a buyer in the case of a competitive bidding contest).

      - The market environment is not identical for transactions occurring at different periods of time.

      - Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g., a company in financial

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            distress may receive a lower price due to perceived weakness in its bargaining leverage).

      As with the Comparable Public Company Analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions for which public data is available also limits this analysis. Because the precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its use in Holdings's valuation.

      The precedent transactions analysis was given minimal consideration because there exists a very limited universe of recent transactions with available information. Additionally, given the current merger and acquisitions and equity market conditions for the Debtors' specific business, it is unlikely that historical transaction multiples provide a meaningful benchmark for Holdings's value today.

      THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED HOLDINGS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR REORGANIZED HOLDINGS ASSOCIATED WITH LAZARD'S VALUATION ANALYSIS.

B.    ALLOCATION OF NEW COMMON STOCK

      The New Common Stock will be allocated in the designated percentages among GECAS (3.7%), the Bank Group (1.6%), holders of Atlas Allowed General Unsecured Claims on a pro rata basis (86.0%) and shares offered for subscription (8.7%). These initial allocations of New Common Stock are subject to dilution from the vesting or exercise of restricted stock or options issued under the Debtors' Management Incentive Plan and Other Employee Stock Option Plan.

      The allocation of New Common Stock is illustrated in the chart below:

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
                                         EQUITY OWNERSHIP
                                     -----------------------
     PARTY                              %           SHARES
                                     -------      ----------
ACF/AFL III                            1.6%          320,000
GECAS                                  3.7%          740,000
General Unsecured Claims              86.0%       17,202,666
Shares Offered for Subscription        8.7%        1,737,334
                                     -----        ----------
TOTAL                                100.0%       20,000,000
                                     -----        ----------

      The 86.0% of New Common Stock will be distributed to holders of Atlas Allowed General Unsecured Claims on a pro rata basis (these Claims are estimated to be approximately $564 million). The 8.7% of the New Common Stock will be offered for subscription to Atlas Unsecured Creditors pursuant to the terms of the global settlement. New Common Stock will not be distributed to holders of Polar Allowed General Unsecured Claims since such holders will receive a fixed cash recovery of sixty percent (60%).

      The Debtors have estimated the recovery to Unsecured Creditors under the Plan. In order to estimate the recoveries to holders of Allowed General Unsecured Claims based on the $232 million of equity value estimated by Lazard, the Debtors have made certain estimates concerning the final amount of Allowed General Unsecured Claims in the Bankruptcy Cases. These estimates and a reconciliation between scheduled Claims and filed proofs of claim are discussed in detail in Article VIII.G Summary and Reconciliation of Filed Claims. The estimate of Allowed General Unsecured Claims does not include any amount attributable to potential rejection damages from the rejection of aircraft purchase agreements.

      Based on the restructuring agreements entered into prior to the Petition Date, the Debtors anticipate that their Secured Creditors will be paid in full. In addition, based on the estimate of Allowed General Unsecured Claims and the equity value, the Debtors estimate the following recoveries to holders of Allowed General Unsecured Claims:

                                                              FORM OF RECOVERY
                                     ESTIMATED    ----------------------------------------         %
   CLAIM HOLDER                        CLAIM        CASH        DEBT      EQUITY     TOTAL     RECOVERY
   ------------                      ----------   --------   ---------   --------    -----     --------
DIP Lenders                          $    18.0    $   18.0   $     0.0   $    0.0   $   18.0    100.0%
Aircraft Credit Facility (ACF)            41.7         0.0        41.7        0.0       41.7    100.0%
AFL III Credit Facility                  162.9         0.0       162.9        0.0      162.9    100.0%
HvB                                        4.1         0.0         4.1        0.0        4.1    100.0%
1998 EETC Equipment Notes                 72.1         0.0        72.1        0.0       72.1    100.0%
1999 EETC Equipment Notes                 86.4         0.0        86.4        0.0       86.4    100.0%
Capital Leases (Flight Simulator)          2.0         0.0         2.0        0.0        2.0    100.0%
Atlas General Unsecured Claims           564.0         0.0         0.0      199.6      199.6     35.4%
Polar General Unsecured Claims(a)        29-50       17-30         0.0        0.0        N/A     60.0%
                                     ---------    --------   ---------   --------   --------    -----
TOTAL                                $   951.2    $   18.0   $   369.2   $  199.6   $  586.8      NM

(a)   Polar General Unsecured Claims will receive a 60% fixed cash recovery.

      To the extent additional New Common Stock is issued pursuant to the Management Incentive Plan and the Other Employees Stock Option Plan, the initial allocation of New Common Stock will be subject to dilution as illustrated in the table below:

                                         EQUITY OWNERSHIP
                                     -----------------------
       PARTY                            %           SHARES
                                     -------      ----------
ACF/AFL III                             1.4%         320,000
GECAS                                   3.2%         740,000
General Unsecured Claims               75.5%      17,202,666
Shares Offered for Subscription         7.6%       1,737,334
Management Incentive Plan              10.0%       2,277,256
Other Employees Stock Option Plan       2.2%         495,303
                                     -------      ----------
TOTAL                                 100.0%      22,772,559
                                     -------      ----------

                                  ARTICLE XIII
                        CERTAIN FACTORS TO BE CONSIDERED

      A Claimholder should carefully consider the following factors, as well as the other information contained in this Disclosure Statement (as well as the documents delivered herewith or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

      The principal purpose of the Debtors' Bankruptcy Cases is the formulation of the Plan, which reorganizes the Debtors' business and operations and establishes how Claims against and Equity Interests in the Debtors will be satisfied. Under the Plan, certain Claims may receive partial distributions, and other Claims may not receive any distributions at all. Equity Interests will receive no distributions. The recapitalization of the Debtors pursuant to the Plan realizes the going concern value of the Debtors for the benefit of their Claimholders and Interestholders. Moreover, reorganization of the Debtors' business and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors' employees, as well as their customers, trade vendors, suppliers of goods and services, and lessors.

A.    FAILURE TO CONFIRM OR CONSUMMATE THE PLAN

      If the Plan is not confirmed and consummated, it is possible that an alternative plan can be negotiated and presented to the Bankruptcy Court for approval, however, there is no assurance that the alternative plan will be confirmed, that the Bankruptcy Cases will not be converted to a liquidation, or that any alternative plan of reorganization could or would be formulated on terms as favorable to the Claimholders as terms of the Plan. Interestholders will receive no recovery under the Plan or in a liquidation. If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the Claimholders or Interestholders.

B.    INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

      The Plan and Disclosure Statement contains certain projections relating to the Debtors' future operations and financial performance. These projections are based on numerous assumptions, including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors after confirmation of the Plan, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors' operations and financial performance. The variations between the projections contained in the Plan and Disclosure Statement and actual results may be material and may adversely affect the ability of the Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results may materially differ from projected results, the projections contained in the Plan and Disclosure Statement should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

      Except with respect to the projections contained in the Plan and Disclosure Statement and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The projections contained in the Plan and Disclosure Statement will not be updated to reflect the impact of any subsequent events not already accounted for in the assumptions underlying such projections.

C.    OPERATING AND FINANCIAL RESTRICTIONS

      Certain of the Debtors debt instruments and lease agreements described in the Plan impose significant operating and financial restrictions on the Debtors. These restrictions limit the ability of the Debtors to, among other things:

      -     incur additional debt;

      -     pay dividends or make other restricted payments;

      -     create or permit certain liens;

      -     sell assets; and

      - consolidate or merge with or into other companies or sell all or substantially all of their assets.

      These restrictions could limit the Debtors' ability to finance their future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, the Emergence Credit Facility, the Aircraft Credit Facility, the AFL III Credit Facility and certain leases require the Debtors to maintain specified financial ratios and satisfy certain financial covenants. The Debtors may be required to take action to reduce their debt or to act in a manner contrary to their business objectives to meet these ratios and satisfy these covenants. Events beyond the Debtors' control, including changes in the economic and business conditions in the markets in which they operate, may affect their ability to do so. No assurances can be made that the Debtors will meet these ratios or satisfy these covenants or that the lenders or lessors will waive any failure to do so. A breach of any of the covenants in, or the Debtors' inability to maintain the required financial ratios under, its debt instruments, including the Emergence Credit Facility, and certain of its leases would prevent the Debtors from borrowing additional money under the Emergence Credit Facility and could result in a default under it and the leases. Moreover, if the lenders under a facility or other agreement in default were to accelerate the debt outstanding under that facility, it could result in a default under other debt facilities or leases. If all or any part of the Debtors' debt were to be accelerated, they may not have or be able to obtain sufficient funds available to repay it. A default under the leases could result in a reversion to the original lease terms without regard to the restructuring of the lease payments pursuant to the Plan and an acceleration of any amounts owed under the leases.

D.    DIVIDEND POLICY

      It is not anticipated that cash dividends will be declared or paid on the New Common Stock in the foreseeable future.

E.    IMPACT OF INCREASE IN INTEREST RATES

      Higher interest rates will increase the Debtors' borrowing costs because a significant portion of the Debtors' debt as described in the Plan, including their bank loans, will fluctuate with lending rates, both upwards and downwards. An increase in interest rates may therefore impact the ability of the Debtors to service their debt obligations and adversely affect the Debtors' financial condition.

F.    INABILITY TO OBTAIN SUFFICIENT FINANCING

      The Debtors' operations require significant amounts of cash. The Debtors' postpetition operations are financed from operating cash flow, as well as borrowings pursuant to the DIP Credit Facility; however, with respect to the DIP Credit Facility, there can be no assurances that the Debtors will be able to comply with the financial covenants set forth therein, and the Debtors may be required to seek modification of certain such financial covenants. There can be no assurance that the Debtors will be able to obtain the modifications to such covenants that may be necessary.

      The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post- Effective Date working capital financing will be met by projected operating cash flow and the Emergence Credit Facility. If projected operating cash flow, which includes reinstatement of vendor terms, and the Emergence Credit Facility are insufficient to finance the Debtors' working capital needs post-Effective Date, the Debtors may need to seek additional debt or equity financing to operate their business. It the Debtors are unable to obtain sufficient financing to fund its operations, it could adversely affect their results of operation and future growth and the Debtors may be required to curtail their operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable or at all.

G.    CLAIMS ESTIMATES MAY BE INCORRECT

      There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual allowed amounts of Claims may differ from the estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions, including:

      - the market value of aircraft which are the subject of lease rejections or abandonment orders

      - the cost of complying with return conditions applicable to aircraft which are the subject of lease rejections

      - the appropriate discount rate to be used for the calculation of present values

      If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, the actual allowed amounts of Claims may vary from those estimated herein.

H.    COMPETITIVE CONDITIONS IN THE INDUSTRY

      The air cargo industry is highly competitive. The Debtors compete in each of their markets with numerous international, national, regional and local air cargo companies, including some companies with greater financial resources and more established market positions and which have lower costs of capital than the Debtors. The restructuring plan outlined herein includes steps to address this competitive disadvantage, including fleet rationalization, network redesign and business re-engineering. The Debtors also compete with companies that transport cargo over land and sea by methods other than air transportation, including truck and rail.

      Since the September 11, 2001 terrorist attacks on New York and Washington D.C., the United States has been on a heightened state of alert for further attacks on American cities. The United States is at war in Iraq and conducting military operations in Afghanistan. The Debtors have benefited from increased military flying under the AMC, but the Debtors cannot predict the duration of this activity. Further, the Debtors cannot predict the impact of these factors on general economic conditions, the demand for air cargo transportation, or the price of oil.

I.    INCREASE IN OIL PRICES OR OIL SHORTAGES

      Aviation fuel is one of the most significant expenses for an airline. The price of aviation fuel is directly influenced by the price of crude oil, which is influenced by a wide variety of macroeconomic and geopolitical events and is completely beyond the control of the Debtors. The Debtors attempt to pass on increases in the price of aviation fuel to their scheduled service customers through the imposition of a surcharge, but the Debtors bear a portion of price increases over the short term. There can be no assurance that the Debtors' will be able to continue to impose such surcharge in the future. ACMI contracts require the Debtors' customers to pay for aviation fuel. If the price of aviation fuel increases, the Debtors' customers may not use the plane subject to such ACMI contract, which could adversely affect the financial performance of the Debtors. Additionally, hostilities in the Middle East and terrorist attacks in the United States and abroad could cause significant disruptions in the supply of crude oil and have a large impact on the price of fuel.

J.    REGULATION OF AIRLINE INDUSTRY

      The reorganized Debtors' business is highly regulated, and the imposition of new or modified regulations can have a significant impact on the reorganized Debtors. New regulations relating to environmental, safety, security and scheduling matters may be considered by various governmental agencies. The adoption of such regulations could cause increased operating expenses and in some cases restrictions on the operations of airlines, including the reorganized Debtors, which could have a material adverse effect on the reorganized Debtors' financial condition, cash flow and results of operations.

K.    LABOR DISPUTES

      All of the Debtors' U.S. crew members are represented by unions. The Debtors are subject to risks of work interruption or stoppage and may incur additional expenses associated with the union representation of its employees. Moreover, the Debtors cannot assure that disputes, including disputes with any certified collective bargaining representatives of the Debtors' employees, will not arise in the future. Such disputes and the inherent costs associated with their resolution could have a material adverse effect on the Debtors' operations and financial performance. For example, if Polar is unable to reach an agreement with its pilots, the terms of their collective bargaining agreement, or if the Debtors are unable to negotiate further contracts with their pilots, the Debtors may be subject to work interruptions and/or stoppages, which could have a material adverse effect on the Debtors' operations and financial performance.

L.    PRESERVATION OF MARKET POSITION

      Air cargo companies are able to freely enter domestic markets and, accordingly, there can be no assurance that the Debtors will be able to preserve their market positions.

M.    HIGH DEBT AND SIGNIFICANT LEVERAGE

      Based on the consummation of the transactions contemplated by the Plan, it is projected that the Debtors will have a high level of debt and will continue to be highly leveraged after the Effective Date. This high degree of leverage will pose substantial risks to holders of the New Common Stock and could have material adverse effect on the marketability, price and future value of such securities. In addition, the Debtors' high level of debt in the post-Effective Date could have important consequences, including:

            - making it more difficult to pay principal and interest with respect to their debt;

            - requiring the debtors to dedicate a substantial portion of their cash flow from operations for interest and principal payments and reducing their ability to use their cash flow to fund working capital and other general corporate requirements;

            - increasing their vulnerability to general adverse economic and industry conditions;

            - limiting the Debtors' flexibility in planning for, or reacting to, changes in business and their industry;

            - placing the Debtors at a disadvantage to many of their competitors who have less debt; and

            - exposing the Debtors to fluctuations in interest rates with respect to that portion of their debt which is at a variable rate of interest.

      The Debtors believe that the recapitalization to be accomplished through the Plan will ameliorate the possibility that these consequences will occur; however, numerous factors outside of the Debtors' control, including changes in economic or other business conditions generally or in the markets or industry in which they do business, may adversely affect their operating results and cash flows, which in turn may affect their ability to meet our debt service obligations. If the Debtors are unable to meet their debt service obligations, they may need to restructure or refinance their debt, seek additional equity financing or sell assets. They may be unable to restructure or refinance their debt, obtain additional equity financing or sell assets on satisfactory terms or at all.

N.    POTENTIAL DILUTION CAUSED BY OPTIONS

      If options to purchase the New Common Stock are exercised or other equity interests are distributed to management as contemplated in the Plan, such equity interests will dilute the ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan. If any of the options issued under the Plan are exercised, the resulting issuance of New Common Stock will dilute the ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan.

O.    MARKET FOR NEW COMMON STOCK

      There can be no assurance that an active market for any of the securities to be distributed pursuant to the Plan, including the New Common Stock, will develop and no assurance can be given as to the prices at which such securities might be traded. Moreover, there can be no assurances that Debtors will be successful in any attempt to have the New Common Stock listed on a national securities exchange or a foreign securities exchange.

P.    INSURANCE COVERAGE

      Debtors anticipate that certain Claims will be satisfied in whole or in part from available insurance coverage. ACE American Insurance Company (f/k/a CIGNA Insurance Company) and Pacific Employers Insurance Company (and possibly other ACE USA-related companies) (collectively, the "ACE USA Companies") have issued certain insurance policies to one or more Debtors (collectively, the "ACE USA Policies") which may provide coverage for certain Claims. In connection with the ACE USA Policies, the ACE USA Companies and certain Debtors may have also entered into various related agreements (together with the ACE USA Policies, collectively, the "ACE USA Agreements").

      The ACE USA Companies have asserted that ACE USA Agreements are executory contracts pursuant to section 365 of the Bankruptcy Code and that the ACE USA Agreements must be assumed as a condition to the ACE USA Companies' continuing obligation to provide insurance coverage. Debtors have not yet indicated whether they intend to assume any of the ACE USA Agreements or any other insurance policies that may provide coverage for Claims. Because the Plan does not require Debtors to assume all of the ACE USA Agreements and require Debtors and/or reorganized Debtors to provide adequate assurance of future performance of the insureds' obligations under the ACE USA Agreements, the ACE USA Companies do not believe that the Plan complies with section 365 of the Bankruptcy Code. Moreover, although the Plan appears to assume the benefits of the ACE USA Agreements, the Plan does not otherwise require that Debtors and/or Reorganized Debtors satisfy any of the insureds' continuing obligations under the ACE USA Agreements including, but not limited to, the payment of all continuing financial obligations as Administrative Claims. As a result, the ACE USA Companies contend that the Plan does not satisfy section 365 of the Bankruptcy Code with respect to the ACE USA Agreements.

      The ACE USA Companies believe that the failure of the Plan to require Debtors and/or Reorganized Debtors to satisfy all of their continuing contractual obligations under the ACE USA Agreements will void any otherwise available insurance coverage under the ACE USA Agreements. The ACE USA Companies further believe that the Plan seeks to provide reorganized Debtors with certain injunctive relief that alters their ongoing contractual obligations under the ACE USA Agreements that would also vitiate any otherwise available insurance coverage. In particular, and not by way of limitation, the ACE USA Companies believe that the Plan violates their rights (i) to control the defense, investigation and/or settlement of certain Disputed Claims including, without limitation, those Disputed Claims for which liability may be determined by estimation; (ii) to require reorganized Debtors to cooperate in the defense and investigation of Disputed Claims; (iii) to require reorganized Debtors' compliance with all the terms and conditions of the ACE USA Agreements; (iv) to assert certain subrogation rights available to the ACE USA Companies under the ACE USA Agreements; (v) to assert any claims for setoff, contribution and/or recoupment;
(vi) to deny coverage for certain Claims based upon the attempted assignment of the ACE USA Agreements without the ACE USA Companies' express consent; (vii) to require payment of any deductibles and/or self-insured retentions with respect to otherwise insured Claims; and (viii) to enforce performance of all Debtors' and/or Reorganized Debtors' other continuing contractual obligations under the ACE USA Agreements. As such, holders of Claims that may otherwise be covered under the ACE USA Agreements may not be able to receive any insurance proceeds in full or partial satisfaction of their Claims.

      The ACE USA Companies have reserved all of their rights, claims and defenses under the ACE USA Agreements including, but not limited to, their rights to deny coverage if and/or when certain otherwise insured Claims are tendered under the ACE USA Agreements because the ACE USA Companies believe the Plan fails to require reorganized Debtors to satisfy all of the insureds' continuing obligations under the ACE USA Agreements and otherwise prejudices the ACE USA Companies' rights, claims and defenses. Based on the foregoing, the ACE USA Companies have indicated that they may object to confirmation of the Plan and/or seek declaratory relief in a court of competent jurisdiction that the improper treatment of the ACE USA Agreements under the Plan relieves them of any further obligation to provide insurance coverage thereunder.

                                   ARTICLE XIV
                  RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.    ISSUANCE OF NEW COMMON STOCK

      The Debtors do not believe that registration under the Securities Act of 1933 or comparable state laws is required with respect to the New Common Stock to be distributed pursuant to the Plan. The Debtors intend to use reasonable efforts to list New Common Stock on a national securities exchange or for quotation on a United States automated inter-dealer quotation system; however, Holdings does not have audited financial statements for 2000 or 2001 and has been unable to file Annual Reports on Form 10-K that were due in 2002 and 2003.

      Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold claims against or interests in the debtor; and (iii) the securities must be issued in exchange (or principally in exchange) for the recipient's claim against or interest in the debtor. The Debtors believe that the offer and sale of the New Common Stock under the Plan to Claimholders (including those identified in the immediately preceding paragraph) satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act of 1933 and state securities laws. The Debtors further believe that the New Common Stock to be issued pursuant to the management compensation plan and any other employee option plan will be the subject of registration pursuant to Form S-8 or exempt from, or not subject to, the registration requirements of the Securities Act of 1933.

B.    SUBSEQUENT TRANSFERS OF NEW COMMON STOCK

      To the extent that the New Common Stock are issued under the Plan and are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless, as more fully described below, the holder is an "underwriter" with respect to such securities. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any Person who:

      (i) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

      (ii) offers to sell securities offered under a plan for the holders of such securities;

      (iii) offers to buy such securities from the holders of such securities, if the offer to buy is:

            (A)   with a view to distributing such securities; and

            (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

      (iv) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act of 1933.

      Under section 2(11) of the Securities Act of 1933, an "issuer" includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer.

      To the extent that Persons who receive New Common Stock pursuant to the Plan are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933 or other applicable law. Such Persons would, however, be permitted to sell such New Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act of 1933. These rules permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

      Whether or not any particular Person would be deemed to be an "underwriter" with respect to the New Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock or other securities under the Plan would be an "underwriter" with respect to such New Common Stock or other securities.

      Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any Person to trade in the New Common Stock or other securities. The Debtors recommend that potential recipients of the New Common Stock or other securities consult their own counsel concerning whether they may freely trade New Common Stock or other securities without compliance with the Securities Act of 1933, the Securities Exchange Act of 1934 or similar state and federal laws.

                                   ARTICLE XV
                  ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS

      There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss the Debtors' chapter 11 Bankruptcy Cases, (b) the Debtors' chapter 11 Bankruptcy Cases could be converted to a liquidation case under chapter 7 of the Bankruptcy Code, or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by the Debtors or by some other party.

A.    DISMISSAL

      The most remote possibility is dismissal. If the Debtors' Bankruptcy Case were to be dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. Dismissal would force a race among creditors to take over and dispose of the Debtors' available assets. Even the most diligent unsecured creditors would likely fail to realize any significant recovery on their claims.

B.    CHAPTER 7 LIQUIDATION

      A straight liquidation bankruptcy, or chapter 7 case, requires liquidation of the bankruptcy debtor's assets by an impartial trustee. In a chapter 7 case, the amount unsecured creditors receive depends on the net estate available after all assets of the debtor have been reduced to cash. The cash realized from liquidation of the debtor's assets would be in accordance with the order of distribution prescribed in Bankruptcy Code section 507.

      If the Plan is not confirmed, it is likely that the Debtors' Bankruptcy Cases will be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under chapter 7 or chapter 11, Secured Claims, Administrative Claims, Priority Unsecured Non-Tax Claims, and Priority Unsecured Tax Claims are entitled to be paid in full before unsecured creditors receive any funds.

      If the Debtors' Bankruptcy Cases were converted to chapter 7, the present Administrative Claims may have a priority lower than priority claims generated by the chapter 7 case, such as the chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

      If the Bankruptcy Cases were converted, the Bankruptcy Court would appoint a trustee to liquidate the Debtors' property and assets and distribute the proceeds to creditors in accordance with the Bankruptcy Code's priority scheme. It is likely that the chapter 7 trustee would have little or no experience or knowledge of the Debtors' businesses or their records or assets. A substantial period of education would be required in order for any chapter 7 trustee to wind the case up effectively.

      The chapter 7 trustee would be entitled to receive the compensation allowed under Bankruptcy Code section 326. The trustee's compensation is based on 25% of the first $5,000 or less; 10% of any amount in excess of $5,000 but not in excess of $50,000; 5% of any amount in excess of $50,000 but not in excess of $1 million; and reasonable compensation not to exceed 3% of any amount in excess of $1 million, on all funds disbursed or turned over in the bankruptcy case by the trustee to parties in interest (excluding the Debtors, but including the holders of Secured Claims). The trustee's compensation would be paid as a cost of administration of the chapter 7 estate, and may have priority over the costs and expenses incurred in the chapter 11 case and any payment to unsecured creditors.

      It is also likely that the chapter 7 trustee would retain his own professionals (including attorneys and financial advisors) whose fees would also constitute priority claims in the chapter 7 case, with a priority that may be higher than those claims arising as part of the administration of the chapter 11 case.

      The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to Claimholders than those provided for in the Plan. As previously noted, conversion to chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee and (b) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, it is very possible that general unsecured creditors would receive greatly diminished recovery on their claims.

      Attached to this Disclosure Statement as EXHIBIT E is a chart setting forth a liquidation analysis of the Debtors' bankruptcy estates. The liquidation values are based principally on an appraisal performed by an independent third party. The Debtors believe that the liquidation analysis is reasonable and conservative. Parties are urged to review the notes and assumptions accompanying the liquidation analysis contained in EXHIBIT E.

C.    ALTERNATIVE PLAN

      Because the Debtors have filed the Plan and seek its confirmation during the respective exclusive periods established under the Bankruptcy Code, no other alternative plans can be proposed at this time. Moreover, the Debtors believe that the current Business Plan and the restructuring contemplated by the Plan, both of which assume a consolidated business operation of Atlas and Polar, are in the best interest of Creditors. The Debtors believe that any alternative plan based on the separate reorganization of either Atlas or Polar would not be viable and would not provide the same recovery to Creditors as that proposed under the current Plan.

                                   ARTICLE XVI
                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN

      A summary description of certain material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims who are entitled to vote or to accept or reject the Plan are described below. No rulings or determination of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of the Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

      The discussion of the United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

      The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, Person that are, or hold their Claims through, pass-through entities, Persons whose functional currency is not the United States dollar, foreign Persons, dealers in securities or foreign currency, employees, Persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and Persons holding Claims that are hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

      EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN. THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON INDIVIDUAL CIRCUMSTANCES. ALL CREDITORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS.

A.    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

      1.    CANCELLATION OF INDEBTEDNESS INCOME

      Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be reduced substantially. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, if applicable, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor; however, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, under the Tax Code, such COD income instead will reduce certain of the Debtors' tax attributes, including net operating losses ("NOLs") and NOL carryovers, capital loss carryforwards, certain tax credits, and the tax basis of property of the consolidated group (including investments in certain subsidiaries)

      As the Plan is currently drafted, some of the Debtors' outstanding indebtedness will be satisfied in exchange for new common stock. The resulting amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the new common stock. This fair market value may not be known with certainty until after the Effective Date. Thus, although it is expected that the Debtors may be required to reduce their tax attributes, the exact amount of such reduction cannot be predicted.

      2.    DISPOSITION OF AIRCRAFT

      The Debtors are in negotiations with certain aircraft lessors and/or mortgagees with respect to the disposition or use of such aircraft. The Debtors anticipate that, on the disposition of certain aircraft, they will recognize gain that is taxable as ordinary income for United States federal income tax purposes. The Debtors may be able to offset such taxable income with pre-Effective Date NOLs prior to any reduction of such NOLs by COD income that is realized. The tax ramifications of such transactions are dependent upon the facts and circumstances surrounding each transaction.

      3.    NET OPERATING LOSSES--SECTION 382

      Internal Revenue Code section 382 could substantially limit, or deny in full, the availability of the Debtors' NOL and tax credit carryovers as a result of the transactions contemplated under the Plan.

      The Debtors anticipate that they will experience an "ownership change" (within the meaning of Tax Code section 382) on the Effective Date as a result of the issuance of equity to the Claimholders pursuant to the Plan. As a result, the Debtors' ability to use any pre-Effective Date NOLs and capital loss carryovers to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryover is made generally (subject to various exceptions and adjustments) will be limited. Moreover, the Debtors' loss carryovers may be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.

      The operation and effect of Tax Code section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in Tax Code section 382(1)(5). In that case, the Debtors' ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. Several other limitations would apply to the Debtors under Tax Code section 382(1)(5), including (a) the Debtors' NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the claims that are exchanged for new common stock pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors' Tax Code section 382 limitation with respect to that ownership change will be zero. It is currently uncertain whether the provisions of Tax Code section 382(1)(5) would apply to the ownership change that is expected to occur as a result of the confirmation of the Plan.

B. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS OF THE DEBTORS AND INTERESTHOLDERS OF GROUP

      The United States federal income tax consequences to Claimholders (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are "securities" for the United States federal income tax purposes; (2) the manner in which a holder acquired a Claim;
(3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, Claimholders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

      1.    GAIN OR LOSS RECOGNITION ON THE SATISFACTION OF CLAIMS

      Each Creditor will generally recognize gain or loss with respect to its Claim in an amount equal to the difference between (i) the "amount realized" with respect to its Claim and (ii) the tax basis of its Claim. A Creditor's "amount realized" will equal the sum of the cash and the fair market value of other property, if any, received by the Creditor.

      2.    CHARACTER OF GAIN OR LOSS

      In general, the character of any gain or loss recognized by a Creditor as capital or ordinary will depend on whether the Claim constitutes a capital asset in the hands of the Creditor. To the extent a debt instrument is acquired after its original issuance for less than the issue price of such instrument, however, it will have market discount. A holder of a Claim with market discount must treat any gain recognized on the satisfaction of such Claim as ordinary income to the extent that it does not exceed the market discount that has already been accrued with respect to such Claim.

      3.    INFORMATION REPORTING AND BACKUP WITHHOLDING

      Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code's backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. Person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

      Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

C.    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

            THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIMHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

                                  ARTICLE XVII
                                   CONCLUSION

      This Disclosure Statement provides information regarding the Debtors' bankruptcy and the potential benefits that might accrue to holders of Claims against and Common Stock in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors and their advisors to provide the holders of Allowed Claims and Allowed Common Stock with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against and Equity Interest in the Debtors with an opportunity to receive greater benefits than those that would be received by any other alternative. The Debtors, therefore, urge interested parties to vote in favor of the Plan.

                            [Signature Page Follows]

DATED: May 27, 2004.

                                     ATLAS AIR WORLDWIDE HOLDINGS, INC.

                                     /s/ Jeffrey H. Erickson
                                     -------------------------------------------
                                     By: Jeffrey H. Erickson
                                      Its: Chief Executive Officer and President

                                     ATLAS AIR, INC.

                                     /s/ Jeffrey H. Erickson
                                     -------------------------------------------
                                     By: Jeffrey H. Erickson
                                      Its: Chief Executive Officer and President

                                     AIRLINE ACQUISITION CORP. I

                                     /s/ Jeffrey H. Erickson
                                     -------------------------------------------
                                     By: Jeffrey H. Erickson
                                      Its: President

                                     POLAR AIR CARGO. INC.

                                     /s/ Jeffrey H. Erickson
                                     -------------------------------------------
                                     By: Jeffrey H. Erickson
                                      Its: Chief Executive Officer and President

                                     ATLAS WORLDWIDE AVIATION LOGISTICS, INC.

                                     /s/ Jeffrey H. Erickson
                                     -------------------------------------------
                                     By: Jeffrey H. Erickson
                                      Its: President

                                    EXHIBIT A

                                 CORPORATE CHART

              ATLAS AIR WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

                                  [FLOW CHART]

                                    EXHIBIT B

                                FLEET COMPOSITION

TYPE   TAIL #                CREDITOR/LESSOR
----   ------    -------------------------------------------
ATLAS - OPERATED/DRY LEASED
744     408      EETC
744     409      EETC
744     412      EETC
744     415      Boeing Capital
744     416      GECAS - third party dry lease
744     418      GECAS
744     491      EETC - GSS dry lease
744     492      EETC
744     493      EETC
744     494      EETC - GSS dry lease
744     495      EETC - GSS dry lease
744     496      EETC - Polar dry lease
744     497      EETC
744     498      EETC
744     499      EETC

742     505      AFL III - Polar dry lease
742     509      AFL III - Polar dry lease
742     512      AFL III
742     517      AFL III
742     522      AFL III
742     523      AFL III
742     524      AFL III
742     526      AFL III
742     527      AFL III
742     528      AFL III
742     534      AFL III
742     808      AFL III
742     809      AFL III
742     508      Guaranty - Polar dry lease
742     516      Guaranty - Polar dry lease
743     355      ACF - Polar dry lease
742     536      ACF
742     540      ACF
742     537      Hypobank
742     506      Potomac
742     507      Fleet                      ---> Rejected
742     535      Bank One                   ---> Abandoned
743     354      Bank One - Polar dry lease ---> Abandoned
743     248      GATX                       ---> To be Rejected
742     518      NCB/Lombard                ---> To be Rejected

TYPE    TAIL #         CREDITOR/LESSOR         STATUS
----    ------       ---------------------   ----------
POLAR - OPERATED
744      450         GECAS
744      451         GECAS
744      452         GECAS
744      453         GECAS
744      454         GECAS
744      496         Dry Leased from Atlas

742      920         GECAS
742      921         Unencumbered
742      922         Triton                  ---> Rejected
742      923         Triton                  ---> Rejected
742      924         Aero USA                ---> Rejected
742      505         Dry Leased from Atlas
743      355         Dry Leased from Atlas
742      508         Dry Leased from Atlas
742      516         Dry Leased from Atlas
742      509         Dry Leased from Atlas

741      858         Arkia - Parked          ---> Returned
741      859         Arkia - Parked          ---> Returned

ATLAS OPERATED (2)

Pre-Bankruptcy          Post-Bankruptcy
     742               21     742     14
     743                1     743      0
     744               10     744     10
   Total               32   Total     24

POLAR OPERATED (2)

Pre-Bankruptcy        Post-Bankruptcy
     742                6    742   6
     743                2    743   1
     744                6    744   6
   Total               14  Total  13

AAWH OPERATED (2)

Pre-Bankruptcy       Post-Bankruptcy
--------------       ---------------
     742             27    742   20
     743              3    743    1
     744             16    744   16
                     --          --
   Total             46  Total   37

(1) One additional 747-200 will be identified for rejection through the negotiation process. That aircraft has not been identified on this list, but will bring to 11 the total fleet reduction.

(2) Excludes four dry leased aircraft.

                                   EXHIBIT C

         CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER
       31, 2002 (AUDITED) AND THE YEAR ENDED DECEMBER 31, 2003 (UNAUDITED)

2002 STATEMENT OF OPERATIONS
12 MONTHS ENDING DECEMBER 31, 2002
($ IN MILLIONS)

                                              12 MONTHS ENDING DECEMBER 31, 2002 (AUDITED)
                                                  ATLAS         POLAR       CONSOLIDATED
                                               (UNAUDITED)   (UNAUDITED)      (AUDITED)
                                               -----------   -----------    ------------
   Scheduled Service                             $    0.0      $  353.0      $    348.2
   Charter Service                                  238.6         149.0           376.6
   ACMI                                             367.8          11.4           358.1
   Other Revenue                                    110.1           1.4            95.2
                                                 --------      --------      ----------
OPERATING REVENUE                                $  716.5      $  514.9      $  1,178.1

   Salaries, Wages & Benefits                       123.4          64.9           188.3
   Maintenance, Materials and Repairs               167.7          51.7           219.4
   Aircraft Fuel                                     88.9         132.3           221.2
   Aircraft Rent                                    131.5         125.0           213.3
   Ground Handling                                   21.5          50.3            71.8
   Landing Fees and Other Rent                       29.0          34.7            63.6
   Employee Travel                                   42.5          12.6            55.1
   Depreciation                                      38.6           8.7            47.4
   Restructuring Expenses                               -             -               -
   Other                                             86.9          42.5           122.1
                                                 --------      --------      ----------
OPERATING EXPENSES                               $  730.0      $  522.6      $  1,202.2

OPERATING INCOME/(LOSS)                         ($   13.5)    ($    7.7)    ($     24.2)
   Interest Income                                   10.1           0.2            10.3
   Interest Expense                                 (84.7)        (86.6)           (2.0)
   Other Non-Operating                                3.1          (1.0)            2.1
                                                 --------      --------      ----------
NON-OPERATING EXPENSE/(INCOME)                  ($   71.5)    ($    2.8)    ($     74.2)

PRE-TAX LOSS                                    ($   85.0)    ($   10.5)    ($     98.4)

   Tax Expense/(Benefit)                                -             -               -
   Cumulative Effect of Accounting Change            44.6             -            44.6
NET LOSS                                        ($   40.4)    ($   10.4)    ($     53.8)
                                                 --------      --------      ----------
EBIDTAR                                          $  156.6      $  126.0      $    236.5
EBITDA                                           $   25.1      $    1.0      $     23.2

2003 STATEMENT OF OPERATIONS
12 MONTHS ENDING DECEMBER 31, 2003 (UNAUDITED)
($ IN MILLIONS)

                                            12 MONTHS ENDING DECEMBER 31, 2003 (UNAUDITED)
                                                  ATLAS         POLAR       CONSOLIDATED
                                               -----------   -----------    ------------
   Scheduled Service                            $    0.0      $  531.3       $    524.0
   AMC Charter                                     285.8         144.5            430.3
   ACMI                                            362.7          13.5            305.5
   Charter Service                                 103.8          17.1             86.6
   Other Revenue                                    45.0           3.1             37.1
                                               ---------     ---------      -----------
OPERATING REVENUE                               $  797.3      $  709.5       $  1,383.4

   Salaries, Wages & Benefits                      115.6          78.5            194.1
   Maintenance, Materials and Repairs              124.4          70.2            194.5
   Aircraft Fuel                                   113.3         209.7            323.0
   Aircraft Rent                                   128.2         184.0            188.9
   Ground Handling                                   7.7          78.1             85.8
   Landing Fees and Other Rent                      36.4          55.6             92.0
   Employee Travel                                  40.5          18.5             59.0
   Depreciation                                     49.9           8.5             58.3
   Restructuring Expenses                           29.8          17.3             47.1
   Other                                            91.7          52.9            143.2
                                               ---------     ---------      -----------
OPERATING EXPENSES                              $  737.4      $  773.2       $  1,385.9

OPERATING INCOME/(LOSS)                         $   59.9     ($   63.7)     ($      2.4)

   Interest Income                                  (3.5)         (0.1)            (3.7)
   Interest Expense                                 78.1           0.3             78.4
   Other Non-Operating                              (0.8)          1.7              1.1
                                               ---------     ---------      -----------
NON-OPERATING EXPENSE/(INCOME)                  $   76.4     ($    0.6)      $     75.8

PRE-TAX LOSS                                   ($   16.5)    ($   63.1)     ($     78.2)

   Tax Expense/(Benefit)                               -             -                -
   Cumulative Effect of Accounting Change              -             -                -
NET LOSS                                       ($   16.5)    ($   63.1)     ($     78.2)
                                               ---------     ---------      -----------
EBIDTAR                                         $  267.8      $  146.1       $    292.0
EBITDA                                          $  139.6     ($  37.9)       $    103.0

BALANCE SHEET
                                    31-DEC-02
($ IN MILLIONS)

                                                                   DECEMBER 31, 2002
                                                            ATLAS       POLAR      CONSOLIDATED
                                                         (UNAUDITED)  (UNAUDITED)    (AUDITED)
                                                         -----------  ----------   ------------
ASSETS
CURRENT ASSETS
   Cash, cash equivalents and short-term investments     $    196.2   $   20.2      $    222.4
   Short-term investments                                      31.0        0.0            31.0
   Accounts receivable, net                                   177.7       73.2           186.9
   Recoverable income taxes                                    41.8        0.0            41.8
   Prepaid expenses and other current assets                   15.0        7.0            26.5
                                                         ----------   --------      ----------
     Total current assets                                $    461.7   $  100.4      $    508.6
PROPERTY AND EQUIPMENT
   Flight equipment                                           677.8       30.5           708.3
   Ground equipment                                            43.8        4.1            47.9
   Accumulated depreciation                                   (24.8)     (10.7)          (35.5)
                                                         ----------   --------      ----------
     Property and equipment, net                         $    696.9   $   23.8      $    720.7
OTHER ASSETS
   Route acquisition costs                                      0.0       32.0            32.0
   Deposits and other assets                                  145.1       17.4           166.6
   Prepaid aircraft rent                                       95.0        0.0            95.0
   Loan fees, net                                              16.5        0.0            16.5
                                                         ----------   --------      ----------
     TOTAL ASSETS                                        $  1,415.2   $  173.6      $  1,539.3
                                                         ==========   ========      ==========
LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
CURRENT LIABILITIES
   Accounts payable                                      $     57.7   $   34.1      $     75.9
   Accrued liabilities                                        106.0       68.3           174.3
   Debt                                                       921.3        9.3           930.6
                                                         ----------   --------      ----------
     TOTAL CURRENT LIABILITIES                           $  1,085.1   $  111.7      $  1,180.9
Other Liabilities                                             287.0       28.8           287.0

TOTAL STOCKHOLDERS' (DEFICIT)/EQUITY                           43.2       33.1            71.5
                                                         ----------   --------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY     $  1,415.2   $  173.6      $  1,539.3
                                                         ----------   --------      ----------

BALANCE SHEET
DECEMBER 31, 2003 (UNAUDITED)
($ IN MILLIONS)

                                                              DECEMBER 31, 2003 (UNAUDITED)
                                                           ATLAS        POLAR      CONSOLIDATED
                                                         ----------    --------    ------------
ASSETS
CURRENT ASSETS
   Cash, cash equivalents and short-term investments     $     32.2    $   32.1     $     93.5
   Short-term investments                                       0.0         0.0            0.0
   Accounts receivable, net                                    63.3        95.9          160.1
   Intercompany accounts receivable                           192.2      (130.6)           0.0
   Prepaid expenses and other current assets                   21.0        10.4           31.4
                                                         ----------    --------     ----------
     Total current assets                                $    308.7    $    7.7     $    285.0

PROPERTY AND EQUIPMENT
   Flight equipment                                           794.9        13.1          808.0
   Ground equipment                                            36.2         4.6           40.8
   Accumulated depreciation                                   (64.2)       (7.5)         (71.7)
                                                         ----------    --------     ----------
     Property and equipment, net                         $    766.9    $   10.2     $    777.1
OTHER ASSETS
   Route acquisition costs                                      0.0        41.2           42.2
   Deposits and other assets                                  119.8        24.3          146.8
   Prepaid aircraft rent                                      120.4         0.0          120.4
   Loan fees, net                                              12.3         0.0           12.3
                                                         ----------    --------     ----------
     TOTAL ASSETS                                        $  1,328.2    $   83.4     $  1,383.9
                                                         ----------    --------     ----------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
CURRENT LIABILITIES
   Accounts payable                                      $     18.2    $   16.2     $     34.4
   Accrued liabilities                                        133.6        54.1          187.8
   Debt                                                       938.6         0.0          938.6
                                                         ----------    --------     ----------
     TOTAL CURRENT LIABILITIES                           $  1,090.4    $   70.4     $  1,160.8
Other Liabilities                                             216.4        12.1          228.5

TOTAL STOCKHOLDERS' (DEFICIT)/EQUITY                           21.4         0.9           (5.4)
                                                         ----------    --------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY     $  1,328.2    $   83.4     $  1,383.9
                                                         ----------    --------     ----------

                                    EXHIBIT D

                FINANCIAL FORECAST AND BUSINESS PLAN - PRO FORMA
               CONSOLIDATED FINANCIAL STATEMENTS FOR THE CALENDAR
                     YEARS 2004-2007 AND RELATED ASSUMPTIONS

FINANCIAL FORECAST AND BUSINESS PLAN
PROJECTED STATEMENT OF OPERATIONS
($ IN MILLIONS)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS- (NON-GAAP)

                                        2004E        2005P        2006P        2007P
                                      ----------   ----------   ----------   ----------
REVENUE
Contract                              $    309.6   $    322.3   $    347.4   $    359.5
AMC Charter                                152.2        152.2        152.2        152.2
Commercial Charter                          68.2         60.9         60.5         62.4
Scheduled Service                          594.2        611.5        622.5        631.5
Other                                       32.2         32.3         32.8         33.0
---------------------------------------------------------------------------------------
TOTAL OPERATING REVENUE               $  1,156.4   $  1,179.2   $  1,215.5   $  1,238.6

OPERATING EXPENSES
Salaries, Wages & Benefits            $    182.4   $    192.4   $    202.4   $    205.1
Ground Handling                             81.9         81.8         81.9         82.0
Landing Fees and Other Rents                76.1         75.6         76.0         76.2
Maintenance, Materials & Repairs           210.1        186.3        177.6        188.2
Aircraft Fuel                              244.9        240.8        229.6        230.2
Other Operating Expense                    136.2        138.4        140.0        140.8
Identified Cost Savings Initiatives          0.0        (23.2)       (24.2)       (24.2)
---------------------------------------------------------------------------------------
Operating Expenses Subtotal           $    931.6   $    892.1   $    883.3   $    898.2

EBITDAR                               $    224.8   $    287.2   $    332.2   $    340.3

Aircraft Rentals                      $    141.2   $    127.6   $    133.1   $    132.9
---------------------------------------------------------------------------------------
EBITDA                                $     83.5   $    159.6   $    199.0   $    207.4

Depreciation                          $     37.4   $     37.4   $     37.4   $     37.4
---------------------------------------------------------------------------------------
EBIT                                  $     46.1   $    122.2   $    161.6   $    170.0

Special Charges                       $     35.8   $      0.0   $      0.0   $      0.0
Loss on Disposal of Fixed Assets             0.0          0.0          0.0          0.0
Interest Expense                            43.0         54.8         50.7         46.0
Interest Income                             (0.5)        (1.0)        (1.2)        (1.5)
---------------------------------------------------------------------------------------
Pretax (Loss)/Income                 ($     32.1)  $     68.4   $    112.2   $    125.5

Taxes                                ($     11.6)  $     26.4   $     42.4   $     46.9
---------------------------------------------------------------------------------------
Net (Loss)/Income                    ($     20.6)  $     42.1   $     69.8   $     78.6

Gain on Extinguishment of Debt        $    138.5   $      0.0   $      0.0   $      0.0

FINANCIAL FORECAST AND BUSINESS PLAN
PROJECTED BALANCE SHEET
($ IN MILLIONS)

PRO FORMA CONSOLIDATED BALANCE SHEETS (NON-GAAP)

                                            2004E         2005P         2006P         2007P
                                         -----------   -----------   -----------   -----------
CURRENT ASSETS
Cash and Short Term Investments          $      92.8   $     125.4   $     149.1   $     204.1
Accounts Receivable, Net                       150.3         154.8         158.2         162.6
Prepaid Expenses                                46.1          40.5          36.0          16.4
Inventory                                       10.7          10.7          10.7          10.7
----------------------------------------------------------------------------------------------
Total Current Assets                     $     299.8   $     331.3   $     354.0   $     393.9

NON-CURRENT ASSETS
Net PP&E                                 $     687.3   $     669.8   $     653.6   $     637.6
Deposits and Other                             122.4         108.1         100.8          96.9
----------------------------------------------------------------------------------------------
Total Assets                             $   1,109.5   $   1,109.2   $   1,108.5   $   1,128.5

LIABILITIES
Accounts Payable & Accrued Liabilities   $     105.9   $     105.9   $     104.7   $     102.7
Other Liabilities                                0.0           0.0           0.0           0.0

LONG TERM DEBT
Dip Revolver                             $       0.0   $       0.0   $       0.0   $       0.0
DIP Term Loan                                    0.0           0.0           0.0           0.0
Exit Revolver                                    0.0           0.0           0.0           0.0
Exit Term Loan                                  18.0          18.0           0.0           0.0
Bank Debt                                      206.5         190.2         154.6         116.0
Senior Notes                                     0.0           0.0           0.0           0.0
EETCs                                          505.2         479.9         464.4         447.7
Other Debt                                      11.4          10.7          10.4           9.1
----------------------------------------------------------------------------------------------
Total Long Term Debt                     $     741.2   $     698.8   $     629.5   $     572.8

Total Liabilities                        $     847.0   $     804.7   $     734.2   $     675.6

EQUITY
Retained Earnings                        $      30.7   $      72.8   $     142.6   $     221.2
Common                                         231.7         231.7         231.7         231.7
----------------------------------------------------------------------------------------------
Total Equity                             $     262.4   $     304.5   $     374.3   $     452.9

FINANCIAL FORECASTED BUSINESS PLAN
PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
($ IN MILLIONS)

PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (NON-GAAP)

                                             2004E         2005P         2006P         2007P
                                          -----------   -----------   -----------   -----------
Net (Loss)/Income                         ($     20.6)   $     42.1    $     69.8    $     78.6
Plus Depreciation                                37.4          37.4          37.4          37.4

Changes In:
 Accounts Receivable, Net                  $     20.1   ($      4.5)  ($      3.4)  ($      4.4)
 Prepaid Expenses                                32.6           5.6           4.5          19.5
 Inventory                                        0.0           0.0           0.0           0.0
 Deposits, Deferred Taxes and Other             (18.6)         14.3           7.3           3.9
 Accounts Payable & Accrued Liabilities         (22.0)          0.0          (1.2)         (1.9)
 Other Liabilities                               (9.1)          0.0           0.0           0.0
-----------------------------------------------------------------------------------------------
Cash From Operating Activities             $     19.9    $     94.9    $    114.4    $    133.1

Capital Expenditures                      ($     20.0)  ($     20.0)  ($     21.3)  ($     21.4)
-----------------------------------------------------------------------------------------------
Cash Available to Repay Indebtedness      ($      0.1)   $     74.9    $     93.2    $    111.6

Borrowings / (Repayments)
 Dip Revolver                                     0.0           0.0           0.0           0.0
 DIP Term Loan                                    0.0           0.0           0.0           0.0
 Exit Revolver                                    0.0           0.0           0.0           0.0
 Exit Term Loan                                  18.0           0.0         (18.0)          0.0
 Bank Debt                                       (5.4)        (16.3)        (35.6)        (38.6)
 Senior Notes                                     0.0           0.0           0.0           0.0
 EETCs                                           (7.8)        (25.3)        (15.5)        (16.7)
 Other Debt                                      (1.4)         (0.7)         (0.3)         (1.3)
-----------------------------------------------------------------------------------------------
Cash Flows from Financing Activities       $      3.5   ($     42.3)  ($     69.4)  ($     56.6)

Cash Flow                                  $      3.4    $     32.6    $     23.8    $     55.0

Starting Cash                              $     89.4    $     92.8    $    125.4    $    149.1
Ending Cash                                      92.8         125.4         149.1         204.1

                            NOTES AND ASSUMPTIONS TO
              PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             NOVEMBER BUSINESS PLAN

GENERAL ASSUMPTIONS

      In connection with the Debtors' Business Plan, management has prepared financial projections through 2007 for the purpose of illustrating to lessors and creditors the financial impact of the implementation of the Debtor's Plan and the restructuring agreements arising from the Debtors' Restructuring Program.

      Factors that may affect these projections include, without limitation, the economic environment in general and the air cargo market in particular, the uncertainties associated with the filing of Chapter 11 and related considerations of approval of a plan of reorganization, the outcome of current and potential litigation against the Debtors, the outcome of the SEC investigation of Holdings, significant changes in fuel prices and other operating expenses, the availability and cost of war risk insurance for the Debtors and such other risks and uncertainties set forth in Holdings's Annual Report on Form 10-K for the year ended December 31, 2001 and other factors as may appear in Holdings's SEC filings from time to time.

      The financial projections present, to the best of management's knowledge and belief, the expected financial positions, results of operations for the Debtors. The financial projections and underlying assumptions were prepared by management and reflect management's judgment of expected future operating conditions affecting the Debtors and management's expected course of action. There may be differences between the projected and actual results because events and circumstances may not occur as expected. Those differences may be material and adverse.

      The projections are based on a number of estimates and assumptions that, although considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary from those projected. If actual results are lower than those shown, or if the assumptions used in formulating the projections are not realized, cash flows could be materially and adversely affected.

FLEET PLAN

      The Business Plan is based on a total fleet of 41 Boeing 747 freighter aircraft upon emergence from bankruptcy in 2004. The expected allocation of these aircraft among the Debtors' various product types, based on average annual utilization assumptions, is as follows:

ANNUAL FLEET PLAN

(ANNUAL AVERAGE FLEET COUNT)                        2002A      2003A    2004P(2)    2005P       2006P     2007P
----------------------------                        -----      -----    --------    -----       -----     -----
400 FLEET
      Scheduled Service                              4.4        7.5        9.0        9.0        9.0        9.0
      AMC Charter                                    0.8        1.9        0.0        0.0        0.0        0.0
      ACMI Lease Contracts(1)                        7.8        8.5        8.0        8.4        9.0        9.0
      Commercial Charter                             1.9        0.6        0.2        0.0        0.0        0.0
      Other Products                                 1.6        0.0        0.0        0.0        0.0        0.0
      Mx Coverage/Spares                             0.7        1.0        0.9        1.0        1.0        1.0
---------------------------------------------------------------------------------------------------------------
        400 TOTAL OPERATING                         17.2       19.6       18.1       18.4       19.0       19.0
      Dry Leases to Third Parties                    0.6        1.3        1.9        1.6        1.0        1.0
===============================================================================================================
        400 TOTAL FLEET                             17.7       20.9       20.0       20.0       20.0       20.0

200 FLEET
      Scheduled Service                              3.4        5.0        3.5        3.5        3.5        3.5
      AMC Charter                                    6.1       11.0        5.0        5.0        5.0        5.0
      ACMI Lease Contracts                           8.7        8.9        8.8        9.0        9.5       10.0
      Commercial Charter                             3.0        1.8        2.8        2.3        2.4        2.3
      Other Products                                 4.2        0.0        0.0        0.0        0.0        0.0
      Mx Coverage/Spares                             2.0        1.0        1.1        1.1        1.2        0.8
---------------------------------------------------------------------------------------------------------------
        200 TOTAL OPERATING                         27.3       27.7       21.2       20.9        216        216

      Dry Leases to Third Parties                    0.8        0.0        0.0        0.0        0.0        0.0
      Parked                                         4.0        2.2        0.0        0.0        0.0        0.0
---------------------------------------------------------------------------------------------------------------
        200 TOTAL FLEET                             32.0       30.0       21.2       20.9        216        216
---------------------------------------------------------------------------------------------------------------
  TOTAL OPERATING FLEET                             49.2       49.5       39.3       39.3       40.6       40.6

  TOTAL FLEET                                       49.8       50.9        412       40.9        416        416
===============================================================================================================

(1)   includes 3 aircraft leased to GSS

(2)   due to continuing negotiations, aircraft count may change marginally

LEVEL OF OPERATIONS

      The following table summarizes certain forecast operating statistics and drivers:

                                                    2004         2005         2006         2007
                                                    ----         ----         ----         ----
OPERATED BLOCK HOURS
ACMI Lease Contracts                                59,327       62,722       67,317       69,637
Scheduled Service                                   56,672       56,672       56,672       56,672
Charter Service (AMC)                               13,200       13,200       13,200       13,200
Charter Service (Commercial)                         6,559        5,859        5,819        5,999
Other Products                                           -            -            -            -
Non-Revenue                                            784          811          856          881
-------------------------------------------------------------------------------------------------
OPERATED FLEET                                     136,542      139,264      143,864      146,389

Flight Hours                                       124,280      126,738      130,935      133,205
Miles Flown (000's)                                 63,329       65,009       67,161       68,296
Avg. Stage Lengths (Miles)                           2,612        2,706        2,710        2,706
Non-ACMI Uplifted Fuel Gallons (000's)             261,657      259,480      259,494      260,191
-------------------------------------------------------------------------------------------------

REVENUE

      CONTRACT (ACMI)

      The contract business line represents revenue associated with the provision of ACMI services. Under a typical ACMI contract, customers receive a dedicated aircraft for a guaranteed monthly level of operation at a pre-determined rate. For the purpose of this forecast, management has made the conservative assumption that there will be no material improvement in macroeconomic conditions or in demand for ACMI services and that the rates for ACMI services would remain at the levels that existed in the fourth quarter of 2003 throughout the forecast period. Management believes that these rates for ACMI services are currently at a cyclical low and will improve.

      The primary drivers for revenues in this segment are block hours (defined as the amount of time between when an aircraft has its blocks removed from its tires to the time after landing when the blocks are put back on) and rates. Each existing contract is forecast using block hours consistent with historical levels of flying and rates derived from each contract. New contracts, as well as contract renewals for certain existing contracts, are forecast based on recent market experience and management's expectations for future ACMI market conditions. ACMI rates and terms are forecast to improve for new customer contracts and for contract renewals.

      The forecast assumes that there are 12 aircraft in dedicated ACMI leasing contracts at January 30, 2004 (excluding seasonal and inter-company ACMI agreements). The following table summarizes the expiration of the existing contracts as well as the assumption for existing contract renewals and new ACMI customer additions included in the forecast:

                    PLAN ACMI CONTRACT SUMMARY (2004-2007)(1)

                              EXISTING CONTRACT                         RENEWAL /
FLEET TYPE                      EXPIRATION(2)                      NEW LEASE TERM(3)
----------                      --------------                     ------------------
747-400
 A/C#1                             3/31/2007                      4/1/2007 and beyond
 A/C#2                             3/31/2006                      4/1/2006 and beyond
 A/C#3                             8/31/2006                      9/1/2006 and beyond
 A/C#4                             7/31/2004                      8/1/2004 and beyond
 A/C#5                             8/31/2004                      9/1/2004 and beyond
 A/C#6                                    --                      8/1/2005 and beyond(4)

747-200
 A/C#1                             9/30/2008                               n/a
 A/C#2                             9/30/2008                               n/a
 A/C#3                             6/30/2006                      7/1/2006 and beyond
 A/C#4                             6/30/2006                      7/1/2006 and beyond
 A/C#5                             6/30/2005                      7/1/2005 and beyond
 A/C#6                             3/31/2004                      4/1/2004 and beyond
 A/C#7                            12/31/2004                      1/1/2005 and beyond
 A/C#8                                    --                      4/1/2004 and beyond
 A/C#9                                    --                      1/1/2005 and beyond
 A/C#10                                   --                      7/1/2006 and beyond

(1) dedicated contracts only, excludes partial or seasonal flying and intercompany ACMI flying

(2)   at January 30, 2004

(3) "and beyond" refers to contracts whose term ends within the forecast period (2004-2007) and are assumed subsequently placed with the existing customer or a new customer throughout the remainder of the forecast period

(4)   replaces a dry lease termination

      SCHEDULED SERVICE

      The scheduled service segment currently provides 28 daily departures to 31 different cities in 19 countries across 5 continents. Twelve aircraft are forecast to be deployed in the scheduled service segment in the 2004 to 2007 period.

      Scheduled service revenue is forecast based on available ton miles (ATMs), yields (average rate a customer pays to fly one ton, one mile) and load factors (revenue ton miles (RTMs) divided by ATMs) on a route-by-route basis. Capacity (based on ATMs) is forecast to increase 6.3% between 2003 and 2007 based on expansion of existing routes. Management forecasts slight improvements in yield based on market studies and a forecasted improvement in air cargo activity. Load factor forecasts are based on expected individual market penetration as well as the effects of beyond traffic (cargo carried through a particular destination as driven by the overall network). Management forecasts consistent load factors through the 2004 to 2007 forecast period.

      CHARTER (AMC & COMMERCIAL)

      The charter segment represents revenue associated with both military and commercial flying. AMC charter provides services only to the U.S. Government and commercial charter provides services to international freight forwarders and ad hoc users of heavy air freight capacity.

      AMC revenues are driven by the rate per mile and total miles flown. The rate is set by the U.S. government each October based on an audit of all AMC carriers. The level of AMC flying is forecast to decrease from recent highs experienced during the war in Iraq. Block hour levels are difficult to predict but are subject to certain minimum levels set by the government.

      Commercial charter activity is priced on a per-trip basis. Volume and rates are projected to stay relatively constant throughout the forecast period. The amount of capacity dedicated to commercial charter is limited due to: (i) the availability of aircraft; and (ii) the conversion of frequent users into ACMI customers.

      OTHER

      Other revenues include three aircraft dry leased to GSS, a 49% owned UK joint venture of Atlas, and one aircraft leased to a third-party passenger/cargo airline. Additionally, there are 2 aircraft assumed dry leased to a third party passenger/cargo airline, becoming one aircraft in August, 2005 (although the third party dry leases and one of the GSS aircraft are rented by the Debtors and therefore the associated revenue is booked as a contra rent expense per the Debtors' accounting policies). All but one of the dry lease contracts in place are assumed to be renewed as they expire. The one dry lease that is assumed to not be renewed in August, 2005 is assumed to be placed in ACMI operation at that time. Other revenues also include nominal amounts of customs and storage and surcharges associated with the scheduled service business.

OPERATING EXPENSES

      SALARIES, WAGES & BENEFITS

      Salaries, Wages and Benefits ("SW&B") consist of crew and non-crew direct and indirect labor costs. Crew salaries are based on existing ALPA contracts as well as expected ALPA contract negotiation outcomes and represent 62% of total SW&B in 2003 and 70% by 2007. Polar and ALPA are in negotiations to amend their current agreement. The existing Atlas contract provides for a 6% rate increase in August of 2004 and again in August of 2005. In addition to ALPA contracts, costs associated with crew are based on the level of operation, fleet plan and productivity factors. Other than as identified as a cost savings initiative, crew productivity is assumed constant over the forecast period. There are no other collective bargaining agreements other than the ALPA agreements.

      The non-pilot or "ground" component of SW&B consists primarily of management, mechanics and technical and operational support staff. Costs associated with ground staff are based primarily on headcount and salary levels. Subsequent to the reduction-in-force implemented in early 2003, management forecasts a fixed level of expense associated with ground staff though the forecast period.

      GROUND HANDLING & AIRPORT FEES

      Ground handling includes a fixed and a variable component. The variable component is based on rates per departure, per kilo enplaned (for services such as cargo handling) or per flown mile (for overfly fees). Rates are based on contracts with third-party service providers. A fixed component is associated with costs for contract station representatives, aircraft cleaning and ground equipment rentals.

      MAINTENANCE, MATERIALS & REPAIRS

      Maintenance includes only the direct costs associated with Base, Line and Other maintenance categories. Base maintenance includes all FAA-mandated "heavy checks" ("C" and "D" checks) and engine overhauls. Line maintenance includes "A" checks, wheels, tires, brakes and materials access fees. Other maintenance related expenses include contract station representatives, flight mechanics and component loan fees.

      Base airframe maintenance is forecast on an aircraft-by-aircraft level based on aircraft age, equipment type and time elapsed or operated hours on the airframe since the last visit. 747-200 C and D checks are expensed at approximately $1.8 million and $5.8 million per occurrence, respectively. Due to its younger average age, the 747-400 continues to experience lower unit maintenance expense than the 747-200. 747-400 C and D checks are expensed at approximately $0.3 million and $2.2 million per occurrence, respectively. Other than as identified as a cost savings initiative, the rates per event are forecasted to escalate during the forecast period. Base airframe maintenance as currently scheduled is as follows:

                                  2004         2005       2006        2007
                                  ----         ----       ----        ----
747-200 C Checks                   10           14          6          15
747-400 C Checks                    9            7         13           8
                                  ----------------------------------------
TOTAL                              19           21         19          23

747-200 D Checks                    7            2          2           1
747-400 D Checks                    5            5          -           2
                                  ========================================
TOTAL                              12            7          2           3

      Base engine maintenance is determined on an engine-by-engine level based on many of the same factors that drive Base airframe maintenance. CF6-50 (747-200) engine overhauls are assumed to be paid on a power-by-the-hour ("PBTH") basis but maintenance activity is expensed as incurred. The JT9D (also 747-200) overhauls are paid on a mix of PBTH and time and materials bases. CF6-80 (747-400) engine overhauls are assumed to be performed pursuant to a time and materials type contract where maintenance events are expensed and paid-for as incurred. Base engine maintenance as currently scheduled is as follows:

                               2004         2005        2006        2007
                               ----         ----        ----        ----
CF6-50 Overhauls                15           18          18          19
CF6-80 Overhauls                18           15          17          12
JT9D Overhauls                   4            4           2           2
                               ========================================
                                37           37          37          33

      Line maintenance is forecast based on the level of operations. Management forecasts line maintenance rates based on experience and contracts in place.

      AIRCRAFT FUEL

      Aircraft fuel is forecast based on an assumed level of operations, burn rates, and fuel prices per gallon. The Debtors expense and pay for fuel for scheduled service, charter and non-revenue (ferry) flying. Burn rates are based on experience and vary by equipment type. The price per gallon for all non-AMC-related fuel consumption is based on futures prices and the Debtors' current cost. The price per gallon for AMC-related fuel consumption is based on amounts stipulated by the government annually. The price per gallon for the period 2004-07 is forecast to be $1.00 for AMC charter flying and $0.89 for commercial flying. AMC uplifted fuel gallons are expected to represent approximately 21% of total uplifted gallons in the 2004-07 period.

      OTHER OPERATING EXPENSES

      Other operating expenses includes both a fixed and a variable component. The fixed component includes consulting fees, legal fees, insurance, office supplies and corporate travel. Except as identified as part of cost savings initiatives, these expenses are assumed to remain fixed over the forecast period. The variable component of other expenses includes bad debt (at approximately 1% of revenue), AMC-related commissions and crew travel.

      IDENTIFIED PRE-TAX COST SAVINGS

      Management has already implemented over $120 million in cost savings on an annualized, steady-state basis through 2003. Management has identified additional cost savings initiatives aggregating to approximately $28 million in annual pre-tax savings which will be realized annually in 2004 and beyond, and an additional $23.2 million which will be realized annually in 2005 and beyond. Specific initiatives include shifting some Atlas airframe maintenance in-house to Polar facilities, improved crew utilization, reduced crew and ground staff travel expense, reduced professional fees, use of third-party contracted services, and renegotiated ground handling and line maintenance agreements. Management considers these amounts realizable over time and has an implementation team in place. Management continues to search for other cost savings opportunities.

BALANCE SHEET ASSUMPTIONS

      ACCOUNTS RECEIVABLE

      Accounts Receivable are forecast on a days receivable basis, based on a product by product analysis.

      PREPAID EXPENSES

      Prepaid Expenses are forecast based on fluctuations between book expense and cash disbursements primarily related to PBTH maintenance disbursements and lease payments.

      PROPERTY PLANT AND EQUIPMENT

      Property, Plant and Equipment ("PP&E") is presented pro forma for an asset impairment charge of $276 million, affecting periods prior to 2002. PP&E assumes no additional aircraft purchases.

      LONG-TERM DEBT

      The financial forecast assumes a debtor-in-possession term loan and revolver. The $18 million term loan has an interest rate of Chase Base Rate plus 650 bps. Upon emergence, the debtor-in-possession facility is assumed to be refinanced by an exit facility with similar rates and terms.

      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts Payable and Accrued Liabilities are forecast based on individual income statement line items (and traditional terms on these amounts) as well as certain maintenance events. Management forecasts that the bankruptcy filing would require a one-time funding of foreign and critical vendors of up to $27 million; however, $25 million of the effect of this onetime funding would be recovered through the extension of credit terms by vendors, neutralizing the net cash impact by August, 2004. One-half of the recovery is assumed to occur shortly after the assumed filing and one half is assumed to occur shortly after the assumed emergence.

OTHER ASSUMPTIONS

      RENT

      Book rent expense and cash payment assumptions include management's current expectations for renegotiated rents.

      RESTRUCTURING FEES

      Restructuring fees including professional and legal fees are included as a separate line item below EBIT in the financial projections.

      CAPITAL EXPENDITURES

      Capital expenditures include spare parts inventory and certain IT implementation projects. Forecasted capital expenditures are based on 2003 budgeted levels and are considered to be maintenance level. There is no assumption for payments relating to future aircraft deliveries.

      TAXES

      Management assumes that after the emergence from bankruptcy in August, 2004, any losses incurred are used to offset any future year income as available.

FRESH START BALANCE SHEET

      Fresh-start reporting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh-start reporting in accordance with GAAP (SOP 90-7). Fresh-Start reporting requires that the reorganization value of the reorganized Holdings be allocated to its assets in conformity with Accounting Principles Bulletin ("APB") Opinion No. 16 "Business Combinations" for transactions reported on the basis of the purchase method.

      The reorganization value is subject to adjustment to reflect any fluctuations in the Business Plan projections on which the valuation is based. The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in the Business Plan projections. Under the Plan all common stock in Holdings is canceled as of the Effective Date and New Common Stock is issued to certain Classes of Creditors in satisfaction of their Claims.

      THE FRESH START PROJECTED CONSOLIDATED BALANCE SHEET IS SET FORTH BELOW.

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
               FRESH START - PROJECTED CONSOLIDATED BALANCE SHEET
                                  ($ MILLIONS)

                                                                                                             Reorganized
                                                          Company Forecast   Debt Discharge   Fresh Start   Balance Sheet
                                                          ----------------   --------------   -----------   -------------
Assets:
 Current Assets:
  Cash and Short Term Investments                         $           26.4   $          0.0   $       0.0   $        26.4
  Accounts Receivable, Net                                           148.5              0.0           0.0           148.5
  Inventory, Net                                                      14.3              0.0          (3.6)           10.7
  Prepaid Expenses and Other                                          59.8              0.0           0.0            59.8
                                                          ----------------   --------------  ------------   -------------
    TOTAL CURRENT ASSETS                                  $          249.0   $          0.0  ($       3.6)  $       245.4
 Fixed Assets:
  Flight Equipment                                        $          998.4   $          0.0  ($     312.7)  $       685.7
  Ground Property & Equipment                                         40.8              0.0         (32.0)            8.8
  Less Ace Depn & Amort                                             (74.21)             0.0          74.2             0.0
                                                          ----------------   --------------   -----------   -------------
    TOTAL FIXED ASSETS                                    $          965.0   $          0.0  ($     270.5)  $       694.5
 Other Assets:
  Goodwill                                                             0.0              0.0           0.0             0.0
  Intangibles                                                         42.2              0.0          (3.3)           38.9
  Deposits and Other Assets                                          113.7            (12.3)          0.0           101.4
                                                          ----------------   --------------   -----------   -------------
    TOTAL OTHER ASSETS                                    $          155.9  ($         12.3) ($       3.3)  $       140.3
                                                          ----------------   --------------   -----------   -------------
TOTAL ASSETS                                              $        1,369.9  ($         12.3) ($     277.4)  $     1,080.2
                                                          ----------------   --------------   -----------   -------------

Liabilities & Stockholders Equity (Deficit):
 Current Liabilities:
  Current Liabilities of Long Term Debt                   $          749.1  ($        626.1)  $       0.0   $       123.0
  Accounts Payable                                                    17.0              0.0           0.0            17.0
  Accrued Expenses and Other                                          82.5              0.0           0.0            82.5
                                                          ----------------   --------------   -----------   -------------
    TOTAL CURRENT LIABILITIES                             $          848.6  ($        626.1)  $       0.0   $       222.5
 Long Term Debt, net of Current Maturities                             0.0            626.1           0.0           626.1
 Deferred Credits & Other Liabilities                                117.9              0.0        (117.9)            0.0
 Liabilities Subject to Compromise                                   677.5           (677.5)          0.0             0.0
                                                          ----------------   --------------   -----------   -------------
TOTAL LIABILITIES                                         $        1,644.0  ($        677.5) ($     117.9)  $       848.6

Stockholders Equity (Deficit):
 Common Stock and Paid-in-Capital                         $          306.7   $          0.0  ($     306.7)  $         0.0
 Common Stock (New)                                                    0.0            231.6           0.0           231.6
Total Retained Earnings (Deficit)                                   (580.8)           433.6         147.2             0.0
                                                          ----------------   --------------   -----------   -------------
TOTAL STOCKHOLDERS EQUITY (DEFICIT)                      ($          274.1)  $        665.2  ($     159.5)  $       231.6
                                                          ----------------   --------------   -----------   -------------
TOTAL LIABILITIES & Stockholders Equity (Deficit)         $        1,369.9  ($         12.3) ($     277.4)  $     1,080.2
                                                          ================   ==============   ===========   =============

      FRESH START ASSUMPTIONS

      The significant fresh-start reporting adjustments reflected in the Business Plan projections are summarized as follows:

      - AIRCRAFT INVENTORY, NET OF OBSOLESCENCE: A fresh-start adjustment of approximately $3.6 million was made due to a revaluation of aircraft inventory based on estimated fair market value as it relates to the relative fleet type.

      - FIXED ASSETS, GROSS: A fresh-start adjustment to flight and ground equipment, $312.7 and $32.0 respectively, was made to write-off gross fixed assets to their estimated fair market value.

      - ACCUMULATED DEPRECIATION OF FIXED ASSETS: A fresh-start adjustment of approximately $74.2 million was made to write-down accumulated depreciation of fixed assets as the fair value is the new cost basis.

      - LIABILITIES SUBJECT TO COMPROMISE: An adjustment of approximately $144.7 million was made to record the discharge of accounts payable and accrued liabilities pursuant to the Plan. In addition, $532.8 million of short- and long-term debt was forgiven.

      - LONG-TERM DEBT & CURRENT PORTION OF LONG-TERM DEBT: Long term debt incorporates $266.9 million of capital leases for three aircraft that were previously operating leases and $482.2 of other related debt.

      - DEFERRED CREDITS AND OTHER LIABILITIES: Adjustments were made to record the impact of fresh-start reporting, including the revaluation of deferred gains and lease costs related to operating leases on aircraft.

      - TOTAL STOCKHOLDERS EQUITY (DEFICIT): Adopting fresh-start reporting results in a new reporting entity with no retained earnings or deficit. As a result $306.7 million of paid-in-capital and $147.2 million of retained deficit was written off.

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

                NOTES AND ASSUMPTIONS TO LIQUIDATION ANALYSIS(10)

A. INTRODUCTION

Separate liquidation analyses have been prepared for Holdings, Atlas and Polar. A liquidation analysis has not been prepared for Acquisition since it is a holding company. Also, a liquidation analysis has not been prepared for Logistics since it does not have material operations or claims.

The liquidation analysis (the "Liquidation Analysis") reflects the estimated cash proceeds, net of liquidation-related costs that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on a number of estimates and assumptions that, although considered reasonable by the Debtors, are subject to significant business, economic and competitive uncertainties and contingencies beyond the Debtors' control, and which could be subject to material change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RECOVERIES FROM THE LIQUIDATION OF ASSETS REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7 AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ESTIMATED IN THE LIQUIDATION ANALYSIS.

The Liquidation Analysis is based on information from the Debtors' Schedules of Assets and Liabilities as amended (the "Schedules") as of January 29, 2004, unless noted otherwise, and assumes that the Debtors would commence a chapter 7 liquidation on August 1, 2004. The Liquidation Analysis also assumes that the Schedules is a reasonable proxy for the August 1, 2004 balance sheet.

The Liquidation Analysis assumes the liquidation of the Debtors would commence under the direction of a Court appointed trustee and would continue for a period of approximately 12 months, during which time all of the Debtors' significant assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation related costs, would then be distributed to creditors. Although some assets could be liquidated in less than 12 months, other assets would be more difficult to collect or sell, thus requiring a liquidation period substantially longer than 12 months. During the liquidation, the trustee would generally undertake: (i) the collection of receivables, (ii) the orderly sale of inventory, aircraft, rotables and other fixed assets, and
(iii) the orderly wind-down of daily operations. For certain assets, liquidation values were estimated for each asset. For other assets, liquidation values were assessed for assets in similar categories by estimating the percentage recoveries that a trustee might obtain for that category of asset.

The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with the priorities required by Bankruptcy Code sections 726 and
507. Specifically, value from the liquidation of assets generally would be distributed first to satisfy secured claims, to the

---------------
(10) Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Glossary of Defined Terms attached to the Plan as Exhibit A, or are referenced to line items in the Liquidation Analysis.

extent of the collateral value securing such claims; second to satisfy administrative expenses of the chapter 7 liquidation such as the fees and expenses of the chapter 7 trustee, asset disposition expenses, and the costs of other professionals retained by the trustee to assist with the liquidation; third to satisfy any unpaid chapter 11 administrative expenses; and finally, any remaining value would be distributed to satisfy priority unsecured claims and then general unsecured claims.

Since the Debtors' business operations would cease in a chapter 7 liquidation, all of the Debtors' major executory contracts and leases would be rejected by the trustee. The rejection of these executory contracts and leases would result in significant rejection damage claims, thereby substantially increasing the amount of general unsecured claims. Consequently, the increase in general unsecured claims caused by these rejection damage claims would materially dilute recoveries to all holders of general unsecured claims.

The Liquidation Analysis includes an estimate of the amount of Claims that could ultimately be Allowed Claims. Estimates for the various types of Claims are based solely on the Debtors' estimate and do not constitute an admission of liability by the Debtors. Unless otherwise noted herein, no order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in this Liquidation Analysis.

The Liquidation Analysis also assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other causes of action and does not include the estimated costs of pursuing those actions.

B. ATLAS AIR WORLDWIDE HOLDINGS, INC.

NOTE 1 - Organization and Ownership

Holdings is the direct parent of Atlas, Acquisition and Logistics, and the indirect parent of Polar as well as other non-debtor subsidiaries.

NOTE 2 - Scheduled Asset Values

Unless otherwise noted, the asset values used in this Liquidation Analysis are based on information from the Debtors' Schedules as of January 29, 2004 and are assumed to be a proxy for such asset values as of August 1, 2004. Value for Cash is based upon the Debtors' cash flow projection dated April 12, 2004. Value for third-party accounts receivable is based upon most recent accounts receivable amounts in order to take into consideration recent information. The foregoing asset values for Holdings do not include asset values from Atlas and Polar.

NOTE 3 - Cash, Cash Equivalents and Short Term Investments

Cash, Cash Equivalents and Short Term Investments include cash in Holdings' bank accounts and cash equivalents, as well as security deposits.

It is assumed that during the liquidation period operations would not generate additional cash available for distribution and that interest income that could be earned on cash proceeds pending distribution is immaterial. Based on the Debtor's most recent cash flow projection dated April 12, 2004, Cash at Holdings has been adjusted to reflect an estimated balance as of August 1, 2004. It is assumed that the $266,430 of cash held in Holdings' accounts is fully recoverable.

Zero recovery is assumed for security deposits since it is assumed that the holder of the security deposit would offset any claims by security deposits.

NOTE 4-Accounts Receivable, Gross

Accounts Receivable, Gross includes intercompany receivables from Atlas and Polar. The estimated recovery of intercompany receivables is based on the estimated percentage recovery on General Unsecured Claims at each Debtor.

NOTE 6 - Other Current Assets

Other Current Assets primarily include income tax receivables. Holdings assumes 90% recovery on income tax receivables.

NOTE 10 - Liquidation of Non-Debtor Subsidiaries

Holdings' investments are represented by the equity ownership in Atlas, Polar (through Acquisition), Logistics and other non-debtor subsidiaries. These investments do not have any value in a liquidation based on the relative liquidation analyses of Atlas and Polar (detailed below), which in both cases show no recovery to equity interests. Holdings is assumed to recover $50,000 of cash held at Logistics. Holdings has a 49% equity stake in GSS which is assumed to have no equity value in a liquidation scenario. Holdings' other non-debtor subsidiaries have no material assets or operations and are also assumed to have no equity value in a liquidation scenario.

NOTE 31 - Other Unsecured Claims

The obligations under the Aircraft Credit Facility, the leases between Atlas and AFL III and certain leases between Polar and GECAS are guaranteed by Holdings and therefore any deficiency on these obligations are assumed to be unsecured claims asserted against Holdings.

NOTE 32 - Intercompany Payables

Intercompany Payables owed to Atlas and Polar are Unsecured Claims asserted against Holdings. Recovery on these claims is assumed to be pari passu to other Unsecured Claims asserted against Holdings.

C. ATLAS AIR, INC.

NOTE 1 - Organization and Ownership

Atlas is a wholly owned subsidiary of Holdings.

NOTE 2 - Scheduled Asset Values

Unless otherwise noted, the asset values used in this Liquidation Analysis are based on information from the Debtors' Schedules as of January 29, 2004 and are assumed to be a proxy for such asset values as of August 1, 2004. Value for Cash is based upon the Debtors' most recent cash flow projection dated April 12, 2004. Value for third-party accounts receivable is based upon most recent accounts receivable amounts in order to take into consideration recent information. The balances exclude the assets of certain Atlas non-debtor subsidiaries, including Atlas Air Crew Services and AFL III, among others.

NOTE 3 - Cash, Cash Equivalents and Short Term Investments

Cash, Cash Equivalents and Short Term Investments include cash in Atlas's domestic and foreign bank accounts and cash equivalents, as well as security deposits, and other short-term investments.

It is assumed that operations during the liquidation period would not generate additional cash available for distribution and that interest income that could be earned on cash proceeds pending distribution is immaterial. Based on the Debtor's most recent cash flow projection, Cash at Atlas has been adjusted to reflect an estimated balance as of August 1, 2004 which includes half of the drawn $18 million DIP term loan. Balance assumes that any remaining availability on the DIP Facility is not drawn. It is assumed that the $50.7 million of Cash held in Atlas's account is fully recoverable.

The balance for security deposits of $4.4 million from the Schedules is assumed to be a proxy for the security deposits of Atlas as of August 1, 2004. Zero recovery is assumed for security deposits since it is likely that the holder of the security deposit would offset any claims by security deposits.

NOTE 4 - Accounts Receivable, Gross

Accounts Receivable, Gross includes domestic and foreign receivables from major international airlines, the U.S. government and other sources. A portion of Accounts Receivable, Gross is an intercompany receivable from Polar, Holdings and other subsidiaries. The estimated recovery of intercompany receivables is based on the estimated percentage recovery on General Unsecured Claims at each Debtor. The estimated recovery of the $10.7 million post-petition intercompany receivable from Polar is based on the estimated percentage recovery on Administrative Claims and is assumed to be fully recoverable. This $10.7 million amount represents the net intercompany charge due to Atlas and is generally comprised of wet and dry lease amounts and shared services charges. The book values of Accounts Receivable, Gross are unaudited values of

Atlas as of February 29, 2004, and are assumed to be a proxy for the assets of Atlas as of August 1, 2004.

The recovery of Accounts Receivable, Gross also assumes that a chapter 7 trustee would retain certain existing staff of Atlas to undertake an aggressive collection effort for outstanding trade accounts receivable. Recoverable accounts receivable is assumed to include all third party trade accounts receivable (including third party foreign receivables). The liquidation value of accounts receivable was estimated by applying discount factors to certain categories of accounts receivable consistent with industry discussions with financing sources during the DIP financing process. Hypothetical liquidation recovery percentages were increased 5% and 10% for domestic and foreign receivables, respectively, from borrowing base levels indicated by DIP lenders. Thus, the liquidation value of Accounts Receivable, Gross is estimated to be 90% for eligible domestic receivables and 35% for eligible foreign receivables. These estimates of the proceeds that would be available in an orderly liquidation process take into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Specifically, the lower recovery percentage applied to foreign receivables accounts for the potential difficulty of collecting its foreign receivables in a liquidation scenario. The recovery on Accounts Receivable, Gross may be further depressed by potential damage claims for breach of customer contracts that may be offset against outstanding receivables.

NOTE 5 - Prepaid Expenses

Prepaid Expenses include prepayments made by Atlas on account of rent, maintenance, fuel, aircraft security deposits and others. It is assumed that the probability of recovering prepayments would be zero and that they would be consumed during the liquidation period. The recovery on Prepaid Expenses may be further depressed by potential damage claims for breaches of or the likely rejection of contracts that may be offset against outstanding amounts owed to Atlas.

NOTE 6 - Other Current Assets

Other Current Assets primarily include income tax receivables and insurance claims. The recovery value on income tax receivables and insurance claims is estimated to be 90%.

NOTE 7 - Property, Plant & Equipment

Aircraft and Accessories

Flight equipment includes owned aircraft, spare engines and rotables, as well as leasehold improvements on leased aircraft.

Recovery value in a liquidation context for owned aircraft are assumed to be $9 million to $15 million for 747-200s and 747-300s and approximately $66 million for the two 747-400s. The value of these aircraft was estimated considering an average of the apprised values per aircraft performed by up to four third party appraisers in late 2003 and early 2004, adjusted to reflect a forced-sale scenario. To the extent a liquidation value was not provided by the appraiser, management relied on the opinion of a third party appraiser that the liquidation values would be 25% to 35% below fair market value and such discount was applied to fair market value to yield liquidation value. The liquidation value of aircraft considers the sale of aircraft under stressed conditions, such as an artificially limited marketing time period, the perception of the seller being under duress to sell, an auction, a liquidation, commercial restrictions, legal complications or other such factors that significantly reduce the bargaining leverage of the seller and give the buyer a significant advantage that can translate into heavily discounted actual trading prices. In addition, the distress value on the aircraft accounts for the effect of a large number of formerly owned and leased wide-body cargo aircraft being released into the market simultaneously.

Recovery values for spare engines are assumed to be $200,000 for each CF6-50E2s and $3.2 million for each CF6-80C2s. Recovery values for simulator, rotables, airframes, engine parts and consumable expendables are assumed to be between 20% and 30% of net book value. The value of these items was estimated considering:
(i) amounts quoted in recent, reputable and widely read industry publications,
(ii) management's and its advisors' extensive knowledge of the air cargo industry, (iii) management's estimate of demand for particular engine types,
(iv) the accounting department's discussions with appraisers to determine an impairment charge for 2001 and 2002, and (v) estimated cost of replacement. It is assumed that the aircraft, spare engines and rotables are sold at auction.

All leased aircraft, including the 13 aircraft leased under the AFL III loan and the 10 leased aircraft under the EETC Transactions, are assumed to be rejected, resulting in no recovery on leasehold improvements.

Other PP&E

Other PP&E includes automobiles, trucks, trailers, other vehicles, office equipment, furnishings, supplies, computers, software, machinery, furniture, equipment and inventory. Recovery value is assumed to be between 10% and 15% of net book value and is based on factors such as age of equipment, useful life, marketability, demand for the product and a bulk sale at auction.

NOTE 8 - Route Rights and Other Intangible Assets

Management assumes no recovery value of the Brazilian route rights based on: (i) the difficulty of transferring the ownership of the rights; and (ii) Brazilian government's issuance of additional slots resulting in overcapacity of such rights in the marketplace.

Other potential intangible assets include trade names and customer lists. Management assumes no recovery value for these assets.

NOTE 9 - Loan Fees, Net

Loan Fees, Net consists of capitalized costs associated with the issuance of debt including the Senior Notes. Loan Fees, Net are assumed to have zero value.

NOTE 10 - Liquidation of Non-Debtor Subsidiaries

Non-Debtor Subsidiaries include, among others, Atlas Air Crew Services (a UK entity) and AFL III. The stock of these subsidiaries is assumed to have no value in a liquidation scenario. Also, it is assumed that interests in other partnerships and joint ventures do not have any liquidation value.

NOTE 11 - Payroll / Overhead Costs

Corporate payroll and certain operating costs incurred during the liquidation for the combined Atlas and Polar are based upon the assumption that certain operational and corporate functions would be retained to oversee the liquidation process. This staff would maintain and close the accounting records and complete certain administrative tasks including payroll and tax forms and records. Furthermore, certain minimum staff would be required at the physical locations to complete the closure of the facilities and to oversee the sale process for aircraft and other PP&E. Payroll and overhead costs were estimated assuming: (i) the salary and benefits of 75 employees for two months, 25 employees for one month, and 10 employees for nine months; and (ii) $250,000 per month of additional other monthly administrative overhead charges for four months and $100,000 per month for eight months. These overhead charges include, among other things, transportation costs and the lease of less expensive temporary space for use in winding down the operations. One month of aircraft parking at the cost of $2,000 per aircraft is assumed for all of the planes in the fleet. It is also assumed that there will be a 20% stay bonus for employee retention through the Chapter 7 liquidation period.

Costs are allocated based on net proceeds from the liquidation of Atlas and Polar.

NOTE 12 - Selling Commissions

It is estimated that selling commissions are based on the recovery value associated with the liquidation of the unencumbered engines, ground equipment and other property. These selling commissions are 5% for engines, ground equipment and other property. It is assumed that encumbered assets such as aircraft and engines are returned to the lessor/lender and therefore no selling commission is incurred by Atlas.

NOTE 13 - Chapter 7 Trustee Fees

Chapter 7 Trustee Fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total liquidation value of Atlas (not including cash).

NOTE 14 - Chapter 7 Professional Fees

Chapter 7 Professional Fees for the combined Atlas and Polar include legal, accounting and other fees expected to be incurred during the 12-month liquidation period and not already deducted from liquidation values. Monthly professional fees for staff to assist the estates and the Chapter

7 trustee with the process are assumed to be $275,000 per month for a period of 12 months (consisting of $75,000 per month in accounting fees and $200,000 per month in legal fees). In addition, it is assumed that $500,000 is required for other professional fees over the liquidation period.

Fees are allocated based on net proceeds from the liquidation of Atlas and Polar.

NOTE 15 - DIP Financing Facility Secured Claims

At August 1, 2004 the Atlas obligation under the DIP Credit Facility is estimated to be $9 million. This represents half of the $18 million term loan portion of the DIP Credit Facility that was drawn at closing. Any remaining availability on the DIP Facility is not drawn. The professional fee carve-out for the combined Atlas and Polar at August 1, 2004 is estimated to be $3 million. Professional fees are allocated based on net proceeds from the liquidation of Atlas and Polar. The DIP Credit Facility claims and the professional fee carve-out for accrued and unpaid professional fees from the chapter 11 estates are paid prior to the chapter 7 liquidation costs, with the professional fee carve-out paid in its entirety first and the DIP Credit Facility claims paid subsequently. In addition, half of the $21.7 million Deferred Rent DIP entered into with the EETC lenders is assumed to be a secured obligation of Atlas.

NOTE 16 - Bank Debt

Bank Debt includes on balance sheet debt obligations owed to Bane One Leasing Corporation, Deutsche Bank Trust Company Americas, Hypovereinsbank Luxembourg Societe Anonyme and Key Corp Leasing as well as related accrued and unpaid interest Balances are projected to August 1, 2004 based on the Schedules less any scheduled amortization that has occurred during the pendency of the Bankruptcy Case. It is assumed that the Bank Debt is secured up to the liquidation value of the underlying collateral. The balance of any debt that is not satisfied by the liquidation value of the underlying collateral is an unsecured deficiency claim and is included in the estimated amount for General Unsecured Claims.

NOTE 17 - EETC Equipment Note Obligations

EETC Equipment Note Obligations are obligations arising under certain equipment notes associated with Atlas Air owned aircraft in the 1998 and 1999 EETC program years (specifically, those associated with 747-400 aircraft, N494MC and N495MC) as well as related accrued and unpaid interest Balances are projected to August 1, 2004 based on the Schedules less any scheduled amortization that has occurred during the pendency of the Bankruptcy Case. The balance of any EETC Equipment Note Obligation that is not satisfied by the value of the underlying aircraft collateral is an unsecured deficiency claim and is included in the estimated amount for General Unsecured Claims.

NOTE 18 - Letters of Credit

Since the Letters of Credit are fully collateralized with cash, these claims are assumed to receive a 100% recovery.

NOTE 19 - Chapter 11 Professional Fees

Any accrued and unpaid chapter 11 professional fees remaining after payment from the professional fee carve-out are assumed to be paid after the chapter 7 administrative expenses.

NOTE 20 - Post-Petition Accounts Payable and Post-Petition Accrued Liabilities

The Post-Petition Accounts Payable balance is based on an estimate of trade payables incurred during the administration of the chapter 11 bankruptcy case and outstanding as of August 1, 2004. Post-Petition Accrued Liabilities include aircraft maintenance accruals, direct operating accruals and other accruals. The Post-Petition Accrued Liabilities amount is based on an estimate of accrued liabilities that would occur during the administration of the chapter 11 bankruptcy case and outstanding as of August 1, 2004.

NOTE 21 - Priority Wage/Benefit Claims

Atlas was current on all wages, benefits and accrued vacation time as of the Petition Date and/or received authorization from the bankruptcy court pursuant to first day orders to bring these amounts current.

It is also assumed that there are no payments remaining under any key employee retention plan, no WARN Act claims, and other benefits such as healthcare outstanding as of August 1, 2004

NOTE 22 - Priority Tax Claims

Priority Tax Claims include, among others, property taxes, excise taxes and petroleum business taxes.

NOTE 24 - Secured Debt - Deficiency Claim

Secured Debt - Deficiency Claim is equal to the amount of secured debt in excess of the liquidation value of the underlying collateral including aircraft, engines and other assets.

NOTE 25 - Pre-Petition Trade Payables

Pre-Petition Trade Payables are based on the amount of accounts payable that existed on the Petition Date as estimated April 16, 2004. This estimate takes into account payments already made to critical and foreign vendors. This amount is based on anticipated amendments to the amounts designated on the Schedules.

NOTE 26 - Accrued Liabilities

Post-Petition Accrued Liabilities include aircraft maintenance accruals, direct operating accruals and other accruals. This estimate takes into account payments already made to critical and foreign vendors. This amount is based on anticipated amendments to the amounts designated on the Schedules.

NOTE 27 - Senior Notes Claims

Senior Notes Claims consists of: $137.5 million in 10.75% Senior Notes due 2005; $153.0 million in 9.375% Senior Notes due 2006; $147.0 million in 9.25% Senior Notes due 2008; and $49.5 million in related accrued and unpaid interest through the Petition Date.

NOTE 28 - Unsecured Reimbursement Obligation

The reimbursement obligation under the letter of credit issued by Deutsche Verkehrsbank is an unsecured claim of approximately $15 million. No cash or other deposit collateralizes this letter of credit.

NOTE 29 -Aircraft Lease Rejection Claims

It is assumed that all aircraft leases are rejected on August 1, 2004 and the lease rejection damages are asserted against Atlas. These lease rejections give rise to substantial additional unsecured claims. These amounts are estimated using methodologies consistent with the terms of each rejected aircraft lease. It has also been assumed that no aircraft leases were assumed prior to August 1, 2004. The fair market sales value and fair market rental value used in the calculation of Aircraft Lease Rejections were estimated considering an average of the appraised values per aircraft performed by up to four third party appraisers in late 2003 and early 2004, adjusted to reflect a forced-sale scenario. To the extent a liquidation value was not provided by the appraiser, management relied on the opinion of a third party appraiser that the liquidation values would be 25% to 35% below fair market value and such discount was applied to fair market value to yield a liquidation value. The distress value of aircraft considers the sale of aircraft under abnormal conditions, such as an artificially limited marketing time period, the perception of the seller being under duress to sell, an auction, a liquidation, commercial restrictions, legal complications or other such factors that significantly reduce the bargaining leverage of the seller and give the buyer a significant advantage that can translate into heavily discounted actual trading prices. In addition, the distress value on the aircraft accounts for the effect of a large number of formerly owned and leased wide-body cargo aircraft being released into the market simultaneously.

NOTE 30 - Salaries, Wages & Benefits

It is assumed that employment agreements and labor agreements are rejected as of August 1, 2004. Damages arising from the rejection of these contracts are 12 months of severance pay for Atlas executives, approximately 60 days of pay for Atlas crew (30 days of pay in lieu, 30 hours of furlough pay, and two weeks of vacation pay) and 30 days of pay for Atlas ground staff.

NOTE 31 - Other Unsecured Claims

Other Unsecured Claims includes unsecured claims not specifically categorized in the Liquidation Analysis such as real property and equipment lease rejection claims, aircraft purchase agreement rejection claims and aircraft maintenance agreement rejection claims; however, it does not include rejection damage claims for other executory contracts or leases. The Liquidation Analysis does not include an estimate for other unsecured claims, such as claims of owner participants in the EETC transactions arising under various indemnification agreements and claims of customers under existing ACMI and other agreements arising from failure of Atlas to perform and render services under such agreements. These types of claims are difficult to estimate but are presumed to occur in a liquidation context due to the cessation of Atlas's business operations and the resulting rejection of ACMI contracts and lease agreements in the EETC Transactions. These claims are likely substantial and would significantly reduce the recovery estimated for unsecured creditors in the Liquidation Analysis.

NOTE 32 - Intercompany Payables

Intercompany Payables owed to Holdings, Polar and other subsidiaries are unsecured claims asserted against Atlas. Recovery on these claims is assumed to be pari passu with other Unsecured Claims asserted against Atlas.

D. POLAR AIR CARGO, INC.

NOTE 1 - Organization and Ownership

Polar is a wholly owned subsidiary of Acquisition. Acquisition is a wholly owned subsidiary of Holdings.

NOTE 2 - Scheduled Asset Values

Unless noted otherwise, the asset values used in this Liquidation Analysis are based on information from the Debtors' Schedules as of January 29, 2004 and are assumed to be a proxy for such asset values as of August 1, 2004. Value for Cash is based upon the Debtors' most recent cash flow projection. Value for third-party accounts receivable is based upon most recent accounts receivable amounts in order to take into consideration recent information.

NOTE 3 - Cash, Cash Equivalents and Short Term Investments

Cash, Cash Equivalents and Short Term Investments include cash in Polar's domestic and foreign bank accounts and cash equivalents as well as security deposits, and other short term investments.

It is assumed that operations during the liquidation period would not generate additional cash available for distribution and that interest income that could be earned on cash proceeds pending distribution is immaterial. Based on the Debtor's most recent 13-week cash flow model dated April 12, 2001, Cash at Polar has been adjusted to reflect an estimated balance as of August 1,

2004 which includes half of the drawn $18 million DIP term loan. Balance assumes that the any remaining availability on the DIP Facility is not drawn. It is assumed that the $25.2 million of Cash held in Polar's accounts is fully recoverable.

The balance for security deposits of $5.1 million from the Schedules is assumed to be a proxy for the security deposits of Polar as of August 1, 2004. Zero recovery is assumed for security deposits since it is assumed that the holder of the security deposit would offset any claims by security deposits.

NOTE 4 - Accounts Receivable, Gross

Accounts Receivable, Gross includes domestic and foreign receivables from the U.S. government, freight forwarders, International Air Transport Association ("IATA") and other sources. A portion of Accounts Receivable, Gross is an intercompany receivable from Atlas and Holdings. The estimated recovery of intercompany receivables is based on the estimated percentage recovery on General Unsecured Claims at each Debtor. The book values of Accounts Receivable, Gross are unaudited values of Polar as of February 29, 2004, and are assumed to be a proxy for the assets of Polar as of August 1, 2004.

The recovery on Accounts Receivable, Gross also assumes that a chapter 7 trustee would retain certain existing staff of Polar to undertake an aggressive collection effort for outstanding trade accounts receivable. Recoverable accounts receivable is assumed to include all third party trade accounts receivable (including third party foreign receivables). The liquidation value of accounts receivable was estimated by applying discount factors to certain categories of accounts receivable consistent with industry discussions with financing sources during the DIP financing process. Hypothetical liquidation recovery percentages were increased 5% and 10% for domestic and foreign receivables, respectively, from borrowing base levels indicated by DIP lenders. Thus, the liquidation value of Accounts Receivable, Gross is estimated to be 90% for eligible domestic receivables and 35% for eligible foreign receivables. These estimates of the proceeds that would be available in an orderly liquidation process take into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Specifically, the lower recovery percentage applied to foreign receivables accounts for the potential difficulty of collecting its foreign receivables in a liquidation scenario. The recovery on Accounts Receivable, Gross may be further depressed by potential damage claims for breach of customer contracts that may be offset against outstanding receivables.

NOTE 5 - Prepaid Expenses

Prepaid Expenses include prepayments made by Polar on account of fuel, maintenance, insurance and others. It is assumed that the probability of recovering prepayments would be zero and that they would be consumed during the liquidation period. The recovery on Prepaid Expenses may be further depressed by potential damage claims for breaches of or the likely rejection of contracts that may be offset against outstanding amounts owed to Polar.

NOTE 6 - Other Current Assets

Other Current Assets primarily include income tax receivables and insurance claims. The recovery value on income tax receivables and insurance claims is estimated to be 90%.

NOTE 7 - Property, Plant & Equipment

Aircraft and Accessories

Flight equipment includes an owned aircraft, spare engines and leasehold improvements on leased aircraft.

Recovery value in a liquidation context or the owned aircraft is assumed to be $8.6 million for the 747-200. The value of this aircraft was estimated considering an average of the appraised values performed by two third party appraisers in December 2003, adjusted to reflect a forced-sale scenario. Management relied on the opinion of a third party appraiser that the liquidation values would be 25% to 35% below fair market value and such discounts applied to fair market value to yield liquidation values. The liquidation value of aircraft considers the sale of aircraft under stressed conditions, such as an artificially limited marketing time period, the perception of the seller being under duress to sell, an auction, a liquidation, commercial restrictions, legal complications or other such factors that significantly reduce the bargaining leverage of the seller and give the buyer a significant advantage that can translate into heavily discounted actual trading prices. In addition, the distress value on the aircraft accounts for the effect of a large number of formerly owned and leased wide-body cargo aircraft being released into the market simultaneously.

Recovery values for the Pratt & Whitney JT9D-70A spare engines are assumed to be 30% of net book value. Recovery values for rotables, airframes, engine parts and consumable expendables are assumed to be between 20% and 30% of net book value. The value of these items was estimated considering: (i) amounts quoted in recent, reputable and widely read industry publications, (ii) management's and its advisors' extensive knowledge of the air cargo industry, (iii) management's estimate of demand for particular engine types, (iv) the accounting department's discussions with appraisers to determine an impairment charge for 2001 and 2002, and (v) estimated cost of replacement. It is assumed that the aircraft, spare engines and rotables are sold at auction.

All leased aircraft assumed to be rejected, resulting in no recovery on leasehold improvements.

Other PP&E

Other PP&E includes automobiles, trucks, trailers, other vehicles, office equipment, furnishings, supplies, computers, software, machinery, furniture, equipment and inventory. Recovery value is assumed to be between 10% and 15% of net book value and is based on factors such as age of equipment, useful life, marketability, demand for the product and a bulk sale at auction.

NOTE 8 - Route Rights and Other Intangible Assets

Management assumes a $50 million recovery value for the Tokyo Narita Route Franchise. Recovery value is based on the higher end of a range of liquidation values determined by a third-party consultant in April 2004. The consultant estimated a liquidation value range of $30 million to $60 million

Other potential intangible assets include a General Electric non-compete agreement, trade names and customer lists. Management assumes no recovery value for these assets.

NOTE 11 - Payroll and Overhead Costs

Corporate payroll and certain operating costs incurred during the liquidation for the combined Atlas and Polar are based upon the assumption that certain operational and corporate functions would be retained to oversee the liquidation process. This staff would maintain and close the accounting records and complete certain administrative tasks including payroll and tax forms and records. Furthermore, certain minimum staff would be required at the physical locations to complete the closure of the facilities and to oversee the sale process for aircraft and other PP&E. Payroll and overhead costs were estimated assuming: (i) the salary and benefits of 75 employees for two months, 25 employees for one month, and 10 employees for nine months; and (ii) $250,000 per month of additional other monthly administrative overhead charges for four months and $100,000 per month for eight months. These overhead charges include, among other things, transportation costs and the lease of less expensive temporary space for use in winding down the operations. One month of aircraft parking at the cost of $2,000 per aircraft is assumed for all of the planes in the fleet. It is also assumed that there will be a 20% stay bonus for employee retention through the Chapter 7 liquidation period.

Costs are allocated based on net proceeds from the liquidation of Atlas and Polar.

NOTE 12 - Selling Commissions

It is estimated that selling commissions are based on the recovery value associated with the liquidation of the aircraft, engines, ground equipment and other property. These selling commissions are 7% for the 747-200s and 5% for engines, ground equipment and other property.

NOTE 13 - Chapter 7 Trustee Fees

Chapter 7 Trustee Fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total liquidation value of Polar (not including cash).

NOTE 14 - Chapter 7 Professional Fees

Chapter 7 Professional Fees for the combined Atlas and Polar include legal, accounting and other fees expected to be incurred during the 12-month liquidation period and not already deducted from liquidation values. Monthly professional fees for staff to assist the estates and the Chapter 7 trustee with the process are assumed to be $275,000 per month for a period of 12 months (consisting of $75,000 per month in accounting fees and $200,000 per month in legal fees). In addition, it is assumed that $500,000 is required for other professional fees over the liquidation period.

Fees are allocated based on net proceeds from the liquidation of Atlas Air and Polar.

NOTE 15 - DIP Financing Facility Secured Claims

At August 1, 2004 the Polar obligation under the DIP Credit Facility is estimated to be $9 million. This represents half of the $18 million term loan portion of the DIP Credit Facility that was drawn at closing. Any remaining availability on the DIP Facility is not drawn. The professional fee carve-out for the combined Atlas and Polar at August 1, 2004 is estimated to be $3 million. Professional fees are allocated based on net proceeds from the liquidation of Atlas and Polar. The DIP Credit Facility claims and the professional fee carve-out for accrued and unpaid professional fees from the chapter 11 estates are paid prior to the chapter 7 liquidation costs, with the professional fee carve-out paid in its entirety first and the DIP Credit Facility claims paid subsequently. In addition, half of the $21.7 million Deferred Rent DIP entered into with the EETC lenders is assumed to be a secured obligation of Polar.

NOTE 18 - Letters of Credit

Since the Letters of Credit are fully collateralized with cash, these claims are assumed to receive a 100% recovery.

NOTE 19 - Chapter 11 Professional Fees

Any accrued and unpaid chapter 11 professional fees after payment from the professional fee carve-out are assumed to be paid after the chapter 7 administrative expenses.

NOTE 20 - Post-Petition Accounts Payable and Post-Petition Accrued Liabilities

The Post-Petition Accounts Payable balance is based on an estimate of accrued but unpaid trade payables as of August 1, 2004. The balance includes $10.7 million owed to Atlas for intercompany activity in the prior month. Post-Petition Accrued Liabilities include aircraft maintenance accruals, direct operating accruals and other accruals. The Post-Petition Accrued Liabilities amount is based on an estimate of accrued liabilities that would occur during the administration of the chapter 11 bankruptcy case and outstanding as of August 1, 2004.

NOTE 21 - Priority Wage/Benefit Claims

Polar was current on all wages, benefits and accrued vacation time as of the Petition Date and/or received authorization from the bankruptcy court pursuant to first day orders to bring these amounts current.

It is also assumed that there are no payments remaining under any key employee retention plan, no WARN Act claims and other benefits such as healthcare outstanding as of August 1, 2004.

NOTE 22 - Priority Tax Claims

Priority Tax Claims include, among others, excise taxes and petroleum business taxes.

NOTES 25 - Pre-Petition Trade Payables

Pre-Petition Trade Payables are based on the amount of accounts payable that existed on the Petition Date as estimated April 16, 2004. This estimate takes into account payments already made to critical and foreign vendors. This amount is based on anticipated amendments to the amounts designated on the Schedules.

NOTES 26 - Accrued Liabilities

Post-Petition Accrued Liabilities include aircraft maintenance accruals, direct operating accruals and other accruals. This estimate takes into account payments already made to critical and foreign vendors. This amount is based on anticipated amendments to the amounts designated no the Schedules.

NOTE 28 - Letters of Credit

Letters of Credit include the unsecured credits provided by various lending institutions.

NOTE 29 -Aircraft Lease Rejection Claims

It is assumed that all aircraft leases are rejected on August 1, 2004 and the lease rejection damages are asserted against Polar. These lease rejections give rise to substantial additional unsecured claims. The amounts are estimated using methodologies consistent with the terms of each rejected aircraft lease. It has also been assumed that no aircraft leases were assumed prior to August 1, 2004. The fair market sales value and fair market rental value used in the calculation of Aircraft Lease Rejections were estimated considering an average of the appraised values per aircraft performed by up to four third parties in late 2003 and early 2004, adjusted to reflect a forced-sale scenario. To the extent a liquidation value was not provided by the appraiser, management relied on the opinion of a third party appraiser that the liquidation values would be 25% to 35% below fair market value and such discount was applied to fair market values to yield a liquidation value. The distress value of aircraft considers the sale of aircraft under abnormal conditions, such as an artificially limited marketing time period, the perception of the seller being under duress to sell, an auction, a liquidation, commercial restrictions, legal complications or other such factors that significantly reduce the bargaining leverage of the seller and give the buyer a significant advantage that can translate into heavily discounted actual trading prices. In addition, the distress value on the aircraft accounts for the effect of a large number of formerly owned and leased wide-body cargo aircraft being released into the market simultaneously.

NOTE 30 - Salaries, Wages & Benefits

It is assumed that employment agreements and labor agreements are rejected as of August 1, 2004. Damages arising from the rejection of these contracts are 12 months of severance pay for Polar executives, 45 days of pay for Polar crew (30 days of pay in lieu plus two week vacation) and 30 days of pay for Polar ground staff.

NOTE 31 - Other Unsecured Claims

Other Unsecured Claims is an estimate for Other Unsecured Claims not specifically categorized in the Liquidation Analysis and includes real property and equipment lease rejection claims, aircraft maintenance agreement rejection claims and rejection damage claims for other executory contracts or leases. These types of claims are difficult to estimate but are presumed to occur in a liquidation context due to the cessation of Polar's business operations and the resulting rejection of such leases and agreements. These claims are likely substantial and would significantly reduce the recovery estimated for unsecured creditors in the Liquidation Analysis.

NOTE 32 - Intercompany Payables

Intercompany Payables owed to Holdings and Atlas are unsecured claims asserted against Polar. Recovery on these claims is assumed to be pari passu with other Unsecured Claims asserted against Polar.

                                    EXHIBIT F

               BINDING TERM SHEET AGREEMENT FOR GLOBAL SETTLEMENT
                    WITH PUT/CALL AGREEMENT FOR SUBSCRIPTION

               BINDING TERM SHEET AGREEMENT FOR GLOBAL SETTLEMENT

         This Binding Term Sheet Agreement for Global Settlement (the "Term Sheet") outlines the material terms and conditions of a global settlement of all claims and controversies by and among Atlas Air Worldwide Holding, Inc. ("Holdings"); Atlas Air, Inc. ("Atlas"); Polar Air Cargo, Inc. ("Polar"); Airline Acquisition Corp. I ("Acquisition"); and Atlas Worldwide Aviation Logistics, Inc. ("Logistics") (collectively, the "Debtors"); the Official Committee of Unsecured Creditors of Atlas Air, Inc. (the "Atlas Committee"); and the Official Committee of Unsecured Creditors of Polar Air Cargo, Inc. (the "Polar Committee," and collectively with the Debtors and the Atlas Committee, the "Parties"). The compromise described in this Term Sheet will be embodied in and implemented through an amended joint chapter 11 plan of the Debtors (the "Plan"). This Term Sheet is not meant to be an exhaustive treatment of all terms and conditions that will be incorporated in the Plan.

                                    RECITALS

         A. On January 30, 2004 (the "Petition Date"), the Debtors filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (as amended, the "Bankruptcy Code"). The Debtors continue to operate their businesses and manage their assets as debtors-in-possession under 11 U.S.C. Sections 1107(a) and 1108.

         B. Shortly after the Petition Date, the United States Trustee appointed the Atlas Committee(1) and the Polar Committee.(2)

         C. On April 19, 2004, the Debtors filed their Joint Plan of Reorganization of the Debtors and corresponding Disclosure Statement under 11 U.S.C. Section 1125 in Support of the Debtors' Joint Chapter 11 Plan (the "Disclosure Statement"). Litigation has taken place among the Debtors, the Atlas Committee, and the Polar Committee concerning various issues related to the Plan. The hearing on the adequacy of the Disclosure Statement commenced on May 24, 2004, and was continued until June 7, 2004.

         D. The Parties have reached an agreement on a global settlement of all current claims and controversies among them arising out of the Debtors' chapter 11 cases. The terms and conditions of the global settlement are described below, and shall be implemented in the Plan.

                      TERMS OF GLOBAL SETTLEMENT AGREEMENT

         1. All creditors holding allowed general unsecured claims against Polar (excluding the intercompany claims against Polar) (the "Polar Creditors") will receive cash in an amount equal to 60% of the allowed amount of their respective general unsecured claims (the "Polar Distribution"). Distributions to the Polar Creditors will commence as soon as practicable after the Effective Date (as defined in the Plan) and, in any event, on or before October 1, 2004, and

------------------
(1) See Notice of Appointment of Creditors' Committee Holding Unsecured Claims for Atlas Air, Inc. for a list of the members of the Atlas Committee

(2) See Notice of Appointment of Creditors' Committee Holding Unsecured Claims for Polar Air Cargo, Inc. for a list of the members of the Polar Committee.

shall be made at least quarterly thereafter until the full amount of the Polar Distribution has been paid. The Debtors agree to commence promptly the process of reconciling claims held by the Polar Creditors and will provide the Polar Committee with reasonable periodic updates on such claims reconciliation process through the Effective Date. The Polar Creditors will receive only the Polar Distribution under the Plan on account of their allowed general unsecured claims, and will not be entitled to participate in any convenience class established under the Plan.

         2. On or before June 4, 2004 at 4:00 p.m. EDT, the Backstopping Creditors (as defined below) will deposit immediately available funds or post a letter or letters of credit (the "Backstop Funds") for the full amount of the Subscription Amount (as defined below) in accordance with documents acceptable to the Parties and the Backstopping Creditors (the "Backstop Agreement") pursuant to the Put/Call Letter Agreement, a copy of which is attached hereto as
Exhibit 1.

         3. On the Effective Date and as a condition to the effectiveness of the Plan, a cash reserve in the aggregate amount of $40,153,074.20 (the "Reserve") will be established in trust for payment of the Polar Distribution. The Reserve will be funded with (a) $20 million from the Debtors' cash on hand on the Effective Date and (b) $20,153,074.20 in the form of immediately available funds (the "Subscription Amount"). The Subscription Amount will be funded from the funds that are paid by the Subscribing Creditors (as defined below) in accordance with paragraph 7 below and the Backstop Funds. The Backstop Funds that are not necessary to fund the Subscription Amount will be promptly returned on a dollar-for-dollar basis to the Backstopping Creditors as the Subscribing Creditors deposit their respective amounts to cover the cost of their subscription. The funds held in the Reserve shall be held in trust for the benefit of the Polar Creditors and shall be used only to satisfy the Polar Distribution; provided, however, on payment in full of the Polar Distribution, any remaining funds in the Reserve shall revert to the Debtors for working capital purposes. After the exhaustion of all amounts held in the Reserve, any amount in excess of the $40,153,074.20 that is required to fund the Polar Distribution will be paid by the Debtors from their available cash in accordance with the Plan.

         4. Holders of allowed general unsecured claims against Atlas, except Convenience Claims (as defined in the Plan) and intercompany claims (the "Atlas Creditors"), will receive under the Plan (a) a pro rata share of certain shares of the New Common Stock (as defined in the Plan) based on the allowed amount of their respective claims and (b) the right to participate in a subscription (the "Subscription") to purchase at a price of $11.60 per share up to an aggregate of 1,158,223 shares of New Common Stock (the "Subscription Stock"), subject to the Subscription limitations set forth in paragraph 5 of this Term Sheet. Such share price is based on an initial issuance of 20 million shares of New Common Stock and an equity valuation of the reorganized Debtors of $232 million. The Backstop Agreement will provide that the Backstopping Creditors will purchase any shares of Subscription Stock not subscribed for by the Subscribing Creditors.

         5. Each Atlas Creditor electing to subscribe (each a "Subscribing Creditor") to the Subscription may participate in the Subscription on a pro rata basis as described in the Put/Call Letter Agreement attached hereto.

         6. The Backstopping Creditors will be obligated to subscribe for and purchase (at a price of $11.60 per share) 579,111 shares of the New Common Stock.

         7. Each Atlas Creditor will be entitled to participate in the Subscription by indicating its election to do so on its ballot for voting on the Plan. Each Subscribing Creditor will be required to deposit immediately available funds with the Debtors in the account designated on the ballot on or before July 12, 2004 at 4:00 p.m. EDT in an amount necessary to pay its subscription in full. If a Subscribing Creditor does not deposit a sufficient amount of immediately available funds by such deadline, then its subscription will be canceled and it will not be allowed to participate in the Subscription.

         8. The holders of allowed general unsecured claims against Holdings, Atlas, Acquisition, and Logistics (other than the holders of Convenience Claims and excluding any intercompany claims among such Debtors) shall receive a pro rata portion of 17,202,666 shares of the New Common on account of their allowed general unsecured claims.

         9. The Polar Committee and Polar Creditors shall have no representation on the reorganized Holdings board of directors or the board of directors of any of the other Debtors or their affiliated companies.

         10. All intercompany claims will be eliminated under the Plan; provided, however, that Deutsche Bank Trust Company Americas has asserted a lien on the intercompany claim in the approximate total amount of $10.3 million related to the prepetition lease/sublease of aircraft tail numbers N355MC and N505MC, but such claim will not be entitled to any distributions under the Plan.

         11. The Plan will provide for voting on a consolidated basis of all classes of general unsecured claims against the Debtors.

         12. Effective May 21, 2004, all litigation (including, without limitation, all discovery related thereto) among the Parties (including, without limitation, litigation concerning substantive consolidation, intercompany claims, and the appeal of the debtor-in-possession financing orders and orders approving certain stipulations under 11 U.S.C. Section 1110) is abated pending confirmation of the Plan. If the global compromise described in this Term Sheet is aborted for any reason, then such litigation will resume pursuant to a schedule agreed to by the parties or determined by the bankruptcy court having jurisdiction over the Debtors' chapter 11 cases or the applicable district court.

         13. The Atlas Committee and the Polar Committee will affirmatively support the Plan and will send solicitation letters acceptable to the Debtors to creditors requesting them to vote in support of the Plan.

         14. The Atlas Committee and the Polar Committee agree to the shortening of all applicable time periods under the Federal Rules of Bankruptcy Procedure so that the hearing on confirmation of the Plan can occur during the business week beginning July 12,2004.

         15. Commencing on the approval of the Disclosure Statement, the professional fees of the Polar Committee's legal advisors will be subject to a cap of $150,000 per month; provided, however, that such professional fees will not be subject to the monthly cap in the event the global settlement is aborted for any reason. The expenses incurred by such legal advisors will not be subject to the monthly cap. Nothing in this Term Sheet shall constitute a waiver by any of the Debtors, the Atlas Committee, or other party in interest to object to or otherwise challenge the reasonableness or necessity of the professional fees of the Polar Committee's legal advisors.

         16. The retention of Miller Mathis as financial advisors for the Polar Committee shall be deemed completed as of May 21, 2004, and shall not be entitled to reimbursement of any expenses incurred after such date; provided, however, that Miller Mathis is entitled to payment of its monthly advisory fee incurred through June 30, 2004. Neither the Atlas Committee nor any of the Debtors will object to or otherwise challenge the $1 million transaction fee described in the Miller Mathis retention agreement, which shall be paid on the Effective Date or as otherwise provided for in the Plan.

         17. The retention of Development Specialists, Inc. ("DSI") as financial advisors for the Polar Committee shall be terminated effective on May 21, 2004. Notwithstanding such termination, DSI will be entitled to reasonable and necessary professional fees and expenses incurred through the termination and in the preparation and prosecution of DSP's final fee application.

         18. All documents of the Debtors produced through formal discovery propounded during their chapter 11 cases (whether in metadata format or otherwise) shall be returned to the Debtors on or before the Effective Date, along with a certification by counsel for the Committees that all document production (whether in metadata format or otherwise) has been returned, is no longer in possession of the Committees, their members or advisors, and that no violation of any applicable confidentiality orders or agreements have occurred.

         19. This Term Sheet may not be amended, except by a written instrument signed by all of the Parties.

         20. The descriptive headings of the sections of this Term Sheet are inserted for reference only and do not constitute a part of this Term Sheet, nor in any way affect the interpretation of any provision of this Term Sheet.

         21. This Term Sheet shall be governed in all respects, including validity, interpretation and effect, by the Bankruptcy Code, the Bankruptcy Rules, and, to the extent necessary, the laws of the State of New York, without giving effect to the principles of conflicts of law.

         22. This Term Sheet may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         23. This Term Sheet is binding on the signatories hereto and (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties concerning the subject matter of this Term Sheet and (b) except as otherwise expressly provided herein, is not intended to confer on any other person any rights or remedies. The Atlas Committee agrees to allow the Debtors to finance the settlement embodied in this Term Sheet pursuant to the Put/Call Letter Agreement on adequate disclosure.

         24.      The following Rules of Construction apply to this Term Sheet:

                  a. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Term Sheet as a whole and not to any particular section, subsection, paragraph, or clause contained in this Term Sheet, unless the context requires otherwise.

                  b. Any reference in this Term Sheet to an existing court order, document, or exhibit means such document or exhibit as it may be amended, modified or supplemented by the Parties.

                  c. Whenever from the context it is appropriate, each term stated in either the singular or plural shall include both the singular and plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter

         25. Each of the undersigned parties represents and warrants that, except as affected by the requirements of the Bankruptcy Code for the approval of, and subject to the terms of, this Term Sheet, (a) this Term Sheet is valid and enforceable in accordance with its terms, (b) such party has taken all necessary corporate action required to authorize the execution, performance, and delivery of this Term Sheet, and (c) such party will perform and consummate all of the transactions contemplated in this Term Sheet.

         26. Unless and until the Debtors' bankruptcy cases are closed or dismissed, the United States Bankruptcy Court for the Southern District of Florida shall retain exclusive jurisdiction, and the undersigned parties consent to such exclusive jurisdiction, to hear and determine any and all matters, claims, causes of action, or disputes arising from or relating to the interpretation and/or implementation of this Term Sheet.

         27. The parties agree to negotiate in good faith any additional documents required or contemplated by this Term Sheet.

DATED: May 27, 2004.

                                       ATLAS AIR WORLDWIDE HOLDINGS, INC.

                                       /s/ JOHN W. DIETRICH
                                       -----------------------------------------
                                       Name: JOHN W. DIETRICH
                                       Title: SR. VP GENERAL COUNSEL & CHIEF
                                              HUMAN RESOURCES OFFICER

                                       ATLAS AIR, INC.

                                       /s/ WILLIAM C. BRADLEY
                                       -----------------------------------------
                                       Name: WILLIAM C. BRADLEY
                                       Title: VICE PRESIDENT & TREASURER

                                       AIRLINE ACQUISITION CORP. I

                                       /s/ JOHN W. DIETRICH
                                       -----------------------------------------
                                       Name: JOHN W. DIETRICH
                                       Title: SR. VP

                                       POLAR AIR CARGO, INC.

                                       /s/ DAVID W. LANCELOT
                                       -----------------------------------------
                                       Name: DAVID W. LANCELOT
                                       Title: SVP & CFO

                                       ATLAS WORLDWIDE AVIATION LOGISTICS, INC.

                                       /s/ JOHN W. DIETRICH
                                       -----------------------------------------
                                       Name: JOHN W. DIETRICH
                                       Title: SECRETARY

                                       THE ATLAS COMMITTEE

                                       /s/ Mark Somerstein
                                       -----------------------------------------
                                       Name: Mark Somerstein
                                       Title: Its Duly Authorized Counsel

                                       THE POLAR COMMITTEE

                                       _________________________________________
                                       Name:
                                       Title:

                                       THE ATLAS COMMITTEE

                                       _________________________________________
                                       Name:
                                       Title:

                                       THE POLAR COMMITTEE

                                       /s/ John W. Kozyak
                                       -----------------------------------------
                                       Name: John W. Kozyak
                                       Title: Co-Counsel for Atlas Committee

                                                               Execution Version

SANKATY FINANCING PARTNERS, LLC
111 HUNTINGTON AVENUE
BOSTON, MA 02199

HARBERT DISTRESSED INVESTMENT FUND, L.P.
C/O HMC DISTRESSED INVESTMENT FUND GP, LLC
555 MADISON AVENUE, SUITE 2800
NEW YORK, NY 10022

                                  May 27, 2004

Atlas Air Worldwide Holdings, Inc.
Atlas Air, Inc.
Polar Air Cargo, Inc.
Airline Acquisition Corp. I,
Atlas Worldwide Aviation Logistics, Inc.
2000 Westchester Avenue
Purchase, New York 10577

         Re: Put/Call Agreement for Subscription

Gentlemen:

         Reference is made to the chapter 11 bankruptcy cases (the "Bankruptcy Cases") currently pending before the United States Bankruptcy Court for the Southern District of Florida (together with any district court or appellate court having jurisdiction over the Bankruptcy Cases, the "Bankruptcy Court"), in which Atlas Air Worldwide Holdings, Inc. and certain of its affiliates are debtors (collectively, the "Debtors" or the "Company"), as chapter 11 case nos. 04-10792-BKC-RAM et al. Reference is also made to the Binding Term Sheet for Global Settlement (the "Term Sheet"), to which this letter agreement is annexed as Exhibit 1, and the terms of which will be incorporated into the Debtors' amended plan of reorganization (the "Plan") and corresponding disclosure statement. Capitalized terms used in this letter agreement (this "Letter Agreement") and not otherwise defined shall have the meanings provided in the Plan.

         We understand that the Debtors propose to obtain a portion of the financing required to fund cash distributions to be made under the Plan to holders of general unsecured claims against Polar Air Cargo, Inc. by offering (the "Subscription") to holders and beneficial holders of general unsecured claims against Atlas Air, Inc., which, for the purposes of the Subscription, will be treated as being in the amount that such holders or beneficial holders of general unsecured claims

                                   EXHIBIT "1"

Atlas Air, Inc., et al                  -2-                         May 27, 2004

are entitled to vote on the Plan (such Claims, the "Eligible Claims" and such holders and beneficial holders, the "Offerees") a right to subscribe to purchase 2/3 of an aggregate 1,737,334 shares of New Common Stock (as defined in the Plan) (such aggregate 1,737,334 shares of New Common Stock is referred to as the "Offered New Common Stock") for aggregate consideration of $20,153,074.20 for the Offered New Common Stock (the "Offering Consideration"). The Offered New Common Stock shall constitute approximately 8.7% of the shares of common stock of Holdings following consummation of the Plan (before considering New Common Stock to be issued on or after the Effective Date as part of the Debtors' management incentive plan and other employee stock option plan, which will both dilute all holders of New Common Stock pro rata).

         Pursuant to the Plan, each Offeree will receive an offer to participate for its pro rata share of the Subscription, and will be required to accept such by not later than July 9, 2004 at 4:00 p.m. EDT (the "Offer Deadline") and to post cash in respect of its subscription by not later than July 12, 2004 at 4:00 p.m. EDT, each in accordance with the procedures established in the Disclosure Statement or in a separate order relative to the Subscription. For purposes of this Letter Agreement, the term "pro rata" means the quotient of (x) the total Eligible Claims of such Offeree divided by (y) the total Eligible Claims of all Offerees (in each case, based on the total general unsecured claims against Atlas Air, Inc. of such Offeree(s) entitled to vote on the Plan and without duplication); provided, that the portion of the Subscription for which the Offerees are entitled to subscribe shall be limited to 2/3 of the Offered New Common Stock; and provided further, however, that the Backstop Parties (as defined below) may as Offerees, and agree that they shall, subscribe for their pro rata share of 2/3 of the Offered New Common Stock.

         In consideration for the mutual covenants and other good and valuable consideration provided for herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The Put. To provide assurance that the Subscription will be fully subscribed, the undersigned, on their own behalves and/or on behalf of the funds or accounts advised or managed by or otherwise affiliated with them, as indicated in the signature lines hereto (each, a "Backstop Party" and collectively, the "Backstop Parties") grant to the Debtors the right (a "Put Right") to put to the Backstop Parties such portion of the entire Subscription that is not subscribed to by other Offerees in accordance with the terms of this Letter Agreement, at a cash purchase price of $ 11.60 per share (the "Per Share Offering Price"). You have further requested that the Put Right be collateralized by the Backstop Parties in favor of the Debtors by the posting of one or more letters of credit and/or the establishment of an escrow satisfactory in all respects to the parties to this Letter Agreement (such letter(s) of credit or escrow, collectively, the "Collateral") on or before June 4, 2004 in the aggregate amount of the Offering Consideration. Each Backstop Party is unconditionally liable for its proportionate share of the obligations under the Put Right on the terms, and subject to the conditions, described herein. The Collateral that is not necessary to fund the Offering Consideration will be promptly returned (by reducing the amount that the Debtors may draw down under the letter(s) of credit and/or by a release of a

Atlas Air, Inc., et al                  -3-                         May 27, 2004

portion of any escrowed funds, as will be more fully described in the draw certificates related to the letter(s) of credit and the escrow agreement) on a dollar-for-dollar basis to the Backstop Parties as the Offerees deposit their respective amounts to cover the cost of their subscription. Nothing in this Letter Agreement shall affect the entitlement of the Backstop Parties to subscribe to the Subscription as Offerees, and no such subscription by the Backstop Parties as Offerees shall diminish the amount of the Offered New Common Stock that the Backstop Parties are obligated or entitled to purchase hereunder except as a part of the overall calculations of the portion of the Subscription to which Offerees have subscribed.

         2. The Put Consideration. The Debtors agree to pay to the Backstop Parties $705,357.60 as consideration for the Backstop Parties' obligations concerning the Subscription (the "Put Consideration). The Put Consideration shall be due and payable on the effective date of the Plan (or of any amended or subsequently proposed plan in any or all of the Bankruptcy Cases (the "Effective Date"). The Put Consideration shall be paid to the order of the Backstop Parties in proportion to the percentages specified for each Backstop Party on Schedule 1 hereto.

         3. Call Right. The Debtors hereby grant to the Backstop Parties a right to call from Holdings on the Effective Date, at the Per Share Offering Price, in the percentages set forth on Schedule 1, a number of shares of Offered New Common Stock equal to (x) one-third of the Offered New Common Stock plus (y)
(A) two-thirds of the Offered New Common Stock minus (B) the number of shares of Offered New Common Stock to be purchased by Offerees (other than the Backstop Parties) that have duly accepted the Subscription in accordance with the procedures outlined in the Disclosure Statement or in an order entered by the Bankruptcy Court.

         The terms and conditions of this Letter Agreement, including the Put and Call Right described herein, are all essential elements of the agreement contained herein, and the Put and Call Right will be embodied and implemented in the Plan and order confirming the Plan.

         The agreement of the Backstop Parties to grant the Put Right hereunder is further conditioned on (a) by not later than June 2, 2004, the filing with the Bankruptcy Court of a motion, in form and substance reasonably satisfactory to the Backstop Parties (the "Approval Motion") seeking approval of this Letter Agreement, including the payment of the Put Consideration and expenses pursuant to the expense reimbursement provisions provided in this Letter Agreement; (b) by not later than May 28, 2004, the filing with the Bankruptcy Court of a disclosure statement (the "Disclosure Statement") in support of the Plan, which Disclosure Statement does not contain any material and adverse modifications to the disclosure statement filed by the Debtors on April 19, 2004, regarding the following items (a) the Debtors' fleet plan (subject to adjustment to include the addition or reduction of not more than two aircraft) or business plan; (b) the Debtors' capital structure, except such modifications necessary to comply with applicable accounting standards; (c) the value of the Offered New Common Stock; or (d) the distributions to holders of general unsecured claims against Atlas Air, Inc., in each case, except for such modifications as have been approved in writing by the Backstop Parties; (c) by

Atlas Air, Inc., et al                  -4-                         May 27, 2004

not later than June 10, 2004 the entry of an order of the Bankruptcy Court approving the Disclosure Statement and establishing July 9, 2004 as the deadline for objections to, and voting on, the Plan and which order is not subject to stay, (d) by not later than June 15, 2004, the entry of an order of the Bankruptcy Court (which may be the order approving the Disclosure Statement) establishing July 9, 2004 as the deadline for Offerees to commit to subscribe to the Subscription and establishing July 12, 2004 at 4:00 p.m. EDT as the deadline for Offerees to post cash in the maximum amount necessary to fund such subscription, and which order is not subject to a stay; and (e) by not later than June 15, 2004, the entry of an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Backstop Parties (an "Approval Order") granting the Approval Motion, and which order is not subject to a stay.

         The obligation of the Backstop Parties to purchase the portion of the Subscription not subscribed for by Offerees is conditioned only on (i) by not later than July 16, 2004, the entry of an order reasonably acceptable to the Backstop Parties confirming the Plan (the "Confirmation Order"), which Plan does not contain any material and adverse modifications to the form of the chapter 11 plan and corresponding disclosure statement filed by the Debtors on April 19, 2004, regarding the following items (a) the Debtors' fleet plan (subject to adjustment to include the addition or reduction of not more than two aircraft) or business plan; (b) the Debtors' capital structure, except such modifications necessary to comply with applicable accounting standards; (c) the value of the Offered New Common Stock; or (d) the distributions to holders of general unsecured claims against Atlas Air, Inc., in each case, except for such modifications as have been approved in writing by the Backstop Parties; and (ii) by not later than July 31, 2004, the occurrence of the Effective Date of the Plan, including the issuance of the Offered New Common Stock, shall have occurred.

         It is contemplated that this Letter Agreement will be filed with the Bankruptcy Court in connection with the Approval Motion.

         Whether or not the transactions contemplated hereby are consummated, the Debtors agree: (a) to pay, within 20 days of the submission of invoices therefor to counsel to the Debtors, counsel to the official committee of unsecured creditors of Atlas Air, Inc. (the "Atlas Committee") and the United States Trustee, the reasonable and documented fees, disbursements and charges of the Backstop Parties' counsel incurred from and after May 24, 2004 in connection with the preparation and negotiation of this Letter Agreement and the transactions contemplated hereby and thereby, including, without limitation, in connection with the provision or, and release of, the Collateral and (b) to pay, directly to any third party issuer or escrow agent or, at the Backstop Parties' option, by reimbursing the Backstop Parties for, any fees and expenses incurred in connection with the provision of the Collateral, and (c) to indemnify and hold harmless the Backstop Parties and their respective general partners and the respective officers, employees, affiliates, advisors, agents, attorneys, accountants, consultants of each such entity and to hold each such person (each an "Indemnified Person") harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in

Atlas Air, Inc., et al                  -5-                         May 27, 2004

any way related to this Letter Agreement, the matters referred to herein, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon 20 days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person. Notwithstanding any other provision of this letter, no Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the proposed Subscription or the granting of the Put Right hereunder. The terms set forth in this paragraph shall survive the termination or withdrawal of the Put Right provided hereby or the failure of a condition to the obligation of the Backstop Parties to subscribe to the Subscription, and shall remain in full force and effect regardless of whether the Effective Date occurs and regardless whether the Subscription is consummated.

         Without limiting the foregoing paragraph, regardless of whether the Approval Order is entered, the Debtors acknowledge and agree that the Backstop Parties' granting of the Put Right on the terms specified herein constitutes a substantial contribution in the Bankruptcy Cases within the meaning of Section 503(b) of the Bankruptcy Code, and has conferred and will confer a substantial benefit on the Debtors' bankruptcy estates. In the event that the Approval Order is not entered or is subsequently modified, reversed or vacated such that the indemnification and expense reimbursement provisions of this Letter Agreement are not approved by the Bankruptcy Court, the Debtors agree that they will use their best efforts to support, and will not object to, any motion by the Backstop Parties or their counsel seeking reimbursement of their expenses and counsel fees for the matters described herein. The Polar Committee by its written acknowledgement below, makes the same acknowledgements and agreements as are made by the Debtors in this paragraph.

         The obligations of the Debtors pursuant to this Letter Agreement to pay the Put Consideration and the Backstop Parties' fees and expenses shall be joint and several. This letter (a) is not assignable by the Company without the prior written consent of the Backstop Parties (and any purported assignment without such consent shall be null and void), and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Notwithstanding the foregoing, the Backstop Parties may assign all or any portion of their obligations hereunder to one or more funds or accounts affiliated with or managed by the Backstop Parties. Any purported transfer of the obligations of the Backstop Parties hereunder in violation of this Letter Agreement shall be null and void ab initio. The obligations of the Backstop Parties hereunder shall be several, and not joint.

         In the event that the Collateral is not posted, pursuant to documentation consistent with the terms and conditions of this Letter Agreement and reasonably acceptable to the Backstop

Atlas Air, Inc., et al                  -6-                         May 27, 2004

Parties, the Debtors, the Atlas Committee and the Polar Committee, by 4:00 p.m. June 4, 2004, this Letter Agreement shall terminate as of such date, and there shall be no further liability of any party hereunder; provided, however, that all parties shall negotiate in good faith the terms and conditions for posting and access to the Collateral.

         This Letter Agreement sets forth the agreement of the Backstop Parties to grant the Put Right on the terms described herein and shall be considered withdrawn if we have not received the enclosed copy of this Letter Agreement signed by the Company and the Polar Committee by noon on May 27, 2004 and if the fully executed Letter Agreement shall not have been filed with the Bankruptcy Court on or before 4:00 p.m. May 27, 2004.

         The Backstop Parties acknowledge that each of the Atlas Committee and the Polar Committee (as such terms are defined in the Term Sheet) is executing the Term Sheet in reliance on the terms hereof and the obligations of the Backstop Parties hereunder, and the Backstop Parties consent to such reliance.

         This Letter Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

         This Letter Agreement may not be amended or waived except in writing signed by the Company and the Backstop Parties. This Letter Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Letter Agreement by facsimile will be effective as delivery of a manually executed counterpart of this letter.

         This Letter Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

              [The remainder of this page is intentionally blank.]

Atlas Air, Inc., et al                  -7-                         May 27, 2004

         If he foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

                                       Very truly yours.

                                       SANKATY FINANCING PARTNERS, LLC

                                       /s/ Michael J. Bevacqua
                                       -----------------------------------------
                                       By: Michael J. Bevacqua
                                       Its: Senior Vice President

                                       HARBERT DISTRESSED INVESTMENT FUND, L.P.
                                       On behalf of itself and certain
                                       affiliated funds and managed accounts

                                       By: HMC Distressed Investment Fund GP,
                                           LLC

                                       _________________________________________
                                       By: Philip A. Falcone
                                       Its: Vice President

The foregoing is hereby
 agreed to and accepted:

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By ________________________________
   Title:

Atlas Air, Inc., et al                  -7-                         May 27, 2004

         If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

                                       Very truly yours.

                                       SANKATY FINANCING PARTNERS, LLC

                                       _________________________________________
                                       By:
                                       Its:

                                       HARBERT DISTRESSED INVESTMENT FUND, L.P.,
                                       On behalf of itself and certain
                                       affiliated funds and managed accounts

                                       By: HMC Distressed Investment Fund GP,
                                           LLC

                                       /s/ Philip A. Falcone
                                       -----------------------------------------
                                       By: Philip A. Falcone
                                       Its: Vice President

The foregoing is hereby
 agreed to and accepted:

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By ________________________________
   Title:

Atlas Air, Inc., et al                  -7-                         May 27, 2004

         If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

                                       Very truly yours.

                                       SANKATY FINANCING PARTNERS, LLC

                                       _________________________________________
                                       By:
                                       Its:

                                       HARBERT DISTRESSED INVESTMENT FUND, L.P.,
                                       On behalf of itself and certain
                                       affiliated funds and managed accounts

                                       By: HMC Distressed Investment Fund GP,
                                           LLC

                                       _________________________________________
                                       By: Philip A. Falcone
                                       Its: Vice President

The foregoing is hereby
 agreed to and accepted:

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By: /s/ JOHN W. DIETRICH
    -------------------------------------
    Title: SR. VP GENERAL COUNSEL & CHIEF
           HUMAN RESOURCES OFFICER

Atlas Air, Inc., et al                  -8-                         May 27, 2004

ATLAS AIR, INC.

By: /s/ William C. Bradley
    ---------------------------------
    Title: Vice President & Treasurer

POLAR AIR CARGO, INC.

By: /s/ David W. Lancelot
    ---------------------------------
    Title: SVP & CFO

AIRLINE ACQUISITION CORP. I

By: /s/ John W. Dietrich
    ---------------------------------
    Title: Sr. VP

ATLAS WORLDWIDE AVIATION LOGISTICS, INC.

By: /s/ John W. Dietrich
    ----------------------------------
    Title: Secretary

Dated: May 27, 2004

Accepted and Agreed:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF POLAR AIR CARGO, INC.

By ___________________________________
   Title:

Dated: May 27, 2004

Atlas Air, Inc., et al                  -8-                         May 27, 2004

ATLAS AIR, INC.

By __________________________________
   Title:

POLAR AIR CARGO, INC.

By __________________________________
   Title:

AIRLINE ACQUISITION CORP. I

By __________________________________
   Title:

ATLAS WORLDWIDE AVIATION LOGISTICS, INC.

By __________________________________
   Title:

Dated: May 27, 2004

Accepted and Agreed:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF POLAR AIR CARGO, INC.

By /s/ [ILLEGIBLE]
   -----------------------------------
   Title: [ILLEGIBLE]
          POLAR COMMITTEE CO-COUNSEL

Dated: May 27, 2004

                                   SCHEDULE 1

                     PARTICIPANTS AND PERCENTAGE COMMITMENTS

SANKATY FINANCIAL PARTNERS, LLC                                 40%

HARBERT DISTRESSED INVESTMENT FUND, L.P.
(including certain affiliated funds and managed accounts)       60%

                                        1